As filed with the Securities and Exchange Commission on June 5, 2012

Registration No. 333-162718

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED STATES HEATING OIL FUND, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	20-8837345
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

United States Commodity Funds LLC 1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502 510.522.9600	Nicholas D. Gerber 1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502 510.522.9600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

W. Thomas Conner, Esq.

Reed Smith LLP

1301 K Street, N.W.

Washington, DC 20005-3317

202.414.9208

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

United States Diesel-Heating Oil Fund, LP

59,100,000 Units

United States Diesel-Heating Oil Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the NYSE Arca, Inc. (“NYSE Arca”). United States Diesel-Heating Oil Fund, LP is referred to as USDHO throughout this document. The investment objective of USDHO is for the daily changes in percentage terms of its units’ net asset value to reflect the daily changes in percentage terms of the spot price of heating oil (also known as No. 2 fuel) for delivery to the New York harbor, as measured by the daily changes in the price of the futures contract on heating oil traded on the New York Mercantile Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case the futures contract will be the next month contract to expire, less USDHO’s expenses.

Prior to June 25, 2012, United States Diesel-Heating Oil Fund, LP was known as the United States Heating Oil Fund, LP. United States Commodity Funds, LLC, the General Partner of USDHO (the “General Partner”) believes that, historically, the heating oil futures contract has been used by both industry and financial participants as a way to hedge or invest in exposure to diesel fuel due to the close physical similarities between the two products. The New York Mercantile Exchange (the “NYMEX”) recently announced changes to the physical specifications of the heating oil contract which involves the reduction in the allowable amount of sulfur in heating oil down to the levels found in diesel fuel. In doing so NYMEX specifically referenced the desire to make the heating oil contract a “…duel-use price benchmark for both the heating oil and on-road diesel markets.” As a result the General Partner believes that a change in the name of the fund is appropriate. No other change, aside from the change of the name and the designated CUSIP number, is being made to USDHO from an operational or financial standpoint. See “Changes To The Heating Oil Contract.”

The units may be purchased from USDHO only in one or more blocks of 50,000 units as described in “Creation and Redemption of Units.” A block of 50,000 units is called a Basket. USDHO issues and redeems units in Baskets on a continuous basis to certain authorized purchasers as described in “Plan of Distribution.” Each creation basket is offered and sold to an authorized purchaser at a price equal to the net asset value of 50,000 units on the day that the order to create the creation basket is accepted by the marketing agent.

The units are offered and sold to the public by authorized purchasers at prices that are expected to reflect, among other factors, the trading price of units on the NYSE Arca, the net asset value of USDHO and the supply and demand for units at the time of sale. The difference between the price paid by the authorized purchaser as underwriters and the price paid to such authorized purchasers by investors will be deemed underwriting compensation. Authorized purchasers will not receive from USDHO or any of its affiliates, any fee or other compensation in connection with the sale of units. USDHO will continuously offer creation baskets consisting of 50,000 units to authorized purchasers through ALPS Distributors, Inc., which is the marketing agent. A list of USDHO’s current authorized purchasers is available from the marketing agent. Authorized purchasers will pay a transaction fee of $350 through December 31, 2012 for each order placed to create one or more baskets; on January 1, 2013 and after the transaction fee will be $1,000. The units are listed on the NYSE Arca under the symbol “UHN.”

USDHO is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

Some of the risks of investing in USDHO include:

•	Investing in heating oil interests subjects USDHO to the risks of the heating oil industry which could result in large fluctuations in the price of USDHO’s units.

•

If certain correlations do not exist, then investors may not be able to use USDHO as a cost-effective way to invest indirectly in heating oil or as a hedge against the risk of loss in heating oil-related transactions.

•	USDHO does not expect to make cash distributions.

•	USDHO and its general partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

This is a best efforts offering; the marketing agent is not required to sell any specific number or dollar amount of units, but will use its best efforts to sell units. An authorized purchaser is under no obligation to purchase units. This is intended to be a continuous offering and is not expected to terminate until all of the registered units have been sold or three years from the date of the prospectus, whichever is earlier, although the offering may be temporarily suspended if and when no suitable investments for USDHO are available or practicable.

Investing in USDHO involves other significant risks. See “What Are the Risk Factors Involved with an Investment in USDHO?” beginning on page 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both contain important information.

	Per Unit	Per Basket
Price of the units*

*	Based on closing net asset value on May , 2012. The price may vary based on the net asset value on a particular day.

The date of this prospectus is June 25, 2012.

COMMODITY FUTURES TRADING COMMISSION

RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT COMMODITY INTEREST TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGE 55 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 6.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGE 11.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

i

UNITED STATES DIESEL-HEATING OIL FUND, LP

ii

iii

PROSPECTUS SUMMARY

This is only a summary of the prospectus and, while it contains material information about USDHO and its units, it does not contain or summarize all of the information about USDHO and the units contained in this prospectus that is material and/or which may be important to you. You should read this entire prospectus, including “What Are the Risk Factors Involved with an Investment in USDHO?” beginning on page 11, before making an investment decision about the units.

Overview of USDHO

United States Diesel-Heating Oil Fund, LP, a Delaware limited partnership (“USDHO” or “Us” or “We”), is a commodity pool that issues units that may be purchased and sold on the NYSE Arca. Prior to November 25, 2008, USHO’s units traded on the American Stock Exchange. It is managed and controlled by its General Partner. The General Partner is a single member limited liability company formed in Delaware on May 10, 2005, that is registered as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”).

The net assets of USDHO consist primarily of investments in futures contracts for heating oil but may also consist of investments in futures contracts for crude oil, gasoline, natural gas and other petroleum-based fuels that are traded on the NYMEX, ICE Futures Exchange or other U.S. and foreign exchanges (such futures contracts are collectively referred to herein as “Futures Contracts”), and to a lesser extent, in order to comply with regulatory requirements or in view of market conditions, other heating oil-related contracts and instruments such as cash-settled options on Futures Contracts, forward contracts for heating oil, crude oil and other petroleum-based fuels, cleared swap contracts, and non-exchange traded (“over-the-counter”) transactions that are based on the price of heating oil, crude oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Heating Oil-Related Investments”). Market conditions that the General Partner currently anticipates could cause USDHO to invest in Other Heating Oil-Related Investments include those allowing USDHO to obtain greater liquidity or to execute transactions with more favorable pricing. For convenience and unless otherwise specified, Futures Contracts and Other Heating Oil-Related Investments collectively are referred to as “Heating Oil Interests” in this prospectus.

The investment objective of USDHO is for the daily changes in percentage terms of its units’ net asset value (“NAV”) to reflect the daily changes in percentage terms of the spot price of heating oil (also known as No. 2 fuel) for delivery at the New York harbor, as measured by the daily changes in the price of the futures contract on heating oil as traded on the NYMEX that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case the futures contract will be the next month contract to expire (the “Benchmark Futures Contract”), less USDHO’s expenses. It is not the intent of USDHO to be operated in a fashion such that its NAV will equal, in dollar terms, the spot price of heating oil or any particular futures contract based on heating oil. It is not the intent of USDHO to be operated in a fashion such that its NAV will reflect the percentage change of the price of any particular futures contract as measured over the time period greater than one day. The General Partner believes that it is not practical to manage the portfolios to achieve such an investment goal when investing in Futures Contracts and Other Heating Oil-Related Investments. USDHO may invest in interests other than the Benchmark Futures Contract to comply with accountability levels and position limits. For a detailed discussion of accountability levels and position limits, see “What are Futures Contracts?”

Prior to June 25, 2012, United States Diesel-Heating Oil Fund, LP was known as the United States Heating Oil Fund, LP. The General Partner of USDHO believes that, historically, the heating oil futures contract that USDHO invests in has been used by both industry and financial participants as a way to hedge or invest in exposure to diesel fuel due to the close physical similarities between the two products. The NYMEX recently announced changes to the physical specifications of the heating oil contract that USDHO invests in which involves the reduction in the allowable amount of sulfur in heating oil down to the levels found in diesel fuel. In doing so NYMEX specifically referenced the desire to make the heating oil contract a “…duel-use price benchmark for both the heating oil and on-road diesel markets.” As a result the General Partner believes that a change in the name of the fund is appropriate. No other change, aside from the change of the name and the designated CUSIP number, is being made to USDHO from an operational or financial standpoint. See “Changes To The Heating Oil Contract.”

In order for a hypothetical investment in units to break even over the next 12 months, assuming a selling price of $35.74 per unit, the investment would have to generate a 1.09% return. For more information, see “— Breakeven Analysis.”

The General Partner endeavors to place USDHO’s trades in Futures Contracts and Other Heating Oil-Related Investments and otherwise manage USDHO’s investments so that “A” will be within plus/minus 10 percent of “B”, where:

•	A is the average daily percentage change in USDHO’s NAV for any period of 30 successive valuation days, i.e., any NYSE Arca trading day as of which USDHO calculates its NAV; and

•	B is the average daily percentage change in the price of the Benchmark Futures Contract over the same period.

The General Partner believes that market arbitrage opportunities cause daily changes in USDHO’s unit price on the NYSE Arca to closely track daily changes in USDHO’s NAV per unit. The General Partner further believes that the daily changes in prices of the Benchmark Futures Contracts have historically tracked the daily changes in the spot price of heating oil. The General Partner believes that the net effect of these two expected relationships and the relationships described above between USDHO’s NAV and the Benchmark Futures Contracts will be that the daily changes in the price of USDHO’s units on NYSE Arca will closely track, in percentage terms, the daily changes in the spot price of heating oil, less USDHO’s expenses.

The Benchmark Futures Contract will be changed or “rolled” from the near month contract to expire to the next month contract to expire during one day. The anticipated dates that the roll will commence are posted on USDHO’s website at www.unitedstatesdieselheatingoilfund.com

The General Partner employs a “neutral” investment strategy intended to track the changes in the price of the Benchmark Futures Contract regardless of whether the price goes up or goes down. USDHO’s “neutral” investment strategy is designed to permit investors generally to purchase and sell USDHO’s units for the purpose of investing indirectly in heating oil in a cost-effective manner, and/or to permit participants in the heating oil or other industries to hedge the risk of losses in their heating oil-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in heating oil and/or the risks involved in hedging may exist. In addition, an investment in USDHO involves the risk that the changes in the price of USDHO’s units will not accurately track the changes in the price of the Benchmark Futures Contract, and that changes in the Benchmark Futures Contract will not closely correlate with changes in the spot prices of heating oil.

When using the Benchmark Futures Contract as a strategy to track the spot price of heating oil at best the correlation between changes in prices of such Heating Oil Interests and the spot price of heating oil, or diesel fuel, can be only approximate. The degree of imperfection of correlation depends upon circumstances such as variations in the speculative heating oil market, supply of and demand for such Heating Oil Interests and technical influences in oil futures trading. If there is a weak correlation between the Heating Oil Interests and the spot price of heating oil, then even in situations where there is also tracking among the price of units, the NAV of such units and Heating Oil Interests, the price of units may not accurately track the spot price of heating oil and investors may not be able to effectively use USDHO as a way to hedge the risk of losses in their heating oil-related transactions or as a way to indirectly invest in heating oil or diesel fuel.

USDHO issues only in blocks of 50,000 units called Creation Baskets and redeems units only in blocks of 50,000 units called Redemption Baskets. Only Authorized Purchasers may purchase or redeem Creation Baskets or Redemption Baskets, respectively. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Baskets are generally created when there is a demand for units, including, but not limited to, when the market price per unit is at a premium to the NAV per unit. Authorized Purchasers will then sell such units, which will be listed on the NYSE Arca, to the public at per unit offering prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the NAV of USDHO at the time the Authorized Purchaser purchased the Creation Basket and the NAV at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Futures Contracts market and the market for Other Heating Oil-Related Investments. The prices of units offered by Authorized Purchasers are expected to fall between USDHO’s NAV and the trading price of the units on the NYSE Arca at the time of sale. Similarly, Baskets are generally redeemed when the market price per unit is at a discount to the NAV per unit. Retail investors seeking to purchase or sell units on any day will effect such transactions in the secondary market, on the NYSE Arca, at the market price per unit, rather than in connection with the creation or redemption of Baskets.

There is no specified limit on the maximum amount of Creation Baskets that can be sold. At some point, accountability levels and position limits on certain of the Futures Contracts in which USDHO intends to invest may practically limit the number of Creation Baskets that will be sold if the General Partner determines that the other investment alternatives available to USDHO at that time will not enable it to meet its stated investment objective.

In managing USDHO’s assets, the General Partner does not use a technical trading system that automatically issues buy and sell orders. The General Partner instead employs quantitative methodologies whereby each time one or more baskets are purchased or redeemed, the General Partner will purchase or sell Futures Contracts and Other Heating Oil-Related Investments with an aggregate market value that approximates the amount of Treasuries and/or cash received or paid upon the purchase or redemption of the Basket(s).

Note to Secondary Market Investors: The units can be directly purchased from or redeemed by USDHO only in Creation Baskets or Redemption Baskets, respectively, and only by Authorized Purchasers. Each Creation Basket and Redemption Basket consists of 50,000 units and is expected to be worth millions of dollars. Individual investors, therefore, will not be able to directly purchase units from or redeem units with USDHO. Some of the information contained in this prospectus, including information about buying and redeeming units directly from and to USDHO is only relevant to Authorized Purchasers. Units are listed and traded on the NYSE Arca and may be purchased and sold as individual units. Individuals interested in purchasing units in the secondary market should contact their broker. Units purchased or sold through a broker may be subject to commissions.

Except when aggregated in Redemption Baskets, units are not redeemable securities. There is no guarantee that units will trade at or near the per-unit NAV.

Principal Offices of USDHO and the General Partner

USDHO’s principal office is located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The General Partner’s principal office is also located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The telephone number for each of USDHO and the General Partner is 510.522.9600.

Principal Investment Risks of an Investment in USDHO

An investment in USDHO involves a degree of risk. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 11.

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The price relationship between the near month contract to expire and the next month contract to expire that compose the Benchmark Futures Contract will vary and may impact both the total return over time of USDHO’s NAV, as well as the degree to which its total return tracks the Benchmark Futures Contract. In cases in which the near month contract’s price is lower than the next month contract’s price (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in heating oil prices, the value of the Benchmark Futures Contract would tend to decline as it approaches expiration. In cases in which the near month contract’s price is higher than the next month contract’s price (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in heating oil prices the value of the Benchmark Futures Contract would tend to rise as it approaches expiration. Assuming that spot heating oil prices remain unchanged, and ignoring the impact of transaction costs, taxes, or other fees and expenses, USDHO’s total returns would tend to see a negative impact from the heating oil futures market being in contango and would tend to see a positive impact from the market being in backwardation.

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Unlike mutual funds, commodity pools or other investment pools that manage their investments in an attempt to realize income and gains and distribute such income and gains to their investors, USDHO generally does not distribute cash to limited partners or other unitholders. You should not invest in USDHO if you will need cash distributions from USDHO to pay taxes on your share of income and gains of USDHO, if any, or for any other reason.

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Investors may choose to use USDHO as a means of investing indirectly in heating oil or diesel fuel and there are risks involved in such investments. The risks and hazards that are inherent in the heating oil and diesel fuel industries may cause the price of heating oil and diesel fuel to widely fluctuate.

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To the extent that investors use USDHO as a means of investing indirectly in heating oil or diesel fuel, there is the risk that the daily changes in the price of USDHO’s units on the NYSE Arca will not closely track the daily changes in the spot price of heating oil or diesel fuel. This could happen if the price of units traded on the NYSE Arca does not correlate closely with USDHO’s NAV; the changes in USDHO’s NAV do not correlate closely with the changes in the price of the Benchmark Futures Contract; or the changes in the price of the Benchmark Futures Contract do not closely correlate with the changes in the cash or spot price of heating oil or diesel fuel. This is a risk because if these correlations do not exist, then investors may not be able to use USDHO as a cost-effective way to invest indirectly in heating oil or diesel fuel or as a hedge against the risk of loss in heating oil or diesel fuel-related transactions.

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Although the General Partner of USDHO believes that, historically, the heating oil futures contract has been used by both industry and financial participants as a way to hedge or invest in exposure to diesel fuel due to the close physical similarities between the two products, the correlation is not exact and the spot price of the heating oil contract may not closely track the spot price of diesel fuel in the future. Any such discrepancy may be more pronounced prior to May 2013 when the NYMEX’s new specifications take effect.

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The structure and operation of USDHO may involve conflicts of interest. For example, a conflict may arise because the General Partner and its principals and affiliates may trade for themselves. In addition, the General Partner has sole current authority to manage the investments and operations, which may create a conflict with the unitholders’ best interests. The General Partner may also have a conflict to the extent that its trading decisions may be influenced by the effect they would have on the United States Oil Fund, LP (“USOF”), the United States Natural Gas Fund, LP (“USNG”), the United States 12 Month Oil Fund, LP (“US12OF”), the United States Gasoline Fund, LP (“UGA”), the United States Short Oil Fund, LP (“USSO”), the United States 12 Month Natural Gas Fund, LP (“US12NG”), the

United States Brent Oil Fund, LP (“USBO”), the United States Commodity Index Fund (“USCI”), the United States Metals Index Fund (“USMI”), the United States Agriculture Index Fund (“USAG”) and the United States Copper Index Fund (“CPER”) or any other commodity pool the General Partner may form and manage in the future. USOF, USNG, US12OF, UGA, USSO, US12NG, USBO, USCI, USMI, USAG, and CPER are referred to herein as the “Related Public Funds.”

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USDHO invests primarily in Futures Contracts that are traded in the United States, particularly in Futures Contracts traded on the NYMEX. However, a portion of USDHO’s trades may take place in markets and on exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes USDHO to credit risk. Trading in non-U.S. markets also leaves USDHO susceptible to fluctuations in the value of the local currency against the U.S. dollar.

•	You will have no rights to participate in the management of USDHO and will have to rely on the duties and judgment of the General Partner to manage USDHO.

•	USDHO pays fees and expenses that are incurred regardless of whether it is profitable.

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USDHO seeks to have the daily changes in its units’ NAV in percentage terms track the daily changes in the price of heating oil in percentage terms rather than profit from speculative trading of Heating Oil Interests. The General Partner therefore endeavors to manage USDHO’s positions in Heating Oil Interests so that USDHO’s assets are, unlike those of many other commodity pools, not leveraged (i.e., so that the aggregate value of USDHO’s unrealized losses from its investments in such Heating Oil Interests at any time will not exceed the value of USDHO’s assets). There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits USDHO to become leveraged and if USDHO’s trading positions suddenly turn unprofitable, you could lose all or substantially all of your investment. These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner.

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USDHO may also invest in Other Heating Oil-Related Investments, many of which are negotiated contracts that are not as liquid as Futures Contracts and expose USDHO to credit risk that its counterparty may not be able to satisfy its obligations to USDHO.

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Regulation of the commodity interest and energy markets is extensive and constantly changing. On July 21, 2010, a broad financial regulatory reform bill, “The Dodd-Frank Wall Street Reform and Consumer Protection Act,” was signed into law that includes provisions altering the regulation of commodity interests. The CFTC, the SEC and other federal regulators, have been tasked with developing the rules and regulations enacting the provisions noted above. The new law and the rules currently being promulgated thereunder may negatively impact USDHO’s ability to meet its investment objective either through limits or requirements imposed on it or upon its counterparties.

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Cash or property will be distributed at the sole discretion of the General Partner, and the General Partner currently does not intend to make cash or other distributions with respect to units. You will be required to pay U.S. federal income tax and, in some cases, state, local, or foreign income tax on your allocable share of a USDHO’s taxable income, without regard to whether you receive distributions or the amount of any distributions. Therefore, your tax liability with respect to your units may exceed the amount of cash or value of property (if any) distributed.

For additional risks, see “What Are the Risk Factors Involved with an Investment in USDHO?”

Financial Condition of USDHO

USDHO’s NAV is calculated shortly after the close of the core trading session on the NYSE Arca.

Defined Terms

For a glossary of defined terms, see Appendix A.

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical investment in a single unit to equal the amount invested twelve months after the investment was made. For purposes of this breakeven analysis, we have assumed an initial selling price per unit of $35.74 which equals the net asset value per unit on March 31, 2012. This breakeven analysis refers to the redemption of baskets by Authorized Purchasers and is not related to any gains an individual investor would have to achieve in order to break even. The breakeven analysis is an approximation only.

Assumed initial selling price per unit	$35.74
Management Fee (0.60%)(1)	$0.22
Creation Basket Fee(2)	$(0.01)
Estimated Brokerage Fee (0.016%)(3)	$0.01
Interest Income (0.07%)(4)	$(0.03)
Registration Fees (0.08%)	$0.03
NYMEX Licensing Fee(5)	$0.01
Independent Directors and Officers’ Fees(6)	$0.01
Fees and expenses associated with tax accounting and reporting(7)	$0.15
Amount of trading income (loss) required for the redemption value at the end of one year to equal the initial selling price of the unit	$0.39
Percentage of initial selling price per unit	1.09%

(1)	USDHO is contractually obligated to pay the General Partner a management fee based on daily net assets and paid monthly of 0.60% per annum on average daily net assets.
(2)	Authorized Purchasers are required to pay a Creation Basket fee of $350 for each order they place to create one or more baskets. An order must be at least one basket, which is 50,000 units. This breakeven analysis assumes a hypothetical investment in a single unit so the Creation Basket fee is $.01 (350/50,000).
(3)	This amount is based on the actual brokerage fees for USDHO calculated on an annualized basis.
(4)	USDHO earns interest on funds it deposits with the futures commission merchant and the Custodian and it estimates that the interest rate will be 0.08% based on the current interest rate on three-month Treasury Bills as of March 31, 2012. The actual rate may vary.
(5)	The NYMEX licensing fee is 0.015% on aggregate net assets. For more information see “Fees of USDHO.”
(6)	The foregoing assumes that the assets of USDHO are aggregated with those of the Related Public Funds, that the aggregate fees paid to the independent directors for 2011 was $320,000, that the allocable portion of the fees borne by USDHO equals $260, and that USDHO has $10,720,526 in assets which is the amount of assets as of March 31, 2012.
(7)	USDHO assumed the aggregate costs attributable to tax accounting and reporting for 2011 was $45,000. The number in the break-even table assumes USDHO has $10,720,526 in assets which is the amount of assets as of March 31, 2012.

The Offering

Offering:	USDHO is offering Creation Baskets consisting of 50,000 units through ALPS Distributors, Inc. (“Marketing Agent”) as marketing agent to Authorized Purchasers. Authorized Purchasers may purchase Creation Baskets consisting of 50,000 units at USDHO’s NAV. This is a continuous offering under Rule 415 of the Securities Act of 1933 (“1933 Act”) and is not expected to terminate until all of the registered units have been sold or three years from the date of the prospectus, whichever is earlier, although the offering may be temporarily suspended during such period when suitable investments for USDHO are not available or practicable. It is anticipated that when all registered units have been sold pursuant to this registration statement, additional units will be registered in subsequent registration statements.

Use of Proceeds:	The General Partner applies substantially all of USDHO’s assets toward trading in Futures Contracts and Other Heating Oil-Related Investments, and investing in Treasuries, cash and/or cash equivalents. The General Partner deposits a portion of USDHO’s net assets with the futures commission merchant, UBS Securities LLC, or other custodian to be used to meet its current or potential margin or collateral requirements in connection with its investment in Futures Contracts and Other Heating Oil-Related Investments. USDHO uses only Treasuries, cash and/or cash equivalents to satisfy these requirements. The General Partner believes that all entities that hold or trade USDHO’s assets are based in the United States and are subject to United States regulations. Approximately 5% to 30% of USDHO’s assets will be committed as margin for Futures Contracts and collateral for Other Heating Oil-Related Investments. However, from time to time, the percentage of assets committed as margin/collateral may be substantially more, or less, than such range. The remaining portion of USDHO’s assets is held in Treasuries, cash and/or cash equivalents by its custodian, Brown Brothers Harriman & Co. (the “Custodian”). All interest income earned on these investments is retained for USDHO’s benefit.

NYSE Arca Symbol:	“UHN”

Creation and Redemption:	Currently, and through December 31, 2012 Authorized Purchasers pay a $350 fee for each order to create or redeem one or more Creation Baskets or Redemption Baskets; on and after January 1, 2013, the fee is $1,000. Authorized Purchasers are not required to sell any specific number or dollar amount of units. The per unit price of units offered in Creation Baskets on any day is the total NAV of USDHO calculated shortly after the close of the core trading session of the NYSE Arca on that day divided by the number of issued and outstanding units. The General Partner shall notify the Depository Trust Company (“DTC”) of any change in the transaction fee and will not implement any increase in the fee for Creation or Redemption Baskets until 30 days after the date of notice.

Registration, Clearance and Settlement:	Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Custodian with the DTC and registered in the name of Cede & Co., as nominee for DTC.

The administrator, Brown Brothers Harriman & Co. (“Administrator”), has been appointed registrar and transfer agent for the purpose of registering and transferring units. The General Partner will recognize transfer of units only if such transfer is done in accordance with the Amended and Restated Agreement of Limited Partnership (“LP Agreement”), including the delivery of a transfer application.

Net Asset Value:	The NAV is calculated by taking the current market value of USDHO’s total assets, subtracting any liabilities and dividing that number by the total number of outstanding units. Under USDHO’s current operational procedures, the Administrator calculates the NAV of USDHO once each NYSE Arca trading day. The NAV for a particular trading day is released after 4:00 p.m. New York time. Trading during the core trading session of the NYSE Arca typically closes at 4:00 p.m. New York time. The Administrator uses the NYMEX closing price (determined at the earlier of the close of the NYMEX or 2:30 p.m. New York time) for the contracts held on the NYMEX, but calculates or determines the value of all other USDHO investments as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time. The NYSE Arca currently calculates an approximate NAV every 15 seconds throughout each day USDHO’s units are traded on the NYSE Arca for as long as the main pricing mechanisms are open for the Futures Exchanges upon which the Benchmark Futures Contract is traded.

Fund Expenses:

USDHO pays the General Partner a management fee of 0.60% of NAV on its average daily net assets on an annualized basis. Brokerage fees for Treasuries, Futures Contracts, and Other Heating Oil-Related Investments were 0.016% of average net assets on an annualized basis through March 31, 2012 and were paid to unaffiliated brokers. USDHO also pays any licensing fees for the use of intellectual property. Registration fees paid to the SEC, FINRA, or other regulatory agency in connection with the initial offers and sales of the units and the legal, printing, accounting and other expenses associated with such registrations were paid by the General Partner, but the fees and expenses associated with subsequent SEC registrations of units are borne by USDHO. The licensing fee paid to the NYMEX is 0.015% of NAV. The assets of USDHO are aggregated with those of the Related Public Funds, other than USBO, USCI, USMI, USAG and CPER for the purpose of calculating the NYMEX licensing fee. USDHO expressly disclaims any association with the NYMEX or endorsement of USDHO by the NYMEX and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of the NYMEX. USDHO also is responsible for the fees and expenses, which may include directors and officers liability insurance, of the independent directors of the General Partner in connection with their activities with respect to USDHO. These director fees and expenses may be shared with other funds managed by the General Partner. These fees and expenses, in total, amounted to $320,000 for all funds for 2011 and USDHO’s portion of such fees and expenses was $260, although this amount may change in future years. The General Partner, and not USDHO, is responsible for payment of the fees of USDHO’s Marketing Agent, Administrator and Custodian. USDHO and/or the General Partner may be required to indemnify the Marketing Agent, Administrator or Custodian under certain circumstances. USDHO also pays the fees and expenses associated with its tax accounting and reporting requirements with the exception of certain initial implementation services fees and base services fees which were paid by the General Partner. The General Partner, though under no obligation to do so, has agreed to pay certain expenses, including those relating to audit expenses and tax accounting and reporting requirements normally borne by USDHO to the extent that such expenses exceeded 0.15% (15 basis points) of USDHO’s NAV, on an annualized basis. The General Partner has no obligation to continue such payment into subsequent years. The total amount of the expense waiver was $132,085 for the year ended December 31, 2011.

Termination Events:	USDHO shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events: the death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of limited partners within ninety (90) days after such event elects to continue the partnership and appoints a successor general partner or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. Upon termination of the partnership, the affairs of the partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the partnership shall then be determined by the General Partner. Thereupon, the assets of the partnership shall be distributed pro rata to the partners in accordance with their units.

Withdrawal:

As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances: (i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or (ii) the limited partner’s ownership of units would result in the violation of any law or regulation applicable to the partnership or a partner.

Authorized Purchasers:	USDHO has entered into agreements with several Authorized Purchasers. A current list of Authorized Purchasers is available from the Marketing Agent. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner.

WHAT ARE THE RISK FACTORS INVOLVED WITH AN INVESTMENT IN USDHO?

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, as well as information found in our periodic reports, which include USDHO’s financial statements and the related notes that are incorporated by reference. See “Incorporation by Reference of Certain Information.”

Risks Associated With Investing Directly or Indirectly in Heating Oil and Diesel Fuel

Investing in Heating Oil Interests subjects USDHO to the risks of the heating oil industry and/or the diesel fuel industry and this could result in large fluctuations in the price of USDHO’s units.

USDHO is subject to the risks and hazards of the heating oil and diesel fuel industries because it invests in Heating Oil Interests. The risks and hazards that are inherent in the heating oil and diesel fuel industries may cause the price of heating oil and diesel fuel to widely fluctuate. If the changes in percentage terms of USDHO’s units accurately track the changes in percentage terms of the Benchmark Futures Contract or the spot price of heating oil, then the price of its units may also fluctuate. The exploration for crude oil, the raw material used in the production of heating oil and diesel fuel, and production of heating oil and diesel fuel, are uncertain processes with many risks. The cost of drilling, completing and operating wells for crude oil is often uncertain, and a number of factors can delay or prevent drilling operations or production of heating oil and diesel fuel, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or repairs;

•	fires or other accidents;

•	adverse weather conditions;

•	pipeline ruptures, spills or other supply disruptions; and

•	shortages or delays in the availability of drilling rigs and the delivery of equipment.

Heating oil and diesel fuel transmission, distribution, gathering, and processing activities involve numerous risks that may affect the price of heating oil and/or diesel fuel.

There are a variety of hazards inherent in heating oil and/or diesel fuel transmission, distribution, gathering, and processing, such as leaks, explosions, pollution, release of toxic substances, adverse weather conditions (such as hurricanes and flooding), pipeline failure, abnormal pressures, uncontrollable flows of heating oil, and/or diesel fuel, scheduled and unscheduled maintenance, physical damage to the gathering or transportation system, and other hazards which could affect the price of heating oil and/or diesel fuel. To the extent these hazards limit the supply or delivery of heating oil or diesel fuel, heating oil or diesel fuel prices will increase.

The price of heating oil fluctuates on a seasonal basis and this would result in fluctuations in the price of USDHO’s units.

Heating oil prices fluctuate seasonally. For example, in some parts of the United States and other markets, the heating oil demand for power peaks during the cold winter months, with market prices peaking at that time. As a result, in the future, the overall price of heating oil may fluctuate substantially on a seasonal basis, which may make consecutive period to period comparisons less relevant. Cold weather increases demand and prices follow. Extremely cold and hazardous weather can make energy transportation more difficult, as oil trucks may have to wait for roads to be plowed and oil barges may be delayed due to frozen rivers and harbors.

Changes in the political climate could have negative consequences for heating oil and/or diesel fuel prices.

Tensions with Iran, the world’s fourth largest oil exporter, could put oil exports in jeopardy. Other global concerns include civil unrest and sabotage affecting the flow of oil from Nigeria, a large oil exporter. Meanwhile, friction continues between the governments of the United States and Venezuela, a major exporter of oil to the United States. Additionally, a series of production cuts by members of OPEC followed by a refusal to subsequently increase oil production have tightened world oil markets.

Limitations on ability to develop additional sources of crude oil could impact future prices

In the past, a supply disruption in one area of the world was softened by the ability of major oil-producing nations such as Saudi Arabia to increase output to make up the difference. Now, much of that spare reserve capacity has been absorbed by increased demand. The current global economic downturn, however, has led to a decrease in the demand for oil that lasted through 2009 and a corresponding increase in spare capacities. According to the United States Government’s Energy Information Administration, global oil demand is expected to rise by 2 million barrels a day in 2012, to a total global consumption of 90 million barrels per day, up from 88 million barrels per day in 2011.

Daily changes in USDHO’s per unit NAV may not correlate with daily changes in the price of the Benchmark Futures Contract. If this were to occur, investors may not be able to effectively use USDHO as a way to hedge against heating oil-related and/or diesel fuel-related losses or as a way to indirectly invest in heating oil or diesel fuel.

The General Partner endeavors to invest USDHO’s assets as fully as possible in Futures Contracts and Other Heating Oil-Related Investments so that the daily changes in percentage terms of the per unit NAV closely correlate with the daily changes in percentage terms in the price of the Benchmark Futures Contract. However, daily changes in USDHO’s per unit NAV may not correlate with the daily changes in the price of the Benchmark Futures Contract for several reasons as set forth below:

•

USDHO: (i) may not be able to buy/sell the exact amount of Futures Contracts and Other Heating Oil-Related Investments to have a perfect correlation with per unit NAV; (ii) may not always be able to buy and sell Futures Contracts or Other Heating Oil-Related Investments at the market price; and (iii) is required to pay fees, including brokerage fees and the management fee, which will have an effect on the correlation.

•

Short-term supply and demand for heating oil may cause the changes in the market price of the Benchmark Futures Contract to vary from the changes in USDHO’s per unit NAV if USDHO has fully invested in Futures Contracts that do not reflect such supply and demand and it is unable to replace such contracts with Futures Contracts that do reflect such supply and demand.

•

USDHO sells and buys only as many Futures Contracts and Other Heating Oil-Related Investments that it can to get the daily changes in percentage terms of the per unit NAV as close as possible to the daily changes in percentage terms in the price of the Benchmark Futures Contract. The remainder of its assets are invested in Treasuries, cash and/or cash equivalents and are used to satisfy initial margin and additional margin requirements, if any, and to otherwise support its investments in Heating Oil Interests. Investments in Treasuries, cash and/or cash equivalents, both directly and as margin, provide rates of return that vary from changes in the price of the Benchmark Futures Contract.

•

Because USDHO incurs certain expenses in connection with its investment activities, and holds most of its assets in more liquid short-term securities for margin and other liquidity purposes and for redemptions that may be necessary on an ongoing basis, the General Partner is generally not able to fully invest USDHO’s assets in Futures Contracts or Other Heating Oil-Related Investments and there cannot be perfect correlation between changes in USDHO’s per unit NAV and changes in the price of the Benchmark Futures Contract.

•

As USDHO grows, there may be more or less correlation. For example, if USDHO only has enough money to buy three Futures Contracts and it needs to buy four contracts to track the price of heating oil, then the correlation will be lower, but if it buys 20,000 Futures Contracts and it needs to buy 20,001 contracts, then the correlation will be higher. At certain asset levels, USDHO may be limited in its ability to purchase the Benchmark Futures Contract or other Futures Contracts due to accountability levels imposed by the relevant exchanges. To the extent that USDHO invests in these other Futures Contracts or other Heating Oil-Related Investments, the correlation with the Benchmark Futures Contract may be lower. If USDHO is required to invest in other Futures Contracts and Other Heating Oil-Related Investments that are less correlated with the Benchmark Futures Contract, USDHO would likely invest in over-the-counter contracts to increase the level of correlation of USDHO’s assets. Over-the-counter contracts entail certain risks described below under “Over-the-Counter Contract Risk.”

•

USDHO may not be able to buy the exact number of Futures Contracts and Other Heating Oil-Related Investments to have a perfect correlation with the Benchmark Futures Contract if the purchase price of Futures Contracts required to be fully invested in such contracts is higher than the proceeds received for the sale of a Creation Basket on the day the basket was sold. In such case, USDHO could not invest the entire proceeds from the purchase of the Creation Basket in such Futures Contracts (for example, assume USDHO receives $2,500,000 for the sale of a Creation Basket and assume that the price of a Futures Contract for heating oil is $105,000 based on a price of $2.50 per gallon, then USDHO could only invest in 23 Futures Contracts with an aggregate value of $2,415,000). USDHO would be required to invest a percentage of the proceeds in cash, Treasuries or other liquid securities to be deposited as margin with the futures commission merchant through which the contracts were purchased. The remainder of the purchase price for the Creation Basket would remain invested in Treasuries, cash and/or cash equivalents or other liquid securities as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions. If the trading market for Futures Contracts is suspended or closed, USDHO may not be able to purchase these investments at the last reported price.

If daily changes in USDHO’s per unit NAV do not correlate with daily changes in the price of the Benchmark Futures Contract, then investing in USDHO may not be an effective way to hedge against heating oil-related losses or indirectly invest in heating oil and/or diesel fuel.

The Benchmark Futures Contract may not correlate with the spot price of heating oil and this could cause changes in the price of the units to substantially vary from the changes in the spot price of heating oil. If this were to occur, then investors may not be able to effectively use USDHO as a way to hedge against heating oil-related losses or as a way to indirectly invest in heating oil. In addition, the price relationship between the near month contract and the next month contract that compose the Benchmark Futures Contract will vary and may impact both the total return over time of USDHO’s NAV, as well as the degree to which its total return tracks other heating oil price indices’ total returns. Finally, changes in the spot price of heating oil may not correlate with changes in the spot price of diesel fuel.

When using the Benchmark Futures Contract as a strategy to track the spot price of heating oil, at best the correlation between changes in prices of such Heating Oil Interests and the spot price of heating oil can be only approximate. The degree of imperfection of correlation depends upon circumstances such as variations in the speculative heating oil market, supply of and demand for such Heating Oil Interests and technical influences in oil futures trading. If there is a weak correlation between the Heating Oil Interests and the spot price of heating oil, then even in situations where there is also tracking among the price of units, the NAV of such units and Heating Oil Interests, the price of units may not accurately track the spot price of heating oil and investors may not be able to effectively use USDHO as a way to hedge the risk of losses in their heating oil-related transactions or as a way to indirectly invest in heating oil. Finally, changes in the spot price of heating oil may not always correlate with changes in the spot price of diesel fuel.

Backwardation and contango may increase USDHO’s tracking error and/or negatively impact total return.

The design of USDHO’s Benchmark Futures Contract is such that every month it begins by using the near month contract to expire until the near month contract is within two weeks of expiration, when it transitions to the next month contract to expire. In the event of a heating oil futures market where near month contracts trade at a higher price than next month to expire contracts, a situation described as “backwardation” in the futures market, then absent the impact of the overall movement in heating oil prices, the value of the benchmark contract would tend to rise as it approaches expiration. As a result, the total return of the Benchmark Futures Contract would tend to track higher. Conversely, in the event of a heating oil futures market where near month contracts trade at a lower price than next month contracts, a situation described as “contango” in the futures market, then absent the impact of the overall movement in heating oil prices the value of the benchmark contract would tend to decline as it approaches expiration. As a result the total return of the Benchmark Futures Contract would tend to track lower. When compared to total return of other price indices, such as the spot price of heating oil, the impact of backwardation and contango may lead the total return of USDHO’s per unit NAV to vary significantly. In the event of a prolonged period of contango, and absent the impact of rising or falling heating oil prices, this could have a significant negative impact on USDHO’s per unit NAV and total return.

USDHO may experience a loss if it is required to sell Treasuries at a price lower than the price at which they were acquired.

The value of Treasuries generally moves inversely with movements in interest rates. If USDHO is required to sell Treasuries at a price lower than the price at which they were acquired, USDHO will experience a loss. This loss may adversely impact the price of the units and may decrease the correlation among the price of units, the NAV of units, the price of the Benchmark Futures Contract and Other Heating Oil-Related Investments, and the spot price of heating oil.

Certain of USDHO’s investments could be illiquid which could cause large losses to investors at any time or from time to time.

USDHO may not always be able to liquidate its positions in its investments at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as a foreign government taking political actions that disrupt the market in its currency, its heating oil production or exports, or in another major export, can also make it difficult to liquidate a position. Alternatively, limits imposed by futures exchanges or other regulatory organizations, such as accountability levels, position limits and daily price fluctuation limits, may contribute to a lack of liquidity with respect to some commodity interests.

Unexpected market illiquidity may cause major losses to investors at any time or from time to time. In addition, USDHO has not and does not intend at this time to establish a credit facility, which would provide an additional source of liquidity and instead relies only on the Treasuries, cash and/or cash equivalents that it holds. The anticipated large value of the positions in Futures Contracts that the General Partner will acquire or enter into for USDHO increases the risk of illiquidity. The Other Heating Oil-Related Investments that USDHO invests in, such as negotiated over-the-counter contracts, may have a greater likelihood of being illiquid since they are contracts between two parties that take into account not only market risk, but also the relative credit, tax, and settlement risks under such contracts. Such contracts also have limited transferability that results from such risks and from the contract’s express limitations.

Because both Futures Contracts and Other Heating Oil-Related Investments may be illiquid, USDHO’s Heating Oil Interests may be more difficult to liquidate at favorable prices in periods of illiquid markets and losses may be incurred during the period in which positions are being liquidated.

If the nature of hedgers and speculators in futures markets has shifted such that heating oil purchasers are the predominant hedgers in the market, USDHO might have to reinvest at higher futures prices or choose Other Heating Oil-Related Investments.

The changing nature of the hedgers and speculators in the heating oil market influences whether futures prices are above or below the expected future spot price. In order to induce speculators to take the corresponding long side of the same futures contract, heating oil producers must generally be willing to sell futures contracts at prices that are below expected future spot prices. Conversely, if the predominant hedgers in the futures market are the purchasers of the heating oil who purchase futures contracts to hedge against a rise in prices, then speculators will only take the short side of the futures contract if the futures price is greater than the expected future spot price of heating oil. This can have significant implications for USDHO when it is time to reinvest the proceeds from a maturing Futures Contract into a new Futures Contract.

While USDHO does not intend to take physical delivery of heating oil under its Futures Contracts, physical delivery under such contracts impacts the value of the contracts.

While it is not the current intention of USDHO to take physical delivery of heating oil under any of its Futures Contracts, futures contracts are not required to be cash-settled and it is possible to take delivery under some of these contracts. Storage costs associated with purchasing heating oil could result in costs and other liabilities that could impact the value of Futures Contracts or Other Heating Oil-Related Investments. Storage costs include the time value of money invested in heating oil as a physical commodity plus the actual costs of storing the heating oil less any benefits from ownership of heating oil that are not obtained by the holder of a futures contract. In general, Futures Contracts have a one-month delay for contract delivery and the back month (the back month is any future delivery month other than the spot month) includes storage costs. To the extent that these storage costs change for heating oil while USDHO holds Futures Contracts or Other Heating Oil-Related Investments, the value of the Futures Contracts or Other Heating Oil-Related Investments, and therefore USDHO’s NAV, may change as well.

Regulation of the commodity interests and energy markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect USDHO.

The futures markets are subject to comprehensive statutes, regulations, and margin requirements. In addition, the CFTC and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily price limits and the suspension of trading.

The regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by governmental and judicial action. Considerable regulatory attention has been focused on non-traditional investment pools that are publicly distributed in the United States. Under the Dodd-Frank Act and otherwise, there is a possibility of future regulatory changes within the United States altering, perhaps to a material extent, the nature of an investment in USDHO or the ability of USDHO to continue to implement its investment strategy. In addition, various national governments outside of the United States have expressed concern regarding the disruptive effects of speculative trading in the energy markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on USDHO is impossible to predict, but it could be substantial and adverse.

An investment in USDHO may provide little or no diversification benefits. Thus, in a declining market, USDHO may have no gains to offset losses from other investments, and an investor may suffer losses on an investment in USDHO while incurring losses with respect to other asset classes.

Historically, Futures Contracts and Other Heating Oil-Related Investments have generally been non-correlated to the performance of other asset classes such as stocks and bonds. Non-correlation means that there is a low statistically valid relationship between the performance of futures and other commodity interest transactions, on the one hand, and stocks or bonds, on the other hand. However, there can be no assurance that such non-correlation will continue during future periods. If, contrary to historic patterns, USDHO’s performance were to move in the same general direction as the financial markets, investors will obtain little or no diversification benefits from an investment in the units. In such a case, USDHO may have no gains to offset losses from other investments, and investors may suffer losses on their investment in USDHO at the same time they incur losses with respect to other investments.

Variables such as drought, floods, weather, embargoes, tariffs and other political events may have a larger impact on heating oil prices and heating oil-linked instruments, including Futures Contracts and Other Heating Oil-Related Investments, than on traditional securities. These additional variables may create additional investment risks that subject USDHO’s investments to greater volatility than investments in traditional securities.

Non-correlation should not be confused with negative correlation, where the performance of two asset classes would be opposite of each other. There is no historic evidence that the spot price of heating oil and prices of other financial assets, such as stocks and bonds, are negatively correlated. In the absence of negative correlation, USDHO cannot be expected to be automatically profitable during unfavorable periods for the stock market, or vice versa.

In March 2012, the CME indicated that effective April 2013, the physical specification of heating oil will be modified to bring it in line with new emerging standards for both heating oil and diesel that require lower levels of sulfur. The General Partner does not believe that this will lead to any disruption in the operations of USDHO. However, there can be no assurance that this proposed change will not create disruption in the heating oil markets.

The General Partner believes that historically heating oil futures contracts have been used as a proxy by the energy and investment industry for the trading or hedging of diesel fuel exposure. This is because the physical specifications for heating oil and for diesel fuel are very similar; the primary difference being the allowable amount of sulfur in each distilled product with diesel normally having a lower sulfur content. The Heating Oil Futures Contract was launched on the NYMEX in 1978 and for most of the time period since then, no diesel contract was listed on US Futures Exchanges. Only in the last few years has a specific diesel contract been listed on the CME and NYMEX. However, the General Partner believes that based on trading volumes, most industry participants and financial investors have continued to use heating oil as a proxy for diesel exposure. The General Partner believes that the pending actions by the CME regarding sulfur content will lead to the Heating Oil Futures Contracts to continue to be used to hedge or invest in both heating oil and diesel exposure.

USDHO’s Operating Risks

USDHO is not a registered investment company so unitholders do not have the protections of the 1940 Act.

USDHO is not an investment company subject to the 1940 Act. Accordingly, investors do not have the protections afforded by that statute which, for example, requires investment companies to have a majority of disinterested directors and regulates the relationship between the investment company and its investment manager.

The General Partner is leanly staffed and relies heavily on key personnel to manage trading activities.

In managing and directing the day-to-day activities and affairs of USDHO, the General Partner relies heavily on Messrs. Howard Mah and John Hyland. If Messrs. Mah or Hyland were to leave or be unable to carry out their present responsibilities, it may have an adverse effect on the management of USDHO. Furthermore, Messrs. Mah and Hyland are currently involved in the management of the Related Public Funds. The General Partner has also filed registration statements to register units of USSF, UNGD, USGO and USABF, each a series of the United States Commodity Funds Trust I. Mr. Mah is also employed by Ameristock Corporation, a registered investment adviser that manages a public mutual fund. It is estimated that Mr. Mah will spend approximately 90%

of his time on USDHO and Related Public Fund matters. Mr. Hyland will spend approximately 100% of his time on USDHO and Related Public Fund matters. To the extent that the General Partner establishes additional funds, even greater demands will be placed on Messrs. Mah and Hyland, as well as the other officers of the General Partner and its Board.

Accountability levels, position limits, and daily price fluctuation limits set by the exchanges have the potential to cause a tracking error, which could cause the price of units to substantially vary from the price of the Benchmark Futures Contract and prevent investors from being able to effectively use USDHO as a way to hedge against heating oil-related or diesel fuel-related losses or as a way to indirectly invest in heating oil or diesel fuel.

U.S. designated contract markets such as the NYMEX have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment by USDHO is not) may hold, own or control. In addition to accountability levels and position limits, the NYMEX also sets daily price fluctuation limits on futures contracts. The daily price fluctuation limit establishes the maximum amount that the price of a futures contract may vary either up or down from the previous day’s settlement price. Once the daily price fluctuation limit has been reached in a particular futures contract, no trades may be made at a price beyond that limit.

Additionally, on October 18, 2011, the CFTC adopted new rules, which establish position limits and limit formulas for certain physical commodity futures contracts including Futures Contracts and options on Futures Contracts, executed pursuant to the rules of designated contract markets (i.e., certain regulated exchanges) and commodity swaps that are economically equivalent to such futures and options contracts. The CFTC also adopted aggregate position limits that would apply across different trading venues to contracts based on the same underlying commodity. All of these limits may potentially cause a tracking error between the price of the units and the price of the Benchmark Futures Contract. This may in turn prevent investors from being able to effectively use USDHO as a way to hedge against heating oil-related losses or as a way to indirectly invest in heating oil.

USDHO has not limited the size of its offering and is committed to utilizing substantially all of its proceeds to purchase Futures Contracts and Other Heating Oil-Related Investments. If USDHO encounters accountability levels, position limits, or price fluctuation limits for Futures Contracts on the NYMEX, it may then, if permitted under applicable regulatory requirements, purchase Futures Contracts on the ICE Futures or other exchanges that trade listed heating oil futures. The Futures Contracts available on the ICE Futures are comparable to the contracts on the NYMEX, but they may have different underlying commodities, sizes, deliveries, and prices. In addition, certain of the Futures Contracts available on the ICE Futures are subject to accountability levels and position limits.

To the extent that the General Partner uses spreads and straddles as part of its trading strategy, there is the risk that the NAV may not closely track the changes in the Benchmark Futures Contract.

If the General Partner were to utilize a spread or straddle position and the spread performed differently than expected, the results could impact USDHO’s tracking error. This could affect USDHO’s investment objective of having its NAV closely track the changes in the Benchmark Futures Contract. Additionally, a loss on a spread position would negatively impact USDHO’s absolute return.

USDHO and the General Partner may have conflicts of interest, which may permit them to favor their own interests to the detriment of unitholders.

USDHO and the General Partner may have inherent conflicts to the extent the General Partner attempts to maintain USDHO’s asset size in order to preserve its fee income and this may not always be consistent with USDHO’s objective of having the value of its units’ NAV track the changes in the Benchmark Futures Contract.

The General Partner’s officers, directors and employees do not devote their time exclusively to USDHO. These persons are directors, officers or employees of other entities that may compete with USDHO for their services. They could have a conflict between their responsibilities to USDHO and to those other entities.

In addition, the General Partner’s principals, officers, directors or employees may trade futures and related contracts for their own account. A conflict of interest may exist if their trades are in the same markets and at the same time as USDHO trades using the clearing broker to be used by USDHO. A potential conflict also may occur if the General Partner’s principals, officers, directors or employees trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by USDHO.

The General Partner has sole current authority to manage the investments and operations of USDHO, and this may allow it to act in a way that furthers its own interests which may create a conflict with the best interests of investors. Limited partners have limited voting control, which will limit the ability to influence matters such as amendment of the LP Agreement, change in USDHO’s basic investment policy, dissolution of this fund, or the sale or distribution of USDHO’s assets.

The General Partner serves as the general partner to each of USDHO, USOF, USNG, US12OF, UGA, USSO, US12NG and USBO and the sponsor for USCI, CPER and USAG, and will serve as the sponsor for USMI, USSF, UNGD, USGO and USABF if such funds offer their securities to the public or begin operations. The General Partner may have a conflict to the extent that its trading decisions for USDHO may be influenced by the effect they would have on the other funds it manages. These trading decisions may be influenced since the General Partner also serves as the general partner or sponsor for all of the funds and is required to meet all of the funds’ investment objectives as well as USDHO’s. If the General Partner believes that a trading decision it made on behalf of USDHO might (i) impede its other funds from reaching their investment objectives, or (ii) improve the likelihood of meeting its other funds’ objectives, then the General Partner may choose to change its trading decision for USDHO, which could either impede or improve the opportunity for USDHO to meet its investment objective. In addition, the General Partner is required to indemnify the officers and directors of its other funds if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and investors could lose their investment.

Unitholders may only vote on the removal of the General Partner and limited partners have only limited voting rights. Unitholders and limited partners will not participate in the management of USDHO and do not control the General Partner so they will not have influence over basic matters that affect USDHO. In addition, USDHO could terminate at any time and cause the liquidation and potential loss of an investor’s investment and could upset the overall maturity and timing of an investor’s investment portfolio.

Limited partners will have limited voting rights with respect to USDHO’s affairs. Unitholders must apply to become limited partners, and unitholders that have not applied to become limited partners have no voting rights, other than to remove the General Partner as the general partner of USDHO. Even then, unitholders may remove the General Partner only if 66 2/3% of the unitholders elect to do so. Unitholders and limited partners will not be permitted to participate in the management or control of USDHO or the conduct of its business. Unitholders and limited partners must therefore rely upon the duties and judgment of the General Partner to manage USDHO’s affairs.

USDHO may terminate at any time, regardless of whether USDHO has incurred losses, subject to the terms of the LP Agreement. In particular, unforeseen circumstances, including the death, adjudication of incompetence, bankruptcy, dissolution, or removal of the General Partner as the general partner of USDHO could cause USDHO to terminate unless a majority interest of the limited partners within 90 days of the event elects to continue the partnership and appoints a successor general partner, or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. However, no level of losses will require the General Partner to terminate USDHO. USDHO’s termination would cause the liquidation and potential loss of an investor’s investment. Termination could also negatively affect the overall maturity and timing of an investor’s investment portfolio.

The General Partner may manage a large amount of assets and this could affect USDHO’s ability to trade profitably.

Increases in assets under management may affect trading decisions. In general, the General Partner does not intend to limit the amount of assets of USDHO that it may manage. The more assets the General Partner manages, the more difficult it may be for it to trade profitably because of the difficulty of trading larger positions without adversely affecting prices and performance and of managing risk associated with larger positions.

Limited partners may have limited liability in certain circumstances, including potentially having liability for the return of wrongful distributions.

Under Delaware law, a limited partner might be held liable for USDHO’s obligations as if it were a general partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the general partner.

A limited partner will not be liable for assessments in addition to its initial capital investment in any of USDHO’s capital securities representing units. However, a limited partner may be required to repay to USDHO any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, USDHO may not make a distribution to limited partners if the distribution causes USDHO’s liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of USDHO’s assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

With adequate notice, a limited partner may be required to withdraw from the partnership for any reason.

If the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. The General Partner may require withdrawal even in situations where the limited partner has complied completely with the provisions of the LP Agreement.

USDHO does not expect to make cash distributions.

USDHO has not previously made any cash distributions and intends to re-invest any realized gains in additional Heating Oil Interests rather than distributing cash to limited partners. Therefore, unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, USDHO generally does not expect to distribute cash to limited partners. An investor should not invest in USDHO if it will need cash distributions from USDHO to pay taxes on its share of income and gains of USDHO, if any, or for any other reason. Although USDHO does not intend to make cash distributions, the income earned from its investments held directly or posted as margin may reach levels that merit distribution, e.g., at levels where such income is not necessary to support its underlying investments in Heating Oil Interests and investors adversely react to being taxed on such income without receiving distributions that could be used to pay such tax. If this income becomes significant then cash distributions may be made.

There is a risk that USDHO will not earn trading gains sufficient to compensate for the fees and expenses that it must pay and as such USDHO may not earn any profit.

USDHO pays brokerage charges of approximately 0.016% through March 31, 2012, of average total net assets based on futures commission merchant fees of $3.50 per buy or sell, management fees of 0.60% of NAV on its average net assets, and over-the-counter spreads and extraordinary expenses (e.g., subsequent offering expenses, other expenses not in the ordinary course of business, including the indemnification of any person against liabilities and obligations to the extent permitted by law and required under the LP Agreement and under agreements entered into by the

General Partner on USDHO’s behalf and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation) that cannot be quantified.

These fees and expenses must be paid in all cases regardless of whether USDHO’s activities are profitable. Accordingly, USDHO must earn trading gains sufficient to compensate for these fees and expenses before it can earn any profit.

If offerings of the units do not raise sufficient funds to pay USDHO’s future expenses and no other source of funding of expenses is found, USDHO may be forced to terminate and investors may lose all or part of their investment.

Prior to the offering of units that commenced on April 9, 2008, all of USDHO’s expenses were funded by the General Partner and its affiliates. These payments by the General Partner and its affiliates were designed to allow USDHO the ability to commence the public offering of its units. The General Partner now directly pays certain of these fees and expenses. The General Partner will continue to pay other fees and expenses, as set forth in the LP Agreement. If the General Partner and USDHO are unable to raise sufficient funds to cover their expenses or locate any other source of funding, USDHO may be forced to terminate and investors may lose all or part of their investment.

USDHO may incur higher fees and expenses upon renewing existing or entering into new contractual relationships.

The clearing arrangements between the clearing brokers and USDHO generally are terminable by the clearing brokers once the clearing broker has given USDHO notice. Upon termination, the General Partner may be required to renegotiate or make other arrangements for obtaining similar services if USDHO intends to continue trading in Futures Contracts or Other Heating Oil-Related Investments at its present level of capacity. The services of any clearing broker may not be available, or even if available, these services may not be available on the terms as favorable as those of the expired or terminated clearing arrangements.

USDHO may miss certain trading opportunities because it will not receive the benefit of the expertise of independent trading advisors.

The General Partner does not employ trading advisors for USDHO; however, it reserves the right to employ them in the future. The only advisor to USDHO is the General Partner. A lack of independent trading advisors may be disadvantageous to USDHO because it will not receive the benefit of a trading advisor’s expertise.

An unanticipated number of redemption requests during a short period of time could have an adverse effect on the NAV of USDHO.

If a substantial number of requests for redemption of Redemption Baskets are received by USDHO during a relatively short period of time, USDHO may not be able to satisfy the requests from USDHO’s assets not committed to trading. As a consequence, it could be necessary to liquidate positions in USDHO’s trading positions before the time that the trading strategies would otherwise dictate liquidation.

The financial markets are currently in a period of disruption and USDHO does not expect these conditions to improve in the near future.

Since 2008, the financial markets have experienced very difficult conditions and volatility as well as significant adverse trends. The conditions in these markets have resulted in a decrease in availability of corporate credit and liquidity and have led indirectly to the insolvency, closure or acquisition of a number of major financial institutions and have contributed to further consolidation within the financial services industry. In addition, the Administration and Congress have periodically been reaching impasses in passing a fiscal budget which could create long-term concerns regarding the credit of the United States and interest earned, as well as the United States Government’s ability to pay its obligations to holders of Treasuries. If low interest rates on Treasuries continues or if USDHO is not able to redeem its investments in Treasuries prior to maturity and the U.S. Government cannot pay its obligations, USDHO would be negatively impacted. In addition, USDHO might also be negatively impacted by its use of money market mutual funds to the extent those funds might themselves be using Treasuries. Although the financial markets saw signs of recovery beginning in late 2010, economic growth in 2011 and early 2012 has been slow and the financial markets are still fragile and could fall into another recession. Another recession could adversely affect the financial condition and results of operations of USDHO’s service providers and Authorized Purchasers, which would impact the ability of the General Partner to achieve USDHO’s investment objective.

The failure or bankruptcy of a clearing broker or USDHO’s Custodian could result in a substantial loss of USDHO’s assets and could impair USDHO in its ability to execute trades.

Under CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or even if the customers’ funds are segregated by the clearing broker but the clearing broker is unable to satisfy a substantial deficit in a customer account, the clearing broker’s other customers may be subject to risk of a substantial loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as USDHO, are entitled to recover, even in respect of property specifically traceable to them, only a proportional share of all property available for distribution to all of that clearing broker’s customers. The bankruptcy of a clearing broker could result in the complete loss of USDHO’s assets posted with the clearing broker; though the majority of USDHO’s assets are held in Treasuries, cash and/or cash equivalents with the Custodian and would not be impacted by the bankruptcy of a clearing broker. USDHO also may be subject to the risk of the failure of, or delay in performance by, any exchanges and markets and their clearing organizations, if any, on which commodity interest contracts are traded.

In addition, to the extent USDHO’s clearing broker is required to post USDHO’s assets as margin to a clearinghouse, the margin will be maintained in an omnibus account containing the margin of all the clearing broker’s customers. If USDHO’s clearing broker defaults to a clearinghouse because of a default by one of the clearing broker’s other customers or otherwise, then the clearinghouse can look to all of the margin in the omnibus account, including margin posted by USDHO and any other non-defaulting customers of the clearing broker to satisfy the obligations of the clearing broker.

From time to time, the clearing brokers may be subject to legal or regulatory proceedings in the ordinary course of their business. A clearing broker’s involvement in costly or time-consuming legal proceedings may divert financial resources or personnel away from the clearing broker’s trading operations, which could impair the clearing broker’s ability to successfully execute and clear USDHO’s trades.

In addition, the majority of USDHO’s assets are held in Treasuries, cash and/or cash equivalents with the Custodian. The insolvency of the Custodian could result in a complete loss of USDHO’s assets held by that Custodian, which, at any given time, would likely comprise a substantial portion of USDHO’s total assets.

Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.

Third parties may utilize USDHO’s intellectual property or technology, including the use of its business methods, trademarks and trading program software, without permission. The General Partner has a patent for USDHO’s business method and has registered its trademarks. USDHO does not currently have any proprietary software. However, if it obtains proprietary software in the future, then any unauthorized use of USDHO’s proprietary software and other technology could also adversely affect its competitive advantage. USDHO may not have adequate resources to implement procedures for monitoring unauthorized uses of its patents, trademarks, proprietary software and other technology. Also, third parties may independently develop business methods, trademarks or proprietary software and other technology similar to that of the General Partner or claim that the General Partner has violated their intellectual property rights, including their copyrights, trademark rights, trade names, trade secrets and patent rights. As a result, the General Partner may have to litigate in the future to protect its trade secrets, determine the validity and scope of other parties’ proprietary rights, defend itself against claims that it has infringed or otherwise violated other parties’ rights, or defend itself against claims that its rights are invalid. Any litigation of this type, even if the General Partner is successful and regardless of the merits, may result in significant costs, divert its resources from USDHO, or require it to change its proprietary software and other technology or enter into royalty or licensing agreements.

The success of USDHO depends on the ability of the General Partner to accurately implement trading systems, and any failure to do so could subject USDHO to losses on such transactions.

The General Partner uses mathematical formulas built into a generally available spreadsheet program to decide whether it should buy or sell Heating Oil Interests each day. Specifically, the General Partner uses the spreadsheet to make mathematical calculations and to monitor positions in Heating Oil Interests and Treasuries and correlations to the Benchmark Futures Contract. The General Partner must accurately process the spreadsheets’ outputs and execute the transactions called for by the formulas. In addition, USDHO relies on the General Partner to properly operate and maintain its computer and communications systems.

Extraordinary transaction volume, hardware or software failure, power or telecommunications failure, a natural disaster or other catastrophe could cause the computer systems to operate at an unacceptably slow speed or even fail. Any significant degradation or failure of the systems that the General Partner uses to gather and analyze information, enter orders, process data, monitor risk levels and otherwise engage in trading activities may result in substantial losses on transactions, liability to other parties, lost profit opportunities, damages to the General Partner’s and USDHO’s reputations, increased operational expenses and diversion of technical resources. Any failure, inaccuracy or delay in implementing any of the formulas or systems, including implementing upgrades and compatibility with the computer systems of third parties, and executing USDHO’s transactions could impair its ability to achieve USDHO’s investment objective. It could also result in decisions to undertake transactions based on inaccurate or incomplete information. This could cause substantial losses on transactions.

The occurrence of a terrorist attack, or the outbreak, continuation or expansion of war or other hostilities could disrupt USDHO’s trading activity and materially affect USDHO’s profitability.

The operations of USDHO, the exchanges, brokers and counterparties with which USDHO does business, and the markets in which USDHO does business could be severely disrupted in the event of a major terrorist attack or the outbreak, continuation or expansion of war or other hostilities. Global anti-terrorism initiatives, political unrest in the Middle East and Southeast Asia, as well as political hostility towards the United States continue to fuel this concern.

Risk of Leverage and Volatility

If the General Partner permits USDHO to become leveraged, investors could lose all or substantially all of their investment if USDHO’s trading positions suddenly turn unprofitable.

Commodity pools’ trading positions in futures contracts or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interests’) entire market value. This feature permits commodity pools to “leverage” their assets by purchasing or selling futures contracts (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While this leverage can increase the pool’s profits, relatively small adverse movements in the price of the pool’s futures contracts can cause significant losses to the pool. While the General Partner has not and does not currently intend to leverage USDHO’s assets, it is not prohibited from doing so under the LP Agreement or otherwise.

The price of heating oil is volatile which could cause large fluctuations in the price of units.

Movements in the price of heating oil may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner. Among the factors that can cause volatility in the price of heating oil are:

•	worldwide or regional demand for energy, which is affected by economic conditions;

•	the domestic and foreign supply and inventories of oil and gas;

•	weather conditions, including abnormally mild winter or summer weather, and abnormally harsh winter or summer weather;

•	availability and adequacy of pipeline and other transportation facilities;

•	availability of storage facilities;

•	domestic and foreign governmental regulations and taxes;

•	political conditions in gas or oil producing regions;

•	technological advances relating to energy usage or relating to technology for exploration, production, refining and petrochemical manufacturing;

•	the ability of members of OPEC to agree upon and maintain oil prices and production levels;

•	the price and availability of alternative fuels;

•	the impact of energy conservation efforts; and

•	the impact of environmental and other governmental regulations.

Over-the-Counter Contract Risk

Currently, over-the-counter transactions are subject to little regulation.

A portion of USDHO’s assets may be used to trade over-the-counter Heating Oil Interests, such as forward contracts or swap or spot contracts. Currently, over-the-counter contracts are typically contracts traded on a principal-to-principal basis through dealer markets that are dominated by major money center and investment banks and other institutions and that prior to the passage of the Dodd-Frank Act had been essentially unregulated by the CFTC. The markets for over-the-counter contracts have relied upon the integrity of market participants in lieu of the additional regulation imposed by the CFTC on participants in the futures markets. While the Dodd-Frank Act and certain regulations adopted thereunder are intended to provide additional protections to participants in the over-the-counter market, the current regulation of the over-the-counter contracts could expose USDHO in certain circumstances to significant losses in the event of trading abuses or financial failure by participants.

USDHO will be subject to credit risk with respect to counterparties to over-the-counter contracts entered into by USDHO or held by special purpose or structured vehicles.

USDHO faces the risk of non-performance by the counterparties to the over-the-counter contracts. Unlike in futures contracts, the counterparty to these contracts is generally a single bank or other financial institution, rather than a clearing organization backed by a group of financial institutions. As a result, there will be greater counterparty credit risk in these transactions. A counterparty may not be able to meet its obligations to USDHO, in which case USDHO could suffer significant losses on these contracts.

If a counterparty becomes bankrupt or otherwise fails to perform its obligations due to financial difficulties, USDHO may experience significant delays in obtaining any recovery in a bankruptcy or other reorganization proceeding. USDHO may obtain only limited recovery or may obtain no recovery in such circumstances.

USDHO may be subject to liquidity risk with respect to its over-the-counter contracts.

Over-the-counter contracts are less marketable because they are not traded on an exchange, do not have uniform terms and conditions, and are entered into based upon the creditworthiness of the parties and the availability of credit support, such as collateral, and in general, they are not transferable without the consent of the counterparty. These conditions make such contracts less liquid than standardized futures contracts traded on a commodities exchange and could adversely impact USDHO’s ability to realize the full value of such contracts. In addition, even if collateral is used to reduce counterparty credit risk, sudden changes in the value of over-the-counter transactions may leave a party open to financial risk due to a counterparty default since the collateral held may not cover a party’s exposure on the transaction in such situations.

In general, valuing over-the-counter derivatives is less certain than valuing actively traded financial instruments such as exchange traded futures contracts and securities or cleared swaps because the price and terms on which such over-the-counter derivatives are entered into or can be terminated are individually negotiated, and those prices and terms may not reflect the best price or terms available from other sources. In addition, while market makers and dealers generally quote indicative prices or terms for entering into or terminating over-the-counter contracts, they typically are not contractually obligated to do so, particularly if they are not a party to the transaction. As a result, it may be difficult to obtain an independent value for an outstanding over-the-counter derivatives transaction.

Risk of Trading in International Markets

Trading in international markets could expose USDHO to credit and regulatory risk.

USDHO invests primarily in Futures Contracts, a significant portion of which are traded on United States exchanges, including the NYMEX. However, a portion of USDHO’s trades may take place on markets and exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. The CFTC, NFA and the domestic exchanges have little, if any, regulatory authority over the activities of any foreign boards of trade or exchanges, including the execution, delivery and clearing of transactions, and have little, if any, power to compel enforcement of the rules of a foreign board of trade or exchange or of any applicable non-U.S. laws. Similarly, the rights of market participants, such as USDHO, in the event of the insolvency or bankruptcy of a non-U.S. market or broker are also likely to be more limited than in the case of U.S. markets or brokers. As a result, in these markets, USDHO has less legal and regulatory protection than it does when it trades domestically.

In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes USDHO to credit risk. Trading in non-U.S. markets also leaves USDHO susceptible to swings in the value of the local currency against the U.S. dollar. Additionally, trading on non-U.S. exchanges is subject to the risks presented by exchange controls, expropriation, increased tax burdens and exposure to local economic declines and political instability. An adverse development with respect to any of these variables could reduce the profit or increase the loss earned on trades in the affected international markets.

USDHO’s international trading could expose it to losses resulting from non-U.S. exchanges that are less developed or less reliable than United States exchanges.

Some non-U.S. exchanges may be in a more developmental stage so that prior price histories may not be indicative of current price dynamics. In addition, USDHO may not have the same access to certain positions on foreign trading exchanges as do local traders, and the historical market data on which the General Partner bases its strategies may not be as reliable or accessible as it is for U.S. exchanges.

Tax Risk

An investor’s tax liability may exceed the amount of distributions, if any, on its units.

Cash or property will be distributed at the sole discretion of the General Partner. The General Partner has not and does not currently intend to make cash or other distributions with respect to units. Investors will be required to pay U.S. federal income tax and, in some cases, state, local or foreign income tax, on their allocable share of USDHO’s taxable income, without regard to whether they receive distributions or the amount of any distributions. Therefore, the tax liability of an investor with respect to its units may exceed the amount of cash or value of property (if any) distributed.

An investor’s allocable share of taxable income or loss may differ from its economic income or loss on its units.

Due to the application of the assumptions and conventions applied by USDHO in making allocations for tax purposes and other factors, an investor’s allocable share of USDHO’s income, gain, deduction or loss may be different than its economic profit or loss from its units for a taxable year. This difference could be temporary or permanent and, if permanent, could result in it being taxed on amounts in excess of its economic income.

Items of income, gain, deduction, loss and credit with respect to units could be reallocated if the IRS does not accept the assumptions and conventions applied by USDHO in allocating those items, with potential adverse consequences for an investor.

The U.S. tax rules pertaining to partnerships are complex and their application to large, publicly traded partnerships such as USDHO is in many respects uncertain. USDHO applies certain assumptions and conventions in an attempt to comply with the intent of the applicable rules and to report taxable income, gains, deductions, losses and credits in a manner that properly reflects unitholders’ economic gains and losses. These assumptions and conventions may not fully comply with all aspects of the Internal Revenue Code (the “Code”) and applicable Treasury Regulations, however, and it is possible that the U.S. Internal Revenue Service, will successfully challenge USDHO’s allocation methods and require USDHO to reallocate items of income, gain, deduction, loss or credit in a manner that adversely affects investors. If this occurs, investors may be required to file an amended tax return and to pay additional taxes plus deficiency interest.

USDHO could be treated as a corporation for federal income tax purposes, which may substantially reduce the value of the units.

USDHO has received an opinion of counsel that, under current U.S. federal income tax laws, USDHO will be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, provided that: (i) at least 90 percent of USDHO’s annual gross income consists of “qualifying income” as defined in the Code, (ii) USDHO is organized and operated in accordance with its governing agreements and applicable law and (iii) USDHO does not elect to be taxed as a corporation for federal income tax purposes. Although the General Partner anticipates that USDHO has satisfied and will continue to satisfy the “qualifying income” requirement for all of its taxable years, that result cannot be assured. USDHO has not requested and will not request any ruling from the IRS with respect to its classification as a partnership not taxable as a corporation for federal income tax purposes. If the IRS were to successfully assert that USDHO is taxable as a corporation for federal income tax purposes in any taxable year, rather than passing through its income, gains, losses and deductions proportionately to unitholders, USDHO would be subject to tax on its net income for the year at corporate tax rates. In addition, although the General Partner does not currently intend to make distributions with respect to units, any distributions would be taxable to unitholders as dividend income. Taxation of USDHO as a corporation could materially reduce the after-tax return on an investment in units and could substantially reduce the value of the units.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE POSSIBLE TAX CONSEQUENCES TO THEM AND AN INVESTMENT IN UNITS; SUCH TAX CONSEQUENCES MAY DIFFER IN RESPECT OF DIFFERENT INVESTORS.

THE OFFERING

What is USDHO?

USDHO is a Delaware limited partnership organized on April 13, 2007. USDHO maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. USDHO is a commodity pool. It operates pursuant to the terms of the LP Agreement, which grants full management control to the General Partner.

USDHO is a publicly traded limited partnership which seeks to have the daily changes in percentage terms of its units’ NAV track the daily changes in percentage terms of the spot price of heating oil (also known as No. 2 fuel oil) for delivery to the New York harbor, as measured by the daily changes in the price of the futures contract for heating oil traded on the NYMEX, less USDHO’s expenses. The General Partner does not intend to operate USDHO in a fashion such that its per unit NAV will equal, in dollar terms, the spot price of heating oil or any particular futures contract based on heating oil. It is not the intent of USDHO to be operated in a fashion such that its NAV will reflect the percentage change of the price of any particular futures contract as measured over a time period greater than one day. USDHO invests in a mixture of listed heating oil futures contracts, other non-listed heating oil related investments, Treasuries, cash and cash equivalents. USDHO’s units began trading on April 9, 2008. As of March 31, 2012, USDHO had total net assets of $10,720,526 and had outstanding units of 300,000.

Prior to June 25, 2012, United States Diesel-Heating Oil Fund, LP was known as the United States Heating Oil Fund, LP. The General Partner of USDHO believes that, historically, the heating oil futures contract that USDHO invests in has been used by both industry and financial participants as a way to hedge or invest in exposure to diesel fuel due to the close physical similarities between the two products. The NYMEX recently announced changes to the physical specifications of the heating oil contract that USDHO invests in which involves the reduction in the allowable amount of sulfur in heating oil down to the levels found in diesel fuel. In doing so NYMEX specifically referenced the desire to make the heating oil contract a “…duel-use price benchmark for both the heating oil and on-road diesel markets.” As a result the General Partner believes that a change in the name of the fund is appropriate. No other change, aside from the change of the name and the designated CUSIP number, is being made to USDHO from an operational or financial standpoint. See “Changes To The Heating Oil Contract.”

Who is the General Partner?

Our sole General Partner is United States Commodity Funds LLC, a single member limited liability company that was formed in the state of Delaware on May 10, 2005. Prior to June 13, 2008, the General Partner was known as Victoria Bay Asset Management, LLC. It maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The General Partner is a wholly-owned subsidiary of Wainwright Holdings, Inc., a Delaware corporation (“Wainwright”). Mr. Nicholas Gerber (discussed below) controls Wainwright by virtue of his ownership of Wainwright’s shares. Wainwright is a holding company that previously owned an insurance company organized under Bermuda law, which has been liquidated, and a registered investment advisor firm named Ameristock Corporation, which has been distributed to the Wainwright shareholders. The General Partner is a member of the NFA and is registered with the CFTC as of December 1, 2005. The General Partner’s registration as a CPO with the NFA was approved on December 1, 2005.

See “Composite Performance Data for USDHO” on page 33. See also “Prior Performance of the General Partner and Related Public Funds” on page SAI-10.

The General Partner is required to evaluate the credit risk of USDHO to the futures commission merchant, oversee the purchase and sale of USDHO’s units by certain Authorized Purchasers, review daily positions and margin requirements of USDHO, and manage USDHO’s investments. The General Partner also pays the fees of the Marketing Agent, the Administrator, and the Custodian.

Limited partners have no right to elect the General Partner on an annual or any other continuing basis. If the General Partner voluntarily withdraws, however, the holders of a majority of USDHO’s outstanding units (excluding for purposes of such determination units owned, if any, by the withdrawing General Partner and its affiliates) may elect its successor. The General Partner may not be removed as general partner except upon approval by the affirmative vote of the holders of at least 66 2/3% of our outstanding units (excluding units owned, if any, by the General Partner and its affiliates), subject to the satisfaction of certain conditions set forth in the LP Agreement.

The business and affairs of our General Partner are managed by a board of directors (the “Board”), which is comprised of three management directors, some of whom are also its executive officers (the “Management Directors”), and three independent directors who meet the independent director requirements established by the NYSE Arca Equities Rules and the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Management Directors have the authority to manage the General Partner pursuant to its Limited Liability Company Agreement, as amended from time to time. Through its Management Directors, the General Partner manages the day-to-day operations of USDHO. The Board has an audit committee which is made up of the three independent directors (Peter M. Robinson, Gordon L. Ellis, and Malcolm R. Fobes III). The audit committee is governed by an audit committee charter that is posted on USDHO’s website. Gordon L. Ellis and Malcolm R. Fobes III meet the financial sophistication requirements of the NYSE Arca and the audit committee charter.

Mr. Nicholas Gerber and Mr. Howard Mah serve as executive officers of the General Partner. USDHO has no executive officers. Its affairs are generally managed by the General Partner. The following individuals serve as Management Directors of the General Partner.

Nicholas Gerber has been the President and CEO of the General Partner since June 9, 2005 and a Management Director of the General Partner since May 10, 2005. He maintains his main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005, as Branch Manager of the General Partner since May 15, 2009, and registered with the CFTC as an Associated Person of the General Partner on December 1, 2005. Mr. Gerber also served as Vice President/Chief Investment Officer of Lyon’s Gate Reinsurance Company, Ltd., a company formed to reinsure workmen’s compensation insurance, from June 2003 to December 2009. Mr. Gerber has an extensive background in securities portfolio management and in developing investment funds that make use of indexing and futures contracts. He is also the founder of Ameristock Corporation, a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since March 1995. Since August 1995, Mr. Gerber has been the portfolio manager of the Ameristock Mutual Fund, Inc. a mutual fund registered under the Investment Company Act of 1940, focused on large cap U.S. equities that, as of March 31, 2012 had $213,777,585 in assets. He has also been a Trustee for the Ameristock ETF Trust since June 2006, and served as a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year, 5 Year, 10 Year and 20 Year Treasury ETF from June 2007 to June 2008 when such funds were liquidated. In these roles, Mr. Gerber has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Mr. Gerber has passed the Series 3 examination for Associated Persons. He holds an MBA in finance from the University of San Francisco and a BA from Skidmore College. Mr. Gerber is 49 years old.

In concluding that Mr. Gerber should serve as Management Director of the General Partner, the General Partner considered his broad business experiences in the industry including: forming and managing investment companies and commodity pools, raising capital for such entities and founding and managing non-finance related companies.

Howard Mah has been a Management Director of the General Partner since May 10, 2005, Secretary of the General Partner since June 9, 2005, Chief Financial Officer of the General Partner since May 23, 2006, and Treasurer of the General Partner since February 23, 2012. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005. In these roles, Mr. Mah is currently involved in the management of

USDHO and the Related Public Funds and will be involved in the management of USMI, USSF, UNGD, USGO and USABF, if such funds commence operations. Mr. Mah also serves as the General Partner’s Chief Compliance Officer. He received a Bachelor of Education from the University of Alberta, in 1986 and an MBA from the University of San Francisco in 1988. He served as Secretary and Chief Compliance Officer of the Ameristock ETF Trust from February 2007 until June 2008 when the trust was liquidated, Chief Compliance Officer of Ameristock Corporation since January 2001; a tax and finance consultant in private practice since January 1995, Secretary of Ameristock Mutual Fund since June 1995 and Ameristock Focused Value Fund from December 2000 to January 2005; Chief Compliance Officer of Ameristock Mutual Fund since August 2004 and the Co-Portfolio Manager of the Ameristock Focused Value Fund from December 2000 to January 2005. Mr. Mah is 47 years old.

In concluding that Mr. Mah should serve as Management Director of the General Partner, the General considered his background in accounting and finance, as well as his experience as Chief Compliance Officer for the General Partner and Ameristock Corporation.

Andrew F. Ngim has been a Management Director of the General Partner since May 10, 2005 and Treasurer of the General Partner from June 9, 2005 to February 23, 2012. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005. Mr. Ngim is currently involved in the management of USDHO and the Related Public Funds and will be involved in the management of USMI, USSF, UNGD, USGO and USABF, if such funds commence operations. He received a Bachelor of Arts from the University of California at Berkeley in 1983. Mr. Ngim has been Ameristock Corporation’s Managing Director since January 1999 and co-portfolio manager of Ameristock Corporation since January 2000, Trustee of the Ameristock ETF Trust since February 2007, and served as a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year, 5 Year, 10 Year and 20 Year Treasury ETF from June 2007 to June 2008 when such funds were liquidated. Mr. Ngim is 51 years old.

In concluding that Mr. Ngim should serve as Management Director of the General Partner, the General Partner considered his broad career in the financial services industry as well as experience as co-Portfolio Manager of the Ameristock Mutual Fund.

The following individuals provide significant services to USDHO but are employed by the General Partner.

John P. Love has acted as the Portfolio Operations Manager for USDHO since it commenced operations in April 2008 and the Related Public Funds since January 2006 and, effective March 1, 2010, became the Senior Portfolio Manager for USDHO and the Related Public Funds. He is expected to be Senior Portfolio Manager for USMI, USSF, UNGD, USGO and USABF, if such funds commence operations. Mr. Love is also employed by the General Partner. He has been listed with the CFTC as a Principal of the General Partner since January 17, 2006. Mr. Love also served as the operations manager of Ameristock Corporation from October 2002 to January 2007, where he was responsible for back office and marketing activities for the Ameristock Mutual Fund and Ameristock Focused Value Fund and for the firm in general. Mr. Love holds a Series 3 license and was registered with the CFTC as an Associated Person of the General Partner from December 1, 2005 through April 16, 2009. Mr. Love has passed the Level I and Level II Chartered Financial Analyst examinations. He holds a BFA in cinema-television from the University of Southern California. Mr. Love is 40 years old.

John T. Hyland, CFA acts as a Portfolio Manager and as the Chief Investment Officer for the General Partner. Mr. Hyland is employed by the General Partner. He registered with the CFTC as an Associated Person of the General Partner on December 1, 2005, and has been listed with the CFTC as a Principal of the General Partner since January 17, 2006. Mr. Hyland became the Portfolio Manager for USDHO, USOF, USNG, US12OF, UGA, USSO, US12NG, USBO, USCI, CPER and USAG in April 2008, April 2006, April 2007, December 2007, February 2008, September 2009, November 2009, June 2010, August 2010, November 2011 and April 2012, respectively, and as Chief Investment Officer of the General Partner since January 2008, acts in such capacity on behalf of USDHO and the Related Public Funds. He will also be the Portfolio Manager for USMI, USSF, UNGD, USGO and USABF upon the commencement of such funds’ operations. As part of his responsibilities for USDHO and the Related Public

Funds, Mr. Hyland handles day-to-day trading, helps set investment policies, and oversees USDHO’s and the Related Public Funds’ activities with their futures commission brokers, custodian-administrator, and marketing agent. Mr. Hyland has an extensive background in portfolio management and research with both equity and fixed income securities, as well as in the development of new types of complex investment funds. In July 2001, Mr. Hyland founded Towerhouse Capital Management, LLC, a firm that provided portfolio management and new fund development expertise to non-U.S. institutional investors through December 2009. Since January 2010, Towerhouse Capital Management has been inactive. Mr. Hyland was a Principal for Towerhouse in charge of portfolio research and product development regarding U.S. and non-U.S. real estate related securities. Mr. Hyland received his Chartered Financial Analyst (“CFA”) designation in 1994. Mr. Hyland is a member of the CFA Institute (formerly AIMR) and is a member and former president of the CFA Society of San Francisco. He is also a member of the National Association of Petroleum Investment Analysts, a not-for-profit organization of investment professionals focused on the oil industry. He is a graduate of the University of California, Berkeley. Mr. Hyland is 52 years old.

Ray W. Allen acts as a Portfolio Operations Manager for USOF, US12OF, USSO and USBO. He has been employed by the General Partner since January 14, 2008. He holds a Series 3 license and registered with the CFTC as an Associated Person of the General Partner on March 25, 2008. He has been listed with the CFTC as a Principal of the General Partner since March 18, 2009. Mr. Allen’s responsibilities include daily trading and operations for USOF, US12OF, USSO and USBO. Mr. Allen also acted as a Portfolio Operations Manager for UGA, USDHO and US12NG until March 1, 2010. In addition, from February 2002 to October 2007, Mr. Allen was responsible for analyzing and evaluating the creditworthiness of client companies at Marble Bridge Funding Group Inc., in Walnut Creek, CA. Marble Bridge Funding Group Inc. is a commercial finance company providing capital to entrepreneurial companies. For the period from October 2007 to January 14, 2008, Mr. Allen was not employed by the General Partner and did not engage in any business-related activity. Mr. Allen received a BA in Economics from the University of California at Berkeley in 1980. Mr. Allen is 55 years old.

The following individuals serve as independent directors of the General Partner.

Peter M. Robinson has been an independent director of the General Partner since September 30, 2005 and, as such, serves on the Board of the General Partner, which acts on behalf of USDHO and the Related Public Funds. He has been listed with the CFTC as a Principal of the General Partner since December 2005. Mr. Robinson has been employed as a Research Fellow with the Hoover Institution since 1993. The Hoover Institution is a public policy think tank located on the campus of Stanford University. Mr. Robinson graduated from Dartmouth College in 1979 and Oxford University in 1982. Mr. Robinson received an MBA from the Stanford University Graduate School of Business. Mr. Robinson has also written three books and has been published in the New York Times, Red Herring, and Forbes ASAP and he is the editor of Can Congress Be Fixed?: Five Essays on Congressional Reform (Hoover Institution Press, 1995). Mr. Robinson is 54 years old.

In concluding that Mr. Robinson should serve as independent director of the General Partner, the General Partner considered his broad experience in the United States government, including his employment at the SEC, and his knowledge of and insight into public policy.

Gordon L. Ellis has been an independent director of the General Partner since September 30, 2005 and, as such, serves on the Board of the General Partner, which acts on behalf of USDHO and the Related Public Funds. He has been listed with the CFTC as a Principal of the General Partner since November 2005. Mr. Ellis has been Chairman of International Absorbents, Inc., a holding company of Absorption Corp., since July 1988, President and Chief Executive Officer since November 1996 and a Class I Director of the company since July 1985. Mr. Ellis is also a director of Absorption Corp., International Absorbents, Inc.’s wholly-owned subsidiary which is engaged in developing, manufacturing and marketing a wide range of animal care and industrial absorbent products. Mr. Ellis is a director/trustee of Polymer Solutions, Inc., a former publicly-held company that sold all of its assets effective as of February 3, 2004 and is currently winding down its operations and liquidating following such sale. Polymer Solutions previously developed and manufactured paints, coatings, stains and primers for wood furniture manufacturers. Mr. Ellis is a professional engineer with an MBA in international finance. Mr. Ellis is 65 years old.

In concluding that Mr. Ellis should serve as independent director of the General Partner, the General Partner considered his experience serving as the Chairman and Chief Executive Officer of a former publicly-traded corporation as well as his experience as an entrepreneur.

Malcolm R. Fobes III has been an independent director of the General Partner since September 30, 2005 and, as such, serves on the Board of the General Partner, which acts on behalf of USDHO and the Related Public Funds. He has been listed with the CFTC as a Principal of the General Partner since November 2005. Mr. Fobes is the founder, Chairman and Chief Executive Officer of Berkshire Capital Holdings, Inc., a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since June 1997. Since June 1997, Mr. Fobes has been the Chairman and President of The Berkshire Funds, a mutual fund investment company registered under the Investment Company Act of 1940. Mr. Fobes also serves as portfolio manager of the Berkshire Focus Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in the electronic technology industry. From April 2000 to July 2006, Mr. Fobes also served as co-portfolio manager of The Wireless Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in companies engaged in the development, production, or distribution of wireless-related products or services. In these roles, Mr. Fobes has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Mr. Fobes was also contributing editor of Start a Successful Mutual Fund: The Step-by-Step Reference Guide to Make It Happen (JV Books, 1995). Mr. Fobes holds a B.S. degree in Finance and Economics from San Jose State University in California. Mr. Fobes is 47 years old.

In concluding that Mr. Fobes should serve as independent director of the General Partner, the General Partner considered his background as founder, Chairman and Chief Executive Officer of a registered investment adviser as well as Chairman, President, Chief Financial Officer and Portfolio Manager of a mutual fund investment company.

The following are individual Principals, as that term is defined in CFTC Rule 3.1, for the General Partner: Nicholas Gerber, Melinda Gerber, the Nicholas and Melinda Gerber Living Trust, Howard Mah, Andrew Ngim, Peter Robinson, Gordon Ellis, Malcolm Fobes, John Love, John Hyland, Ray Allen, Wainwright Holdings Inc. and Margaret Johnson. These individuals are Principals due to their positions; however, Nicholas Gerber and Melinda Gerber are also Principals due to their controlling stake in Wainwright. None of the Principals owns or has any other beneficial interest in USDHO. John Love and John Hyland make trading and investment decisions for USDHO. John Love and Ray Allen execute trades on behalf of USDHO. In addition, Nicholas Gerber, John Hyland and Ray Allen are registered with the CFTC as Associated Persons of the General Partner and are NFA Associate Members.

Compensation to the General Partner and Other Compensation

USDHO does not directly compensate any of the executive officers noted above. The executive officers noted above are compensated by the General Partner for the work they perform on behalf of USDHO and other entities controlled by the General Partner. USDHO does not reimburse the General Partner for, nor does it set the amount or form of any portion of, the compensation paid to the executive officers by the General Partner. USDHO pays fees to the General Partner pursuant to the LP Agreement under which it is obligated to pay the General Partner an annualized fee of 0.60% of its average daily net assets. For 2011, USDHO accrued aggregate management fees of $52,803.

Director Compensation

The following table sets forth compensation earned during the year ended December 31, 2011, by the directors of the General Partner. USDHO’s portion of the aggregate fees paid to the directors for the year ended December 31, 2011 was $701.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Plan	All Other Compensation	Total
Management Directors
Nicholas Gerber	$0	NA	NA	NA	$0	$0	$0
Andrew F. Ngim	$0	NA	NA	NA	$0	$0	$0
Howard Mah	$0	NA	NA	NA	$0	$0	$0
Independent Directors
Peter M. Robinson	$100,000	NA	NA	NA	$0	$0	$100,000
Gordon L. Ellis	$100,000	NA	NA	NA	$0	$0	$100,000
Malcolm R. Fobes III(1)	$120,000	NA	NA	NA	$0	$0	$120,000

(1)	Mr. Fobes serves as chairman of the audit committee of the General Partner and receives additional compensation in recognition of the additional responsibilities he has undertaken in this role.

Market Price of Units

USDHO’s units have traded on the NYSE Arca under the symbol “UHN” since November 25, 2008. Prior to trading on the NYSE Arca, USDHO’s units previously traded on the American Stock Exchange (the “AMEX”) under the symbol “UHN” since its initial public offering on April 9, 2008. The following table sets forth the range of reported high and low sales prices of the units as reported on AMEX and NYSE Arca, as applicable, for the periods indicated below.

	High	Low
Fiscal Year 2011
First quarter	$36.12	$29.33
Second quarter	$37.90	$31.95
Third quarter	$35.91	$31.51
Fourth quarter	$36.11	$30.91
Fiscal Year 2010
First quarter	$28.71	$24.26
Second quarter	$29.65	$23.73
Third quarter	$27.89	$23.69
Fourth quarter	$29.97	$26.31

As of December 31, 2011, USDHO had 2,256 holders of units.

Prior Performance of USDHO

The General Partner manages USDHO which is a commodity pool that issues units traded on the NYSE Arca. The chart below shows, as of March 31, 2012, the number of Authorized Purchasers, the total number of baskets created and redeemed since inception and the number of outstanding units for USDHO.

	# of Authorized Purchasers	Baskets Purchased	Baskets Redeemed	Outstanding Units
USDHO	12	10	7	300,000

The ability of USDHO and each of the other of the Related Public Funds to track its Benchmark Futures contract from inception to March 31, 2012 is presented below and on page SAI-10.

Since the commencement of the offering of USDHO units to the public on April 9, 2008 to March 31, 2012, the simple average daily change in its Benchmark Futures Contract was (0.005)%, while the simple average daily change in the NAV of USDHO over the same time period was (0.007)%. The average daily difference was 0.002% (or 0.2 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was (0.635)%, meaning that over this time period, USDHO’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

The table below shows the relationship between the trading prices of the units and the daily NAV of USDHO, since inception through March 31, 2012. The first row shows the average amount of the variation between the Related Public Fund’s closing market price and NAV, computed on a daily basis since inception, while the second and third rows depict the maximum daily amount of the end of day premiums and discounts to NAV since inception, on a percentage basis. The General Partner believes that maximum and minimum end of day premiums and discounts typically occur because trading in the units continues on the NYSE Arca until 4:00 p.m. New York time while regular trading in the benchmark futures contract on the NYMEX ceases at 2:30 p.m. New York time and the value of the relevant benchmark futures contract, for purposes of determining its end of day NAV, can be determined at that time. The information for the Related Public Funds may be found SAI-12.

USDHO
Average Difference	$0.00
Max Premium %	5.75%
Max Discount %	(3.85)%

For more information on the performance of USDHO, see the Performance Tables below.

USDHO:

Experience in Raising and Investing in USHO through March 31, 2012

Dollar Amount Offered*:	$1,940,500,000
Dollar Amount Raised:	$33,857,235
Organizational and Offering Expenses**:
SEC registration fee:	$142,234
FINRA registration fee:	$151,000
Listing fee:	$5,000
Auditor’s fees and expenses:	$2,500
Legal fees and expenses:	$127,303
Printing expenses:	$31,751
Length of offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through August 31, 2009, initial offering costs and a portion of ongoing expenses were paid for by the General Partner. Following August 31, 2009, USDHO has recorded these expenses.

Compensation to the General Partner and Other Compensation

Expenses paid by USDHO through March 31, 2012 in dollar terms:

Expenses:	Amount in Dollar Terms
Amount Paid or Accrued to General Partner:	$246,562
Amount Paid or Accrued in Portfolio Brokerage Commissions:	$35,629
Other Amounts Paid or Accrued*:	$787,537
Total Expenses Paid or Accrued:	$1,069,729
Expenses Waived:**	$(700,520)
Total Expenses Paid or Accrued Including Expenses Waived:	$369,209

*	Includes expenses relating to the registration of additional units, legal fees, auditing fees, printing expenses, licensing fees, tax reporting fees, prepaid insurance expenses and miscellaneous expenses and fees and expenses paid to the independent directors of the General Partner.
**	The General Partner, though under no obligation to do so, agreed to pay certain expenses, to the extent that such expenses exceeded 0.15% (15 basis points) of USDHO’s NAV, on an annualized basis, through at least June 30, 2012. The General Partner has no obligation to continue such payment into subsequent periods.

Expenses paid by USDHO through March 31, 2012 as a Percentage of Average Daily Net Assets:

Expenses:	Amount As a Percentage of Average Daily Net Assets
Amount Paid or Accrued to General Partner:	0.60% annualized
Amount Paid or Accrued in Portfolio Brokerage Commissions:	0.10% annualized
Other Amounts Paid or Accrued:	1.92% annualized
Total Expenses Paid or Accrued:	2.62% annualized
Expenses Waived:	(1.71)% annualized
Total Expenses Paid Including Expenses Waived:	0.91% annualized

COMPOSITE PERFORMANCE DATA FOR USDHO

Name of Commodity Pool: United States Diesel-Heating Oil Fund, LP

Type of Commodity Pool: Exchange traded security

Inception of Trading: April 9, 2008

Aggregate Subscriptions (from inception through March 31, 2012): $33,857,235

Total Net Assets as of March 31, 2012: $10,720,526

NAV per Unit as of March 31, 2012: $35.74

Worst Monthly Percentage Draw-down: Oct 2008 (28.63)%

Worst Peak-to-Valley Draw-down: Jun 08 — Feb 09 (69.17)%

Number of Unitholders (as of December 31, 2011): 2,256

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return
Month	2008	2009	2010	2011	2012
January	—	0.05%	(10.17)%	7.58%	4.73%
February	—	(11.34)%	5.78%	6.98%	5.62%
March	—	6.73%	6.42%	5.45%	(1.46)%
April	2.84%**	(3.85)%	5.13%	4.75%
May	15.93%	23.13%	(14.14)%	(7.17)%
June	5.91%	4.55%	(0.40)%	(4.01)%
July	(12.18)%	0.39%	2.48%	4.68%
August	(8.41)%	(2.71)%	(5.88)%	(0.85)%
September	(9.77)%	(0.48)%	12.75%	(10.18)%
October	(28.63)%	7.60%	(2.20)%	10.10%
November	(18.38)%	0.19%	2.97%	(1.36)%
December	(17.80)%	2.23%	8.75%	(4.12)%
Annual Rate of Return	(56.12)%	25.52%	8.28%	9.96%	9.00	%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from April 9, 2008
***	Through March 31, 2012

Draw-down: Losses experienced over a specified period. Draw-down is measured on the basis of monthly returns only and does not reflect intra-month figures.

Worst Monthly Percentage Draw-down: The largest single month loss sustained since inception of trading.

Worst Peak-to-Valley Draw-down: The largest percentage decline in the NAV per unit over the history of the fund. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. Worst Peak-to-Valley Draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end. For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be still continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the January-February drawdown would have ended as of the end of February at the $2 level.

Other Related Commodity Trading and Investment Management Experience

Until December 31, 2009, Ameristock Corporation was an affiliate of the General Partner. Ameristock Corporation is a California-based registered investment advisor registered under the Investment Advisers Act of 1940, as amended, that has been sponsoring and providing portfolio management services to mutual funds since 1995. Ameristock Corporation is the investment adviser to the Ameristock Mutual Fund, Inc., a mutual fund registered under the Investment Company Act of 1940, as amended, that focuses on large cap U.S. equities that as of March 31, 2012, had $213,777,585 in assets. Ameristock Corporation was also the investment advisor to the Ameristock ETF Trust, an open-end management investment company registered under the 1940 Act that consisted of five separate investment portfolios, each of which sought investment results, before fees and expenses, that corresponded generally to the price and yield performance of a particular U.S. Treasury securities index owned and compiled by Ryan Holdings LLC and Ryan ALM, Inc. The Ameristock ETF Trust has liquidated each of its investment portfolios and has wound up its affairs.

How Does USDHO Operate?

The net assets of USDHO consist primarily of investments in futures contracts for heating oil but may also consist of investment contracts for crude oil, gasoline, natural gas and other petroleum-based fuels that are traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges (such futures contracts are collectively referred to herein as “Futures Contracts”), and to a lesser extent, in order to comply with regulatory requirements or in view of market conditions, other heating oil-related investments such as cash-settled options on Futures Contracts, forward contracts for heating oil, cleared swap contracts, and non-exchange traded (“over-the-counter”) transactions that are based on the price of heating oil, crude oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Heating Oil-Related Investments”). For convenience and unless otherwise specified, Futures Contracts and Other Heating Oil-Related Investments collectively are referred to as “Heating Oil Interests” in this prospectus. USDHO invests substantially the entire amount of its assets in Heating Oil Interests while supporting such investments by holding the amounts of its margin, collateral and other requirements relating to these obligations in Treasuries, cash and cash equities. The daily holdings of the Fund are available on the Fund’s website at www.unitedstatesdieselheatingoilfund.com

Prior to June [ ], 2012, United States Diesel-Heating Oil Fund, LP was known as the United States Heating Oil Fund, LP. The General Partner of USDHO believes that, historically, the heating oil futures contract that USDHO invests in has been used by both industry and financial participants as a way to hedge or invest in exposure to diesel fuel due to the close physical similarities between the two products. The NYMEX recently announced changes to the physical specifications of the heating oil contract that USDHO invests in which involves the reduction in the allowable amount of sulfur in heating oil down to the levels found in diesel fuel. In doing so NYMEX specifically referenced the desire to make the heating oil contract a “…duel-use price benchmark for both the heating oil and on-road diesel markets.” As a result the General Partner believes that a change in the name of the fund is appropriate. No other change, aside from the change of the name and the designated CUSIP number, is being made to USDHO from a operational or disclosure standpoint. See “Changes To The Heating Oil Contract.”

USDHO invests in Heating Oil Interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Futures Contracts and Other Heating Oil-Related Investments. In pursuing this objective, the primary focus of the General Partner is the investment in Futures Contracts and the management of USDHO’s investments in short-term obligations of the United States of two years or less (“Treasuries”), cash and/or cash equivalents for margining purposes and as collateral.

The investment objective of USDHO is for the daily changes in percentage terms of its units’ NAV to reflect the daily changes in percentage terms of the price of heating oil (also known as No. 2 fuel) for delivery at the New York harbor, as measured by the daily changes in the price of the Futures Contract on heating oil as traded on the NYMEX that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire (the “Benchmark Futures Contract”), less USDHO’s expenses. USDHO seeks to achieve its investment objective by investing in a combination of Futures Contracts and Other Heating Oil-Related Investments such that the daily changes in its NAV, measured in percentage terms, will closely track the daily changes in the price of the Benchmark Futures Contract, also measured in percentage terms. It is not the intent of USDHO to be operated in a fashion such that its NAV will equal, in dollar terms, the spot price of heating oil or any particular futures contract based on heating oil. It is not the intent of USDHO to be operated in a fashion such that its NAV will reflect the percentage change of the price of any particular futures contract as measured over a time period greater than one day. The General Partner believes that it is not practical to manage the portfolio to achieve such an investment goal when investing in listed heating oil futures contracts. USDHO may invest in interests other than the Benchmark Futures Contract to comply with accountability levels and position limits. For a detailed discussion of accountability levels and position limits, see “What are Futures Contracts?”

As a specific benchmark, the General Partner endeavors to place USDHO’s trades in Futures Contracts and Other Heating Oil-Related Investments and otherwise manage USDHO’s investments so that “A” will be within plus/minus 10 percent of “B”, where:

•	A is the average daily change in USDHO’s NAV for any period of 30 successive valuation days; i.e., any NYSE Arca trading day as of which USDHO calculates its NAV; and

•	B is the average daily change in the price of the Benchmark Futures Contract over the same period.

The General Partner believes that market arbitrage opportunities will cause the daily changes in USDHO’s unit price on the NYSE Arca to closely track the daily changes in USDHO’s NAV per unit. The General Partner further believes that the daily changes in USDHO’s NAV in percentage terms will closely track the daily changes in percentage terms in the Benchmark Futures Contract, less USDHO’s expenses.

The following two graphs demonstrate the correlation between the daily changes in the NAV of USDHO and the daily changes in the Benchmark Futures Contract both since the initial public offering of USDHO’s units on April 9, 2008 through December 31, 2011 and during the last thirty valuation days ended December 31, 2011.

* PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

* PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

An investment in the units provides a means for diversifying an investor’s portfolio or hedging exposure to changes in heating oil prices. An investment in the units allows both retail and institutional investors to easily gain this exposure to the heating oil market in a transparent, cost-effective manner.

The expected correlation of the price of USDHO’s units, USDHO’s NAV and the price of the Benchmark Futures Contract is illustrated in the following diagram:

The General Partner employs a “neutral” investment strategy in order to track changes in the price of the Benchmark Futures Contract regardless of whether the price goes up or goes down. USDHO’s “neutral” investment strategy is designed to permit investors generally to purchase and sell USDHO’s units for the purpose of investing indirectly in heating oil in a cost-effective manner, and/or to permit participants in the heating oil or other industries to hedge the risk of losses in their heating oil-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in heating oil and/or the risks involved in hedging may exist. In addition, an investment in USDHO involves the risk that the changes in the price of USDHO’s units will not accurately track the changes in the Benchmark Futures Contract, and that changes in the Benchmark Futures Contract will not closely correlate with changes in the spot prices of heating oil.

Term Structure of Heating Oil Futures Prices and the Impact on Total Returns.

Several factors determine the total return from investing in a futures contract position. One factor that impacts the total return that will result from investing in near month Futures Contracts and “rolling” those contracts forward each month is the price relationship between the current near month contract and the next month contract. For example, if the price of the near month contract is higher than the next month contract (a situation referred to as “backwardation” in the futures market), then absent any other change there is a tendency for the price of a next month contract to rise in value as it becomes the near month contract and approaches expiration. Conversely, if the price of a near month contract is lower than the next month contract (a situation referred to as “contango” in the futures market), then absent any other change there is a tendency for the price of a next month contract to decline in value as it becomes the near month contract and approaches expiration.

As an example, assume that the price of heating oil for immediate delivery (the “spot” price), was $2 per gallon, and the value of a position in the near month futures contract was also $2. Over time, the price of a gallon of heating oil will fluctuate based on a number of market factors, including demand for heating oil relative to its supply. The value of the near month contract will likewise fluctuate in reaction to a number of market factors. If investors seek to maintain their position in a near month contract and not take delivery of the heating oil, every month they must sell their current near month contract as it approaches expiration and invest in the next month contract.

If the futures market is in backwardation, e.g., when the expected price of heating oil in the future would be less, the investor would be buying a next month contract for a lower price than the current near month contract. Using the $2 per barrel price above to represent the front month price, the price of the next month contract could be $1.96 per barrel, that is, 2% cheaper than the front month contract. Hypothetically, and assuming no other changes to either prevailing heating oil prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the income earned on cash and/or cash equivalents), the value of the $1.96 next month contract would rise as it approaches expiration and becomes the new near month contract with a price of $2. In this example, the value of an investment in the second month contract would tend to rise faster than the spot price of heating oil, or fall slower. As a result, it would be possible in this hypothetical example for the spot price of heating oil to have risen 10% after some period of time, while the value of the investment in the second month futures contract would have risen 12%, assuming backwardation is large enough or enough time has elapsed. Similarly, the spot price of heating oil could have fallen 10% while the value of an investment in the futures contract could have fallen only 8%. Over time, if backwardation remained constant, the difference would continue to increase.

If the futures market is in contango, the investor would be buying a next month contract for a higher price than the current near month contract. Using again the $2 per barrel price above to represent the front month price, the price of the next month contract could be $2.04 per barrel, that is, 2% more expensive than the front month contract. Hypothetically, and assuming no other changes to either prevailing heating oil prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the income earned on cash and/or cash equivalents), the value of the next month contract would fall as it approaches expiration and becomes the new near month contract with a price of $2. In this example, it would mean that the value of an investment in the second month would tend to rise slower than the spot price of heating oil, or fall faster. As a result, it would be possible in this hypothetical example for the spot price of heating oil to have risen 10% after some period of time, while the value of the investment in the second month futures contract will have risen only 8%, assuming contango is large enough or enough time has elapsed. Similarly, the spot price of heating oil could have fallen 10% while the value of an investment in the second month futures contract could have fallen 12%. Over time, if contango remained constant, the difference would continue to increase.

The chart below compares the price of the near month contract to the price of the next month contract over the last 10 years (2002-2011). When the price of the near month contract is higher than the price of the next month contract, the market would be described as being in backwardation. When the price of the near month contract is lower than the price of the next month contract, the market would be described as being in contango. Although the prices of the near month contract and the price of the next month contract do tend to move up or down together, it can be seen that at times the near month prices are clearly higher than the price of the next month contract (backwardation), and other times they are below the price of the next month contract (contango). In addition, investors can observe that heating oil prices, both near month and next month, often display a seasonal pattern in which the price of heating oil tends to decline in the summer months and increase in the winter months. This mirrors the physical demand for heating oil, which typically peaks in the winter.

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

An alternative way to view backwardation and contango data over time is to subtract the dollar price of the next month heating oil futures contract from the dollar price of the near month heating oil futures contract. If the resulting number is a positive number, then the price of the near month contract is higher than the price of the next month and the market could be described as being in backwardation. If the resulting number is a negative number, then the near month price is lower than the price of the next month and the market could be described as being in contango. The chart below shows the results from subtracting the next month contract price from the price of the near month contract for the 10-year period between 2002 and 2011. Investors will note that the near month heating oil futures contract spent time in both backwardation and contango. Investors will further note that the markets display a very seasonal pattern that corresponds to the seasonal demand patterns for heating oil mentioned above. That is, in many, but not all cases, the price of the near month is higher than the next month during the middle of the winter months as the price of heating oil for delivery in those winter months rises to meet peak demand. At the same time, the price of the near month contract, when that month is just before the onset of fall, does not rise as far or as fast as the price of a next month contract whose delivery falls closer to the start of the winter season.

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

While the investment objective of USDHO is not to have the market price of its units match, dollar for dollar, changes in the spot price of heating oil, contango and backwardation have impacted the total return on an investment in USDHO units during the past year relative to a hypothetical direct investment in heating oil. For example, an investment in USDHO units made on December 31, 2010 and held to December 31, 2011 increased, based upon the changes in the NAV for USDHO units on those days, by 9.96%, while the spot price of heating oil for immediate delivery during the same period increased by 14.62%. By comparison, an investment in USDHO units made on December 31, 2009 and held to December 31, 2010 increased, based upon the changes in the NAV for USDHO units on those days, by 8.28%, while the spot price of heating oil for immediate delivery during the same period increased by 20.17% (note: this comparison ignores the potential costs associated with physically owning and storing heating oil, which could be substantial).

Periods of contango or backwardation do not materially impact USDHO’s investment objective of having the percentage changes in its per unit NAV track the percentage changes in the price of the Benchmark Futures Contract since the impact of backwardation and contango tend to equally impact the percentage changes in price of both USDHO’s units and the Benchmark Futures Contract. It is impossible to predict with any degree of certainty whether backwardation or contango will occur in the future. It is likely that both conditions will occur during different periods.

USDHO’s total portfolio composition is disclosed on its website each business day that the NYSE Arca is open for trading. The website disclosure of portfolio holdings is made daily and includes, as applicable, the name and value of each Heating Oil Interest, the specific types of Other Heating Oil-Related Investments and characteristics of such Other Heating Oil-Related Investments, the name and value of each Treasury security and cash equivalent, and the amount of cash and held in USDHO’s portfolio. USDHO’s website is publicly accessible at no charge. USDHO’s assets are held in segregated accounts pursuant to the Commodity Exchange Act (the “CEA”) and CFTC regulations.

The units issued by USDHO may only be purchased by Authorized Purchasers and only in blocks of 50,000. units called Creation Baskets. The amount of the purchase payment for a Creation Basket is equal to the aggregate NAV of the units in the Creation Basket. Similarly, only Authorized Purchasers may redeem units and only in blocks of 50,000 units called Redemption Baskets. The amount of the redemption proceeds for a Redemption Basket is equal to the aggregate NAV of units in the Redemption Basket. The purchase price for Creation Baskets and the redemption price for Redemption Baskets are the actual NAV calculated at the end of the business day when a request for a purchase or redemption is received by USDHO. The NYSE Arca publishes an approximate NAV intra-day based on the prior day’s NAV and the current price of the Benchmark Futures Contract, but the price of Creation Baskets and Redemption Baskets is determined based on the actual NAV calculated at the end of each trading day.

While USDHO issues units only in Creation Baskets, units may also be purchased and sold in much smaller increments on the NYSE Arca. These transactions, however, are effected at the bid and ask prices established by specialist firm(s). Like any listed security, units can be purchased and sold at any time a secondary market is open.

What is USDHO’s Investment Strategy?

In managing USDHO’s assets, the General Partner does not use a technical trading system that issues buy and sell orders. The General Partner instead employs a quantitative methodology whereby each time a Creation Basket is sold, the General Partner purchases Heating Oil Interests, such as a the Benchmark Futures Contract, that have an aggregate market value that approximates the amount of Treasuries and/or cash received upon the issuance of the Creation Basket.

As an example, assume that a Creation Basket is sold by USDHO, and that USDHO’s closing NAV per unit is $50. In that case, USDHO would receive $2,500,000 in proceeds from the sale of the Creation Basket ($50 NAV per unit multiplied by 50,000 units, and ignoring the Creation Basket fee). If one were to assume further that the General Partner wants to invest the entire proceeds from the Creation Basket in the Benchmark Futures Contract and that the market value of the Benchmark Futures Contract is $105,000, USDHO would be unable to buy the exact number of Benchmark Futures Contracts with an aggregate market value equal to $2,500,000. Instead, USDHO would be able to purchase 23 Benchmark Futures Contracts with an aggregate market value of $2,415,000. Assuming a margin requirement equal to 10% of the value of the Benchmark Futures Contract, USDHO would be required to deposit $241,500 in Treasuries and cash with the futures commission merchant through which the Benchmark Futures Contracts were purchased. The remainder of the proceeds from the sale of the Creation Basket, $2,258,500, would remain invested in cash, cash equivalents, and Treasuries as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions.

The specific Futures Contracts purchased depend on various factors, including a judgment by the General Partner as to the appropriate diversification of USDHO’s investments in futures contracts with respect to the month of expiration, and the prevailing price volatility of particular contracts. While the General Partner has made significant investments in NYMEX Futures Contracts, for various reasons, including the ability to enter into the precise amount of exposure to the heating oil market, position limits or other regulatory requirements limiting USDHO’s holdings, and market conditions, it may invest in Futures Contracts traded on other exchanges or invest in Other Heating Oil-Related Investments. To the extent that USDHO invests in Other Heating Oil-Related Investments, it would prioritize investments in contracts and instruments that are economically equivalent to the Benchmark Futures Contract, including cleared swaps that satisfy such criteria, and then, to a lesser extent, it would invest in other types of cleared swaps and other contracts, instruments and swaps, including swaps in the over-the-counter market. If USDHO is required by law or regulation, or by one of its regulators, including a futures exchange, to reduce its position in the Benchmark Futures Contracts to the applicable position limit or to a specified accountability level or if market conditions dictate it would be more appropriate to invest in Other Heating Oil-Related Investments, a substantial portion of USDHO’s assets could be invested in accordance with such priority in Other Heating Oil-Related Investments that are intended to replicate the return on the Benchmark Futures Contract. As USDHO’s assets reach higher levels, it is more likely to exceed position limits, accountability levels or other regulatory limits and, as a result, it is more likely that it will invest in accordance with such priority in Other Heating Oil-Related Investments at such higher levels. In addition, market conditions that the General Partner currently anticipates could cause USDHO to invest in Other Heating Oil-Related Investments include those allowing USDHO to obtain greater liquidity or to execute transactions with more favorable pricing. See “What are the Risk Factors Involved with an Investment in USDHO? — Risks Associated With Investing Directly or Indirectly in Heating Oil — Regulation of the commodity interests and energy markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect USDHO” for a discussion of the potential impact of the Dodd-Frank Act on USDHO’s ability to invest in over-the-counter transactions and cleared swaps.

The General Partner may not be able to fully invest USDHO’s assets in Benchmark Futures Contracts having an aggregate notional amount exactly equal to USDHO’s NAV. For example, as standardized contracts, the Benchmark Futures Contracts are for a specified amount of a particular commodity, and USDHO’s NAV and the proceeds from the sale of a Creation Basket are unlikely to be an exact multiple of the amounts of those contracts. As a result, in such circumstances, USDHO may be better able to achieve the exact amount of exposure to changes in price of the Benchmark Futures Contracts through the use of Other Heating Oil-Related Investments, such as over-the-counter contracts that have better correlation with changes in price of the Benchmark Futures Contract.

USDHO anticipates that to the extent it invests in Futures Contracts other than heating oil contracts (such as futures contracts for crude oil, natural gas, and other petroleum-based fuels) and Other Heating Oil-Related Investments, it will enter into various non-exchange-traded derivative contracts to hedge the short-term price movements of such Futures Contracts and Other Heating Oil-Related Investments against the current Benchmark Futures Contract.

The General Partner does not anticipate letting USDHO’s Futures Contracts expire and taking delivery of the underlying commodity. Instead, the General Partner closes existing positions, e.g., when it changes the Benchmark Futures Contract or it otherwise determines it would be appropriate to do so and reinvest the proceeds in new Futures Contracts or Other Heating Oil-Related Investments. Positions may also be closed out to meet orders for Redemption Baskets and in such case proceeds for such baskets will not be reinvested.

By remaining invested as fully as possible in Futures Contracts or Other Heating Oil-Related Investments, the General Partner believes that the daily changes in percentage terms in USDHO’s NAV will continue to closely track the daily changes in percentage terms in the prices of the Benchmark Futures Contract. The General Partner believes that certain arbitrage opportunities result in the price of the units traded on the NYSE Arca closely tracking the NAV of USDHO. Additionally, heating oil futures contracts traded on the NYMEX have closely tracked the spot price of heating oil for delivery to the New York harbor. Based on these expected interrelationships, the General Partner believes that the daily changes in the price of USDHO’s units as traded on the NYSE Arca have closely tracked and will continue to closely track the daily changes in the spot price of heating oil.

What are Futures Contracts?

Futures Contracts are agreements between two parties. One party agrees to buy a commodity such as heating oil from the other party at a later date at a price and quantity agreed-upon when the contract is made. Futures Contracts are traded on futures exchanges, including the NYMEX. For example, the Benchmark Futures Contract is traded on the NYMEX in units of 42,000 gallons (1,000 barrels). Futures Contracts traded on the NYMEX are priced by floor brokers and other exchange members both through an “open outcry” of offers to purchase or sell the contracts and through an electronic, screen-based system that determines the price by matching electronically offers to purchase and sell.

Impact of Accountability Levels, Position Limits and Price Fluctuation Limits. Futures contracts include typical and significant characteristics. Most significantly, the CFTC and U.S. designated contract markets such as the NYMEX have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment by USDHO is not) may hold, own or control. The net position is the difference between an individual or firm’s open long contracts and open short contracts in any one commodity. In addition, most U.S.-based futures exchanges, such as the NYMEX, limit the daily price fluctuation for futures contracts. Currently, the ICE Futures imposes position and accountability limits that are similar to those imposed by U.S.-based futures exchanges but does not limit the maximum daily price fluctuation, while some other non-U.S. futures exchanges have not adopted such limits.

The accountability levels for the Benchmark Futures Contract and other Futures Contracts traded on the NYMEX are not a fixed ceiling, but rather a threshold above which the NYMEX may exercise greater scrutiny and control over an investor’s positions. The current accountability level for any one-month in the Benchmark Futures Contract is 5,000 net contracts. In addition, the NYMEX imposes an accountability level for all months of 7,000 net futures contracts for investments in futures contracts for heating oil. If USDHO and the Related Public Funds exceed these accountability levels for investments in the futures contract for heating oil, the NYMEX will monitor USDHO’s and the Related Public Funds’ exposure and ask for further information on their activities, including the total size of all positions, investment and trading strategy, and the extent of liquidity resources of USDHO and the Related Public Funds. If deemed necessary by the NYMEX, it could also order USDHO and the Related Public Funds to reduce their aggregate net position back to the accountability level. In addition, the ICE Futures maintains the same accountability levels, position limits and monitoring authority for its heating oil contract as the NYMEX. As of December 31, 2011, USDHO and the Related Public Funds held a net of 289 Heating Oil Futures HO Contracts traded on the NYMEX.

Position limits differ from accountability levels in that they represent fixed limits on the maximum number of futures contracts that any person may hold and cannot allow such limits to be exceeded without express CFTC authority to do so. In addition to accountability levels and position limits that may apply at any time, the NYMEX and the ICE Futures impose position limits on contracts held in the last few days of trading in the near month contract to expire. It is unlikely that USDHO will run up against such position limits because USHO’s investment strategy is to close out its positions and “roll” from the near month contract to expire to the next month contract beginning two weeks from expiration of the contract.

On October 18, 2011, the CFTC adopted new rules, which establish position limits and limit formulas for certain physical commodity futures including Futures Contracts and options on Futures Contracts, executed pursuant to the rules of designated contract markets (i.e., certain regulated exchanges) and commodity swaps that are economically equivalent to such futures and options contracts.

If the NYMEX or the ICE Futures orders USDHO to reduce its position back to the accountability level, or to an accountability level that the NYMEX or the ICE Futures deems appropriate for USDHO, such an accountability level may impact the mix of investments in Heating Oil Interests made by USDHO. To illustrate, assume that the price of the Benchmark Futures Contract is $3.00 a barrel, and that the NYMEX has determined that USDHO may not own more than 10,000 Benchmark Futures Contracts. In such case, USDHO could invest up to $1.26 billion of its daily net assets in the Benchmark Futures Contract (i.e., $3 per contract multiplied by 42,000 (a Benchmark Futures Contract is a contract for 42,000 gallons) multiplied by 10,000 contracts) before reaching the accountability level imposed by the NYMEX. Once the daily net assets of the portfolio exceed $1.26 billion in the Benchmark Futures Contract, the portfolio may not be able to make any further investments in the Benchmark Futures Contract. If the NYMEX were to impose limits at the $1.26 billion level (or another level), USDHO anticipates that it would invest the majority of its assets above that level in a mix of other Futures Contracts or Other Heating Oil-Related Investments in order to meet its investment objective. However, the Dodd-Frank Act requires the CFTC to establish position limits that apply to both cleared and uncleared commodity swaps in addition to exchange-traded futures contracts held by an entity and certain of its affiliates. Such position limits could limit USDHO’s ability to invest in accordance with its investment objective.

USDHO anticipates that to the extent it invests in Futures Contracts other than heating oil contracts (such as futures contracts for crude oil, natural gas, and other petroleum-based fuels) and Other Heating Oil-Related Investments, it will enter into various non-exchange-traded derivative contracts to hedge the short-term price movements of such Futures Contracts and Other Heating Oil-Related Investments against the current Benchmark Futures Contract.

Examples of the position and price limits imposed are as follows:

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
NYMEX Heating Oil (physically settled)	Accountability Levels: any one month: 5,000 net futures/all months: 7,000 net futures Position Limits: 1,000 net futures in the last three days of trading in the spot month	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

ICE Heating Oil (financially settled)	Accountability Levels: any one month: 5,000 net futures/all months: 7,000 net futures Position Limits: 1,000 net futures in the last three days of trading in the spot month.	There is no maximum daily price fluctuation limit.

NYMEX Natural Gas (physically settled)	Accountability Levels: any one month: 6,000 net futures/all months: 12,000 net futures Position Limits: 1,000 net futures in the last three days of trading in the spot month.	$3.00 per million British thermal units (“mmBtu”) ($30,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $3.00 per mmBtu in either direction. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

NYMEX Light, Sweet Crude Oil (physically settled)	Accountability Levels: any one month; 10,000 net futures/all months: 20,000 net futures Position Limits: 3,000 net futures in the last three days of trading in the spot month	$10.00 per barrel ($10,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10.00 per barrel in either direction. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
NYMEX Light, Sweet Crude Oil (financially settled)	Accountability Levels: any one month: 20,000 net futures/all months: 20,000 net futures Position Limits: 2,000 net futures in the last three days of trading in the spot month	There is no maximum daily price fluctuation limit.

NYMEX Gasoline (physically settled)	Accountability Levels: any one month: 5,000 net futures/all months: 7,000 net futures Position Limits: 1,000 net futures in the last three days of trading in the spot month	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

ICE Brent Crude (physically settled)	There are no position accountability levels or limits for this contract. However, the exchange’s daily position management regime requires that any position greater than 500 lots in the nearest two expiry months must be reported to the exchange on a daily basis	There is no maximum daily price fluctuation limit.

ICE West Texas Intermediate (“WTI”) Crude (financially settled)	Accountability Levels: any one month; 10,000 net futures/all months: 20,000 net futures Position Limits: 3,000 net futures in the last three days of trading in the spot month	There is no maximum daily price fluctuation limit.

Price Volatility. The price volatility of Futures Contracts generally has been historically greater than that for traditional securities such as stocks and bonds. Price volatility often is greater day-to-day as opposed to intra-day. Futures Contracts tend to be more volatile than stocks and bonds because price movements of heating oil are more currently and directly influenced by economic factors for which current data is available and are traded by heating oil futures traders throughout the day. These economic factors include changes in interest rates; actions by oil producing countries, such as the OPEC countries; governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies; weather and climate conditions; changing supply and demand relationships; changes in balances of payments and trade; U.S. and international rates of inflation; currency devaluations and revaluations; U.S. and international political and economic events; and changes in philosophies and emotions of market participants. Because USDHO invests a significant portion of its assets in Futures Contracts, the assets of USDHO, and therefore the prices of USDHO units, may be subject to greater volatility than traditional securities.

Marking-to-Market Futures Positions. Futures Contracts are marked to market at the end of each trading day and the margin required with respect to such contracts is adjusted accordingly. This process of marking-to-market is designed to prevent losses from accumulating in any futures account. Therefore, if USDHO’s futures positions have declined in value, USDHO may be required to post “variation margin” to cover this decline. Alternatively, if USDHO futures positions have increased in value, this increase will be credited to USDHO’s account.

What is the Heating Oil and Diesel Markets and the Petroleum-Based Fuel Market?

Heating Oil. Heating oil, also known as No. 2 fuel oil, accounts for 25% of the yield of a barrel of crude oil, the second largest “cut” from oil after gasoline. The heating oil Futures Contract, listed and traded on the NYMEX, trades in units of 42,000 U.S. gallons (1,000 barrels) and is based on delivery in the New York harbor, the principal cash market center. The ICE Futures also offers a heating oil Futures Contract which trades in units of 42,000 U.S. gallons (1,000 barrels). The Heating Oil Futures Contract is cash-settled against the prevailing market price for heating oil delivered to the New York Harbor. The price of heating oil has always been volatile. Heating oil is physically similar to diesel fuel and both are referred to as “middle distillates” in the refining industry. As a result producers, consumers, and investors interested in diesel fuel have often used heating oil futures contracts to hedge or invest in diesel fuel. Historically the primary physical difference between heating oil and diesel fuel has been the allowable amount of sulfur in each of the two middle distillates, with heating oil being allowed to have more sulfur under applicable EPA regulations. Recent changes to the physical specifications for heating oil and heating oil futures contracts in regards to the allowable amount of sulfur will largely eliminate the physical differences between heating oil and diesel fuel in the United States.

Light, Sweet Crude Oil. Crude oil is the world’s most actively traded commodity. The futures contracts for light, sweet crude oil that are traded on the NYMEX are the world’s most liquid forum for crude oil trading, as well as the world’s largest volume futures contract trading on a physical commodity. Due to the liquidity and price transparency of oil futures contracts, they are used as a principal international pricing benchmark. The futures contracts for light, sweet crude oil trade on the NYMEX in units of 1,000 U.S. barrels (42,000 gallons) and, if not closed out before maturity, will result in delivery of oil to Cushing, Oklahoma, which is also accessible to the international spot markets by two major interstate petroleum pipeline systems. In Europe, Brent crude oil is the standard for futures contracts and is primarily traded on the ICE Futures. Brent crude oil is the price reference for two-thirds of the world’s traded oil. The ICE Brent Futures is a deliverable contract with an option to cash settle which trades in units of 1,000 barrels (42,000 U.S. gallons). The ICE Futures also offers a WTI Futures Contract which trades in units of 1,000 barrels. The WTI Futures Contract is cash-settled against the prevailing market price for U.S. light sweet crude oil.

Demand for petroleum products by consumers, as well as agricultural, manufacturing and transportation industries, determines demand for crude oil by refiners. Since the precursors of product demand are linked to economic activity, crude oil demand will tend to reflect economic conditions. However, other factors such as weather also influence product and crude oil demand.

Crude oil supply is determined by both economic and political factors. Oil prices (along with drilling costs, availability of attractive prospects for drilling, taxes and technology, among other factors) determine exploration and development spending, which influence output capacity with a lag. In the short run, production decisions by OPEC also affect supply and prices. Oil export embargoes and the current conflict in the Middle East represent other routes through which political developments move the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of crude oil has historically been volatile.

Gasoline. Gasoline is the largest single volume refined product sold in the U.S. and accounts for almost half of national oil consumption. The gasoline futures contract, listed and traded on the NYMEX, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery at petroleum products terminals in the New York harbor, the major East Coast trading center for imports and domestic shipments from refineries in the New York harbor area or from the Gulf Coast refining centers. The price of gasoline has historically been volatile.

Natural Gas. Natural gas accounts for almost a quarter of U.S. energy consumption. The natural gas Futures Contract listed and traded on the NYMEX trades in units of 10,000 mmBtu and is based on delivery at the Henry Hub in Louisiana, the nexus of 16 intra- and interstate natural gas pipeline systems that draw supplies from the region’s prolific gas deposits. The pipelines serve markets throughout the U.S. East Coast, the Gulf Coast, the Midwest, and up to the Canadian border. The price of natural gas has historically been volatile.

As noted, the General Partner also believes that the changes in the price of the Benchmark Futures Contract will closely correlate with changes in the spot price of heating oil. Assuming that the units’ value tracks the Benchmark Futures Contract as intended, the stated objective of USDHO for the units’ NAV to reflect the performance of the spot price of heating oil would be met if the trend reflected over the past ten years were to continue. However, there is no guarantee that such trend will continue.

USDHO may invest in certain other fuel-based commodity futures contracts. The chart below illustrates the historical correlation between the Benchmark Futures Contract and certain other fuel-based commodity futures contracts in which USDHO may invest over the last ten years. These correlations are relevant because the General Partner endeavors to invest USDHO’s assets in Futures Contracts and Other Heating Oil-Related Investments so that daily changes in USDHO’s NAV correlate as closely as possible with daily changes in the price of the Benchmark Futures Contract. If USDHO invests in other fuel-based commodity futures contracts and such contracts do not closely correlate with the Futures Contracts then their use could lead to greater tracking error.

The degree of correlation varies both among the different commodities and also over time. As such, the use of any energy related commodity to hedge a different energy commodity can only produce, at best, an imperfect hedge.

The following price graph is scaled so all contracts start at the same level at year end 1998, except for the current gasoline futures contract, whose price series began in 2005. To obtain the monthly average prices presented below, USDHO added the closing prices for every day in each month then divided that number by the total number of days in that month.

* PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Changes to the NYMEX Heating Oil Contract.

The heating oil contract offered by NYMEX was the first energy commodity futures contract listed in the United States in 1978, predating similar contracts on crude oil, natural gas, and gasoline by a number of years. Heating oil is physically similar to diesel fuel with the primary physical difference historically being the amount of allowable sulfur permitted in heating oil versus the lower levels of sulfur permitted in diesel fuel. Despite this physical difference, the similarities between the two distilled products was such that physical producers or users of diesel fuel, as well as financial investors, have traditionally used the heating oil contract to hedge or speculate on diesel fuel prices. In recent years several diesel-specific contracts have been listed on US futures exchanges. However, none of these contracts have seen much use as the diesel market continued to make use of the heating oil contract, which provided greater liquidity. At the same time, several states in the US Northeast have proposed new standards for heating oil that would require heating oil to contain lower levels of sulfur. These new levels of permitted sulfur will have the effect of removing the single largest physical difference between heating oil and diesel fuel.

On April 11, 2012, NYMEX announced that they would be phasing in new physical specifications for the existing heating oil futures contract that will mandate lower sulfur levels. The new standards apply to any heating oil that is physically delivered to satisfy NYMEX contracts. The new specifications will govern such deliveries starting in May 2013. In announcing these changes, NYMEX specifically referenced the desire to bring the contract in line with the standards for diesel fuel. NYMEX stated:

These revisions to our benchmark heating oil contract are reflective of customer feedback and our desire to help market participants make a smooth transition to new lower-sulfur diesel standards for heating oil ahead of changes in environmental regulations in the Northeastern U.S.

“Following the transition to lower sulfur specifications, the Heating Oil contract will serve as a dual-use price benchmark for both the heating oil and on-road diesel markets. It will also more closely match diesel specifications in international markets, including the European ultra-low sulfur diesel market.”

Although NYMEX has made clear their desire to encourage the use of the heating oil futures contracts as a proxy for the diesel fuel market as well, the General Partner is not aware of any current plans on the part of the NYMEX to rename the heating oil contract to reflect this dual-use.

As stated, the General Partner believes that historically the wholesale price of heating oil and of diesel fuel have closely tracked each other. Only in the last few years was a low-sulfur diesel-specific futures contract listed for trading in the United States. As mentioned, such contracts have so far failed to attract substantial use and the General Partner believes most market participants continue to use the more liquid heating oil contract for their hedging and investment needs. However, the price movements of the diesel contracts can be compared to the price movements of heating oil contracts over the last four years. The chart below measures the daily price of the front month heating oil futures contract on the NYMEX versus the daily price of the front month low sulfur diesel contract on the NYMEX. Investors are cautioned that neither contract represents retail prices for either fuel. The heating oil contract represents wholesale prices in the New York region while the diesel contract represents wholesale prices in the Gulf Coast region.

The General Partner estimates that the price movements of the two contracts over this four year period have had a correlation of over .90. As a result, the General Partner believes that the NYMEX heating oil futures contract will continue to be used by the marketplace as a contract to hedge or invest in both heating oil and diesel fuel.

Why Does USDHO Purchase and Sell Futures Contracts?

USDHO’s investment objective is to have the daily changes in percentage terms of its units’ NAV reflect the daily changes in percentage terms of the Benchmark Futures Contract, less USDHO’s expenses. USDHO invests primarily in Futures Contracts. USDHO seeks to have its aggregate NAV approximate at all times the aggregate market value of the Futures Contracts and Other Heating Oil-Related Investments it holds.

Other than investing in Futures Contracts and Other Heating Oil-Related Investments, USDHO only invests in assets to support these investments in Heating Oil Interests. At any given time, most of USDHO’s investments are in Treasuries, cash and/or cash equivalents that serve as segregated assets supporting USDHO’s positions in Futures Contracts and Other Heating Oil-Related Investments. For example, the purchase of a Futures Contract with a stated value of $10 million would not require USDHO to pay $10 million upon entering into the contract; rather, only a margin deposit, generally of 5% to 30% of the stated value of the Futures Contract, would be required. To secure its Futures Contract obligations, USDHO would deposit the required margin with the futures commission merchant and would separately hold, through its Custodian, Treasuries, cash and/or cash equivalents in an amount equal to the balance of the current market value of the contract, which at the contract’s inception would be $10 million minus the amount of the margin deposit, or $9.5 million (assuming a 5% margin).

As a result of the foregoing, typically only 5% to 30% of USDHO’s assets are held as margin in segregated accounts with the futures commission merchant. In addition to the Treasuries and cash it posts with the futures commission merchant for the Futures Contracts it owns, USDHO holds, through the Custodian, Treasuries, cash and/or cash equivalents that can be posted as additional margin or as other collateral to support its over-the-counter contracts. USDHO earns interest income from the Treasuries and/or cash equivalents that it purchases, and on the cash it holds through the Custodian. USDHO anticipates that the earned interest income will increase the NAV and limited partners’ capital contribution accounts. USDHO reinvests the earned interest income, holds it in cash, or uses it to pay its expenses. If USDHO reinvests the earned interest income, it makes investments that are consistent with its investment objective.

What is the Flow of Units?

What are the Trading Policies of USDHO?

Liquidity

USDHO invests only in Futures Contracts and Other Heating Oil-Related Investments that, in the opinion of the General Partner, ease of taking and liquidating positions in these financial instruments.

Spot Commodities

While certain of the Futures Contracts traded on the NYMEX can be physically settled, USDHO does not intend to take or make physical delivery. USDHO may from time to time trade in Other Heating Oil-Related Investments, including contracts based on the spot price of heating oil.

Leverage

The General Partner endeavors to have the value of USDHO’s Treasuries, cash and/or cash equivalents, whether held by USDHO or posted as margin or other collateral, to at all times approximate the aggregate market value of USDHO’s obligations under its Futures Contracts and Other Heating Oil-Related Investments. Commodity pools’ trading positions in futures contracts or other related investments are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interest’s) entire market value. While the General Partner has not and does not intend to leverage USDHO’s assets, it is not prohibited from doing so under the LP Agreement.

Borrowings

Borrowings are not used by USDHO, unless USDHO is required to borrow money in the event of physical delivery, if USDHO trades in cash commodities, or for short-term needs created by unexpected redemptions. USDHO maintains the value of its Treasuries, cash and/or cash equivalents whether held by USDHO or posted as margin or collateral, to at all times approximate the aggregate market value of its obligations under its Futures Contracts and Other Heating Oil-Related Investments. USDHO has not established and does not plan to establish credit lines.

Over-the-Counter Derivatives (Including Spreads and Straddles)

In addition to Futures Contracts, there are also a number of listed options on the Futures Contracts on the principal futures exchanges. These contracts offer investors and hedgers another set of financial vehicles to use in managing exposure to the heating oil market. Consequently, USDHO may purchase options on heating oil futures contracts on these exchanges in pursuing its investment objective.

In addition to the Futures Contracts and options on the Futures Contracts, there also exists an active non-exchange-traded market in derivatives tied to heating oil. These derivatives transactions (also known as over-the-counter contracts) are usually entered into between two parties in private contracts. Unlike most of the exchange-traded Futures Contracts or exchange-traded options on the Futures Contracts, each party to such contract bears the credit risk of the other party, i.e. , the risk that the other party may not be able to perform its obligations under its contract. To reduce the credit risk that arises in connection with such contracts, USDHO will generally enter into an agreement with each counterparty based on the Master Agreement published by the International Swaps and Derivatives Association, Inc. that provides for the netting of its overall exposure to its counterparty.

Some heating oil-based derivatives transactions contain fairly generic terms and conditions and are available from a wide range of participants. Other heating oil-based derivatives have highly customized terms and conditions and are not as widely available. Many of these over-the-counter contracts are cash-settled forwards for the future delivery of heating oil- or petroleum-based fuels that have terms similar to the Futures Contracts. Others take the form of “swaps” in which the two parties exchange cash flows based on pre-determined formulas tied to the heating oil spot price, forward heating oil price, the Benchmark Futures Contract price, or other heating oil futures contract price. In these swaps, a party pays a fixed price per unit and the other pays a variable price based on the average price of futures contracts for a specified periods or the price on a specified date, with payments typically made between the parties on a net basis. For example, USDHO may enter into over-the-counter derivative contracts whose value will be tied to changes in the difference between the heating oil spot price, the Benchmark Futures Contract price, or some other futures contract price traded on NYMEX or ICE Futures and the price of other Futures Contracts that may be invested in by USDHO.

The General Partner assesses or reviews, as appropriate, the creditworthiness of each potential or existing counterparty to an over-the-counter contract pursuant to guidelines approved by the General Partner’s Board. Furthermore, the General Partner on behalf of USDHO only enters into over-the-counter contracts with counterparties who are, or are affiliates of, (a) banks regulated by a United States federal bank regulator, (b) broker-dealers regulated by the SEC, (c) insurance companies domiciled in the United States, and (d) producers, users or traders of energy, whether or not regulated by the CFTC. Any entity acting as a counterparty shall be regulated in either the United States or the United Kingdom unless otherwise approved by the Board after consultation with its legal counsel. Existing counterparties are also reviewed periodically by the General Partner. USDHO will also require that the counterparty be highly rated and/or provide collateral or other credit support.

USDHO may employ spreads or straddles in its trading to mitigate the differences in its investment portfolio and its goal of tracking the price of the Benchmark Futures Contract. USDHO would use a spread when it chooses to take simultaneous long and short positions in futures written on the same underlying asset, but with different delivery months. USDHO would enter into a straddle when it chooses to take an option position consisting of a long (or short) position in both a call option and put option. The economic effect of holding certain combinations of put options and call options can be very similar to that of owning the underlying futures contracts. USDHO would make use of such a straddle approach if, in the opinion of the General Partner, the resulting combination would more closely track the investment goals of USDHO or if it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in heating oil prices.

USDHO has not employed any hedging methods since all of its investments have been made over an exchange. Therefore, USDHO has not been exposed to counterparty risk.

Pyramiding

USDHO has not and will not employ the technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as variation margin for the purchase or sale of additional positions in the same or another commodity interest.

Who are the Service Providers?

BBH&Co. is the registrar and transfer agent for the units. BBH&Co. is also the Custodian for USDHO. In this capacity BBH&Co. holds USDHO’s Treasuries, cash and/or cash equivalents pursuant to a custodial agreement. In addition, in its capacity as Administrator for USDHO, BBH&Co. performs certain administrative and accounting services for USDHO and prepares certain SEC, NFA and CFTC reports on behalf of USDHO. The General Partner pays BBH&Co. a fee for these services.

BBH&Co.’s principal business address is 50 Milk Street, Boston, MA 02109-3661. BBH&Co. is a private bank founded in 1818 and is not a publicly held company nor is it insured by the Federal Deposit Insurance Corporation. BBH&Co. is authorized to conduct a commercial banking business in accordance with the provisions of Article IV of the New York State Banking Law, New York Banking Law §§160 – 181, and is subject to regulation, supervision, and examination by the New York State Banking Department. BBH&Co. is also licensed to conduct a commercial banking business by the Commonwealths of Massachusetts and Pennsylvania and is subject to supervision and examination by the banking supervisors of those states.

USDHO also employs ALPS Distributors, Inc. as the Marketing Agent. The General Partner pays the Marketing Agent an annual fee. In no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with the offering of units exceed ten percent (10%) of the gross proceeds of the offering.

ALPS’s principal business address is 1290 Broadway, Suite 1100, Denver, CO 80203. ALPS is a broker-dealer registered with FINRA and a member of the Securities Investor Protection Corporation.

UBS Securities LLC (“UBS Securities”) is USDHO’s futures commission merchant. USDHO and UBS Securities have entered into an Institutional Futures Client Account Agreement. This Agreement requires UBS Securities to provide serves to USDHO in connection with the purchase and sale of Heating Oil Interests that may be purchased or sold by or through UBS Securities for USDHO’s account. USDHO pays the fees of UBS Securities for USDHO’s account. USDHO pays UBS Securities commission for executing clearing and trades on behalf of USDHO.

UBS Securities’ principal business address is 677 Washington Blvd, Stamford, CT 06901. UBS Securities is a futures clearing broker for USDHO. UBS Securities is registered in the U.S. with FINRA as a broker-dealer and with the CFTC as a futures commission merchant. UBS Securities is a member of the NFA and of various U.S. futures and securities exchanges.

UBS Securities is and has been a defendant in numerous legal proceedings, including actions brought by regulatory organizations and government agencies, relating to its securities and commodities business that allege various violations of federal and state securities laws. UBS AG, the ultimate parent company to UBS Securities LLC, files annual reports and quarterly reports to the SEC in which it discloses material information about UBS matters, including information about any material litigation or regulatory investigations (https://www.ubs.com/global/en/about_ubs/investor_relations/quarterly-reporting/2011.html). Actions with respect to UBS Securities’ futures commission merchant business are publicly available on the website of the National Futures Association (http://www.nfa.futures.org/). Actions with respect to UBS Securities’ futures commission merchant business are publicly available on the website of the National Futures Association (http://www.nfa.futures.org/).

The Jerome F. Sheldon Trust, et al. v. UBS Securities LLC, et al. is one of a series of consolidated actions filed beginning in 2008 in the Superior Court of California, County of San Francisco relating to Solidus Networks, Inc., d/b/a Pay by Touch (“PBT”), for which UBS served as a placement agent in several offerings by PBT securities. Plaintiffs in the consolidation actions alleged, among other things, that UBS and executives of PBT misrepresented the financial condition of PBT and failed to disclose certain legal difficulties of John Rodgers (the initial found and CEO of PBT) included alleged drug use. Plaintiffs’ complaint asserts that these alleged misrepresentations and omissions constituted fraud against certain investors in PBT and violated provisions of California securities law. Plaintiff claims $95 million in damages, plus interest and punitive damages. Trial is scheduled to begin the week of November 21, 2011.

On June 27, 2007, the Securities Division of the Secretary of the Commonwealth of Massachusetts (“Massachusetts Security Division”) filed an administrative complaint (the “Complaint”) and notice of adjudicatory proceeding against UBS Securities LLC, captioned In the Matter of UBS Securities, LLC, Docket No. E-2007-0049, which alleged that UBS Securities violated the Massachusetts Uniform Securities Act (the “Act”) and related regulations by providing the advisers for certain hedge funds with gifts and gratuities in the form of below market rents, personal loans with below market interest rates, event tickets, and other perks, in order to induce those hedge fund advisers to increase or retain their level of prime brokerage fees paid to UBS Securities. On November 22, 2010, UBS entered into a Consent Order and Settlement with Massachusetts Securities Division, pursuant to which UBS agreed to implementing a disclosure policy and retaining an independent consultant to monitor the policy. UBS also paid a $100,000.00 fine.

In the summer of 2008, the Massachusetts Securities Division, Texas State Securities Board, and the New York Attorney General (the “NYAG”) all brought actions against UBS and UBS Financial Services, Inc. (“UBS Financial”), alleging violations of various state law anti-fraud provisions in connection with the marketing and sale of auction rate securities.

On August 8, 2008, UBS Securities and UBS Financial reached agreements in principle with the SEC, the NYAG, the Massachusetts Securities Division and other state regulatory agencies represented by the North American Securities Administrators Association (“NASAA”) to restore liquidity to all remaining client’s holdings of auction rate securities by June 30, 2012. On October 2, 2008, UBS Securities and UBS Financial entered into a final consent agreement with the Massachusetts Securities Division settling all allegations in the Massachusetts Securities Division’s administrative proceeding against UBS Securities and UBS Financial with regards to the auction rate securities matter. On December 11, 2008, UBS Securities and UBS Financial executed an Assurance of Discontinuance in the auction rate securities settlement with the NYAG. On the same day, UBS Securities and UBS Financial finalized settlements with the SEC. UBS paid penalties of $75M to NYAG and an additional $75M to be apportioned among the participating NASAA states. In March 2010, UBS and NASAA agreed on final settlement terms, pursuant to which, UBS agreed to provide client liquidity up to an additional $200 million.

On April 29, 2010, the CFTC issued an order with respect to UBS Securities LLC and levied a fine of $200,000. The Order stated that on February 6, 2009, UBS Securities’ employee broker aided and abetted UBS Securities’ customer’s concealment of material facts from the NYMEX in violation of Section 9(a)(4) of the CEA, 7 U.S.C. §13(a)(4) (2006). Pursuant to NYMEX Rules, a block trade must be reported to NYMEX “within five minutes of the time of execution” consistent with the requirements of NYMEX Rule 6.21C(A)(6). Although the block trade in question was executed earlier that day, UBS Securities’ employee broker allegedly aided and abetted its customer’s concealment of facts when, in response to the customer’s request to the delay reporting the trade until after the close of trading. UBS Securities’ employee did not report the trade until after the close. The fine has been paid and the matter is now closed.

On August 14, 2008 the New Hampshire Bureau of Securities Regulation filed an administrative action against UBS Securities relating to a student loan issuer, the New Hampshire Higher Education Loan Corp. (“NHHELCO”). The complaint alleges fraudulent and unethical conduct in violation of New Hampshire state statues. On April 14, 2010, UBS entered into a Consent Order resolving all of the Bureau’s claims. UBS paid $750,000 to the Bureau for all costs associated with the Bureau’s investigation. UBS entered a separate civil settlement with NHHELCO and provided a total financial benefit of $20M to NHHELCO.

UBS Securities will act only as clearing broker for USDHO and as such will be paid commissions for executing and clearing trades on behalf of USDHO. UBS Securities has not passed upon the adequacy or accuracy of this prospectus. UBS Securities neither will act in any supervisory capacity with respect to the General Partner nor participate in the management of the General Partner or USDHO.

UBS Securities is not affiliated with USDHO or the General Partner. Therefore, USDHO does not believe that USDHO has any conflicts of interest with them or their trading principals arising from their acting as USDHO’s futures commission merchant.

Currently, the General Partner does not employ commodity trading advisors for trading of USDHO’s contracts. The General Partner currently does, however, employ a trading advisor for USCI and CPER, SummerHaven Investment Management, LLC (“SummerHaven”). If in the future, the General Partner does employ commodity trading advisors for USDHO, it will choose each advisor based on arm’s-length negotiations and will consider the advisor’s experience, fees, and reputation.

Fees and Compensation Arrangements with the General Partner and Non-Affiliated Service Providers*

Service Provider	Compensation Paid by the General Partner
Brown Brothers Harriman & Co., Inc., Custodian and Administrator	Minimum amount of $75,000 annually for its custody, fund accounting and fund administration services rendered to all funds, as well as a $20,000 annual fee for its transfer agency services. In addition, an asset-based charge of (a) 0.06% for the first $500 million of USDHO’s and the Related Public Funds’ combined assets, (b) 0.0465% for USDHO’s and the Related Public Funds’ combined assets greater than $500 million but less than $1 billion, and (c) 0.035% once USDHO’s and the Related Public Funds’ combined assets exceed $1 billion.**

ALPS Distributors, Inc., Marketing Agent	0.06% on USDHO’s assets up to $3 billion; 0.04% on USDHO’s assets in excess of $3 billion.

*	The General Partner pays this compensation.
**	The annual minimum amount will not apply if the asset-based charge for all accounts in the aggregate exceeds $75,000. The General Partner also will pay transaction charge fees to BBH&Co., ranging from $7.00 to $15.00 per transaction for the funds.

Compensation to the General Partner

USDHO is contractually obligated to pay the General Partner a management fee based on 0.60% per annum on its average net assets. Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis. NAV is calculated by taking the current market value of USDHO’s total assets, subtracting any liabilities and dividing that number by the total number of outstanding units.

Fees and Compensation Arrangements between USDHO and Non-Affiliated Service Providers***

Service Provider	Compensation Paid by USDHO
UBS Securities LLC, Futures Commission Merchant	Approximately $3.50 per buy or sell; charges may vary
Non-Affiliated Brokers	Approximately 0.016% of assets

***	USDHO pays this compensation.

New York Mercantile Exchange Licensing Fee****

Assets	Licensing Fee
Through October 19, 2011:
First $1,000,000,000	0.04% of NAV
After the first $1,000,000,000 On and after October 20, 2011	0.02% of NAV 0.015% on all net assets

****	Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis. USDHO is responsible for its pro rata share of the assets held by USDHO and the Related Public Funds, other than USBO, USCI, CPER, USAG and USMI.

Form of Units

Registered Form. Units are issued in registered form in accordance with the LP Agreement. The Administrator has been appointed registrar and transfer agent for the purpose of transferring units in certificated form. The Administrator keeps a record of all limited partners and holders of the units in certificated form in the registry (the “Register”). The General Partner recognizes transfers of units in certificated form only if done in accordance with the LP Agreement. The beneficial interests in such units are held in book-entry form through participants and/or accountholders in DTC.

Book-Entry. Individual certificates are not issued for the units. Instead, units are represented by one or more global certificates, which are deposited by the Administrator with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (“Indirect Participants”), and (3) those who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC Participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units are credited to DTC Participants’ securities accounts following confirmation of receipt of payment.

DTC. DTC has advised us as follows. It is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (“Exchange Act”). DTC holds securities for DTC Participants and facilitates the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants.

Transfer of Units

Transfers of Units Only Through DTC. The units are only transferable through the book-entry system of DTC. Limited partners who are not DTC Participants may transfer their units through DTC by instructing the DTC Participant holding their units (or by instructing the Indirect Participant or other entity through which their units are held) to transfer the units. Transfers are made in accordance with standard securities industry practice.

Transfers of interests in units with DTC are made in accordance with the usual rules and operating procedures of DTC and the nature of the transfer. DTC has established procedures to facilitate transfers among the participants and/or accountholders of DTC. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a person or entity having an interest in a global certificate to pledge such interest to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interest, may be affected by the lack of a certificate or other definitive document representing such interest.

DTC has advised us that it will take any action permitted to be taken by a unitholder (including, without limitation, the presentation of a global certificate for exchange) only at the direction of one or more DTC Participants in whose account with DTC interests in global certificates are credited and only in respect of such portion of the aggregate principal amount of the global certificate as to which such DTC Participant or Participants has or have given such direction.

Transfer/Application Requirements. All purchasers of USDHO’s units, and potentially any purchasers of units in the future, who wish to become limited partners or other record holders and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by USDHO’s LP Agreement and is eligible to purchase USDHO’s securities. Each purchaser of units offered by this prospectus must execute a transfer application and certification. The obligation to provide the form of transfer application is imposed on the seller of units or, if a purchase of units is made through an exchange, the form may be obtained directly through USDHO. Further, the General Partner may request each record holder to furnish certain information, including that record holder’s nationality, citizenship or other related status. A record holder is a unitholder that is, or has applied to be, a limited partner. An investor who is not a U.S. resident may not be eligible to become a record holder or one of USDHO’s limited partners if that investor’s ownership would subject USDHO to the risk of cancellation or forfeiture of any of USDHO’s assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if the General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of USDHO’s limited partners, the General Partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and USDHO will have the right to redeem those securities held by the record holder.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application and certification. USDHO may, at its discretion, treat the nominee holder of a unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

A person purchasing USDHO’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units are securities and are transferable according to the laws governing transfers of securities.

Any transfer of units will not be recorded by the transfer agent or recognized by the General Partner unless a completed transfer application is delivered to the General Partner or the Administrator. When acquiring units, the transferee of such units that completes a transfer application will:

•

be an assignee until admitted as a substituted limited partner upon the consent and sole discretion of the General Partner and the recording of the assignment on the books and records of the partnership;

•	automatically request admission as a substituted limited partner;

•	agree to be bound by the terms and conditions of, and execute, our LP Agreement;

•	represent that such transferee has the capacity and authority to enter into our LP Agreement;

•	grant powers of attorney to our General Partner and any liquidator of us; and

•	make the consents and waivers contained in our LP Agreement.

An assignee will become a limited partner in respect of the transferred units upon the consent of our General Partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our General Partner.

If consent of the General Partner is withheld such transferee shall be an assignee. An assignee shall have an interest in the partnership equivalent to that of a limited partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the partnership. With respect to voting rights attributable to units that are held by assignees, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such units on any matter, vote such units at the written direction of the assignee who is the record holder of such units. If no such written direction is received, such units will not be voted. An assignee shall have no other rights of a limited partner.

Until a unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Withdrawal of Limited Partners

As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances: (i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or (ii) the limited partner’s ownership of units would result in the violation of any law or regulations applicable to the partnership or a partner. In these circumstances, the General Partner without notice may require the withdrawal at any time, or retroactively. The limited partner thus designated shall withdraw from the partnership or withdraw that portion of its partner capital account specified, as the case may be, as of the close of business on such date as determined by the General Partner. The limited partner thus designated shall be deemed to have withdrawn from the partnership or to have made a partial withdrawal from its partner capital account, as the case may be, without further action on the part of the limited partner and the provisions of the LP Agreement shall apply.

What is the Plan of Distribution?

Buying and Selling Units

Most investors buy and sell units of USDHO in secondary market transactions through brokers. Units trade on the NYSE Arca under the ticker symbol “UHN.” Units are bought and sold throughout the trading day like other publicly traded securities. When buying or selling units through a broker, most investors incur customary brokerage commissions and charges. Investors are encouraged to review the terms of their brokerage account for details on applicable charges and, as discussed below under “U.S. Federal Income Tax Considerations,” any provisions authorizing the broker to borrow units held on your behalf.

Marketing Agent and Authorized Purchasers

The offering of USDHO’s units is a best efforts offering. USDHO continuously offers Creation Baskets consisting of 50,000 units through the Marketing Agent to Authorized Purchasers. Merrill Lynch Professional Clearing Corp. was the initial Authorized Purchaser. The initial Authorized Purchaser purchased the initial Creation Basket of 200,000 units at $50 per unit on April 9, 2008. Currently, Authorized Purchasers pay a $350 fee for each order to create one or more Creation Baskets through December 31, 2012; on and after January 1, 2013, the fee increases to $1,000. The Marketing Agent receives, for its services as marketing agent to USDHO, a marketing fee of 0.06% on assets up to the first $3 billion and 0.04% on assets in excess of $3 billion; provided, however, that in no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with this offering of units exceed ten percent (10%) of the gross proceeds of this offering.

The offering of baskets is being made in compliance with Conduct Rule 2310 of FINRA. Accordingly, Authorized Purchasers will not make any sales to any account over which they have discretionary authority without the prior written approval of a purchaser of units.

The per unit price of units offered in Creation Baskets on any subsequent day will be the total NAV of USDHO calculated shortly after the close of the core trading session on the NYSE Arca on that day divided by the number of issued and outstanding units. An Authorized Purchaser is not required to sell any specific number or dollar amount of units.

By executing an Authorized Purchaser Agreement, an Authorized Purchaser becomes part of the group of parties eligible to purchase baskets from, and put baskets for redemption to, USDHO. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create.

A list of Authorized Purchasers is available from the Marketing Agent. Because new units can be created and issued on an ongoing basis, at any point during the life of USDHO, a “distribution”, as such term is used in the 1933 Act, will be occurring. Authorized Purchasers, other broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the 1933 Act. For example, the initial Authorized Purchaser was a statutory underwriter with respect to its initial purchase of Creation Baskets. In addition, any purchaser who purchases units with a view towards distribution of such units may be deemed to be a statutory underwriter.

Authorized Purchasers will comply with the prospectus-delivery requirements in connection with the sale of units to customers. For example, an Authorized Purchaser, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a basket from USDHO, breaks the basket down into the constituent units and sells the units to its customers; or if it chooses to couple the creation of a supply of new units with an active selling effort involving solicitation of secondary market demand for the units. Authorized Purchasers may also engage in secondary market transactions in units that would not be deemed “underwriting”. For example, an Authorized Purchaser may act in the capacity of a broker or dealer with respect to units that were previously distributed by other Authorized Purchasers. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject them to the prospectus-delivery and liability provisions of the 1933 Act.

Dealers who are neither Authorized Purchasers nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with units that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the 1933 Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the 1933 Act.

The General Partner may qualify the units in states selected by the General Partner and intends that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem baskets through Authorized Purchasers in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

While the Authorized Purchasers may be indemnified by the General Partner, they will not be entitled to receive a discount or commission from USDHO for their purchases of Creation Baskets. The difference between the price paid by Authorized Purchasers as underwriters and the price paid to such Authorized Purchasers by investors will be deemed underwriting compensation.

Calculating NAV

USDHO’s NAV is calculated by:

•	Taking the current market value of its total assets;

•	Subtracting any liabilities; and

•	Dividing that total by the total number of outstanding units.

The Administrator calculates the NAV of USDHO once each NYSE Arca trading day. The per unit NAV for a particular trading day is released after 4:00 p.m. New York time. Trading during the core trading session on the NYSE Arca typically closes at 4:00 p.m. New York time. The Administrator uses the NYMEX closing price (determined at the earlier of the close of the NYMEX or 2:30 p.m. New York time) for the Futures Contracts traded on the NYMEX, but calculates or determines the value of all other USDHO investments (including Futures Contracts not traded on the NYMEX, Other Heating Oil-Related Investments and Treasuries), using market quotations, if available, or other information customarily used to determine the fair value of such investments as of the earlier of the close of the NYSE Arca or 4:00 p.m. New York time, in accordance with the current Administrative Agency Agreement among BBH&Co., USDHO and the General Partner. “Other information” customarily used in determining fair value includes information consisting of market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other market data in the relevant market; or information of the types described above from internal sources if that information is of the same type used by USDHO in the regular course of its business for the valuation of similar transactions. The information may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilized. Third parties supplying quotations or market data may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

In addition, in order to provide updated information relating to USDHO for use by investors and market professionals, the NYSE Arca calculates and disseminates throughout the core trading session on each trading day an updated indicative fund value. The indicative fund value is calculated by using the prior day’s closing NAV per unit of USDHO as a base and updating that value throughout the trading day to reflect changes in the most recently reported trade price for the active heating oil contracts traded on the NYMEX. The prices reported for the Benchmark Futures Contract month are adjusted based on the prior day’s spread differential between settlement values for the relevant contract and the spot month contract. In the event that the spot month contract is also the Benchmark Futures Contract, the last sale price for that contract is not adjusted. The indicative fund value unit basis disseminated during NYSE Arca core trading session hours should not be viewed as an actual real time update of the NAV, because the NAV is calculated only once at the end of each trading day based upon the relevant end of day values of USDHO’s investments.

The indicative fund value is disseminated on a per unit basis every 15 seconds during regular NYSE Arca core trading session hours of 9:30 a.m. New York time to 4:00 p.m. New York time. The normal trading hours of the NYMEX are 10:00 a.m. New York time to 2:30 p.m. New York time. This means that there is a gap in time at the beginning and the end of each day during which USDHO’s units are traded on the NYSE Arca, but real-time NYMEX trading prices for futures contracts traded on the NYMEX are not available. As a result, during those gaps there will be no update to the indicative fund value.

The NYSE Arca disseminates the indicative fund value through the facilities of CTA/CQ High Speed Lines. In addition, the indicative fund value is published on the NYSE Arca’s website and is available through on-line information services such as Bloomberg and Reuters.

Dissemination of the indicative fund value provides additional information that is not otherwise available to the public and is useful to investors and market professionals in connection with the trading of USDHO units on the NYSE Arca. Investors and market professionals are able throughout the trading day to compare the market price of USDHO and the indicative fund value. If the market price of USDHO units diverges significantly from the indicative fund value, market professionals will have an incentive to execute arbitrage trades. For example, if USDHO appears to be trading at a discount compared to the indicative fund value, a market professional could buy USDHO units on the NYSE Arca and sell short heating oil Futures Contracts. Such arbitrage trades can tighten the tracking between the market price of USDHO and the indicative fund value and thus can be beneficial to all market participants.

In addition, other Futures Contracts, Other Heating Oil-Related Investments and Treasuries held by USDHO are valued by the Administrator, using rates and points received from client-approved third party vendors (such as Reuters and WM Company) and advisor quotes. These investments are not included in the indicative value. The indicative fund value is based on the prior day’s NAV and moves up and down solely according to changes in price of the Benchmark Futures Contract.

Creation and Redemption of Units

USDHO creates and redeems units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets are only made in exchange for delivery to USDHO or the distribution by USDHO of the amount of Treasuries and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined NAV of the number of units included in the baskets being created or redeemed determined after 4:00 p.m. New York time on the day the order to create or redeem baskets is properly received.

Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions as described below, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner. The Authorized Purchaser Agreement provides the procedures for the creation and redemption of baskets and for the delivery of the Treasuries and any cash and/or cash equivalents required for such creations and redemptions. The Authorized Purchaser Agreement and the related procedures attached thereto may be amended by USDHO, without the consent of any limited partner or unitholder or Authorized Purchaser. Authorized Purchasers will pay a transaction fee of $350 to USDHO through December 31, 2012 for each order they place to create or redeem one or more baskets; on and after January 1, 2013 the fee increases to $1,000. Authorized Purchasers who make deposits with USDHO in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either USDHO or the General Partner, and no such person will have any obligation or responsibility to the General Partner or USDHO to effect any sale or resale of units.

Certain Authorized Purchasers are expected to be capable of participating directly in the physical heating oil market and the Heating Oil Interests market. In some cases, Authorized Purchasers or their affiliates may from time to time buy or sell heating oil or Heating Oil Interests and may profit in these instances. The General Partner believes that the size and operation of the heating oil market make it unlikely that an Authorized Purchaser’s direct activities in the heating oil or securities markets will significantly affect the price of heating oil, Heating Oil Interests, or the price of the units.

Each Authorized Purchaser is required to be registered as a broker-dealer under the Exchange Act and is a member in good standing with FINRA, or exempt from being or otherwise not required to be registered as a broker-dealer or a member of FINRA, and qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Purchasers may also be regulated under federal and state banking laws and regulations. Each Authorized Purchaser has its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Under the Authorized Purchaser Agreement, the General Partner has agreed to indemnify the Authorized Purchasers against certain liabilities, including liabilities under the 1933 Act, and to contribute to the payments the Authorized Purchasers may be required to make in respect of those liabilities.

The following description of the procedures for the creation and redemption of baskets is only a summary and an investor should refer to the relevant provisions of the LP Agreement and the form of Authorized Purchaser Agreement for more detail. The LP Agreement is attached to this prospectus. The form of Authorized Purchaser Agreement is attached as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information about where you can obtain the registration statement.

Creation Procedures

On any business day, an Authorized Purchaser may place an order with the Marketing Agent to create one or more baskets. For purposes of processing purchase and redemption orders, a “business day” means any day other than a day when any of the NYSE Arca, the NYMEX, or the New York Stock Exchange is closed for regular trading. Purchase orders must be placed by 12:00 p.m. New York time or the close of regular trading on the NYSE Arca, whichever is earlier. The day on which the Marketing Agent receives a valid purchase order is referred to as the purchase order date.

By placing a purchase order, an Authorized Purchaser agrees to deposit Treasuries, cash or a combination of Treasuries and cash with USDHO, as described below. Prior to the delivery of baskets for a purchase order, the Authorized Purchaser must also have wired to the Custodian the non-refundable transaction fee due for the purchase order. Authorized Purchasers may not withdraw a creation request.

The manner by which creations are made is dictated by the terms of the Authorized Purchaser Agreement. By placing a purchase order, an Authorized Purchaser agrees to (1) deposit Treasuries, cash, or a combination of Treasuries and cash with the Custodian of the fund, and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the fund for the purchase of a number and type of futures contracts at the closing settlement price for such contracts on the purchase order date. If an Authorized Purchaser fails to consummate (1) and (2), the order shall be cancelled. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet USDHO’s investment objective and shall be purchased as a result of the Authorized Purchaser’s purchase of units.

Determination of Required Deposits

The total deposit required to create each basket (“Creation Basket Deposit”) is the amount of Treasuries and/or cash that is in the same proportion to the total assets of USDHO (net of estimated accrued but unpaid fees, expenses and other liabilities) on the purchase order date as the number of units to be created under the purchase order is in proportion to the total number of units outstanding on the purchase order dates. The General Partner determines, directly in its sole discretion or in consultation with the Administrator, the requirements for Treasuries and the amount of cash, including the maximum permitted remaining maturity of a Treasury and proportions of Treasury and cash that may be included in deposits to create baskets. The Marketing Agent will publish an estimate of the redemption distribution per basket as of the beginning of each business day. The amount of cash deposit required is the difference between the aggregate market value of the Treasuries required to be included in a Creation Basket Deposit as of 4:00 p.m. New York time on the date the order to purchase is properly received and the total required deposit.

Delivery of Required Deposits

An Authorized Purchaser who places a purchase order is responsible for transferring to USDHO’s account with the Custodian the required amount of Treasuries and/or cash by the end of the third business day following the purchase order date. Upon receipt of the deposit amount, the Administrator directs DTC to credit the number of baskets ordered to the Authorized Purchaser’s DTC account on the third business day following the purchase order date. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the Custodian on behalf of USDHO shall be borne solely by the Authorized Purchaser.

Because orders to purchase baskets must be placed by 12:00 p.m., New York time, but the total payment required to create a basket during the continuous offering period will not be determined until after 4:00 p.m., New York time, on the date the purchase order is received, Authorized Purchasers will not know the total amount of the payment required to create a basket at the time they submit an irrevocable purchase order for the basket. USDHO’s NAV and the total amount of the payment required to create a basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Rejection of Purchase Orders

The General Partner acting by itself or through the Marketing Agent shall have the absolute right but no obligation to reject a purchase order or a Creation Basket Deposit if:

•	it determines that the investment alternative available to USDHO at that time will not enable it to meet its investment objective;

•	it determines that the purchase order or the Creation Basket Deposit is not in proper form;

•	it believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to USDHO, the limited partners or the unitholders;

•	the acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the General Partner, be unlawful; or

•	circumstances outside the control of the General Partner, Marketing Agent or Custodian make it, for all practical purposes, not feasible to process creations of baskets.

None of the General Partner, Marketing Agent or Custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

Redemption Procedures

The procedures by which an Authorized Purchaser can redeem one or more baskets mirror the procedures for the creation of baskets. On any business day, an Authorized Purchaser may place an order with the Marketing Agent to redeem one or more baskets. Redemption orders must be placed by 12:00 p.m. New York time or the close of regular trading on the NYSE Arca, whichever is earlier. A redemption order so received will be effective on the date it is received in satisfactory form by the Marketing Agent. The redemption procedures allow Authorized Purchasers to redeem baskets and do not entitle an individual unitholder to redeem any units in an amount less than a Redemption Basket, or to redeem baskets other than through an Authorized Purchaser.

By placing a redemption order, an Authorized Purchaser agrees to deliver the baskets to be redeemed through DTC’s book-entry system to USDHO, as described below. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Purchaser must also have wired to USDHO’s account at the Custodian the non-refundable transaction fee due for the redemption order. An Authorized Purchaser may not withdraw a redemption order.

The manner by which redemptions are made is dictated by the terms of the Authorized Purchaser Agreement. By placing a redemption order, an Authorized Purchaser agrees to (1) deliver the Redemption Basket to be redeemed through DTC’s book-entry system to USDHO’s account with the Custodian not later than 3:00 p.m. New York time on the third business day following the effective date of the redemption order (“Redemption Distribution Date”), and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the fund for the sale of a number and type of futures contracts at the closing settlement price for such contracts on the redemption order date. If an Authorized Purchaser fails to consummate (1) and (2) above, the order shall be cancelled. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet USDHO’s investment objective and shall be sold as a result of the Authorized Purchaser’s sale of units.

Determination of Redemption Distribution

The redemption distribution from USDHO consists of a transfer to the redeeming Authorized Purchaser of an amount of Treasuries and/or cash that is in the same proportion to the total assets of USDHO (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of units to be redeemed under the redemption order is in proportion to the total number of units outstanding on the date the order is received. The General Partner, directly or in consultation with the Administrator, determines the requirements for Treasuries and the amounts of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and/or cash that may be included in distributions to redeem baskets. The Marketing Agent will publish an estimate of the redemption distribution per basket as of the beginning of each business day.

Delivery of Redemption Distribution

The redemption distribution due from USDHO will be delivered to the Authorized Purchaser by 3:00 p.m. New York time on the third business day following the redemption order date if, by 3:00 p.m. New York time on such third business day, USDHO’s DTC account has been credited with the baskets to be redeemed. If USDHO’s DTC account has not been credited with all of the baskets to be redeemed by such time, the redemption distribution will be delivered to the extent of whole baskets received. Any remainder of the redemption distribution will be delivered on the next business day to the extent of remaining whole baskets received if USDHO receives the fee applicable to the extension of the redemption distribution date which the General Partner may, from time to time, determine and the remaining baskets to be redeemed are credited to USDHO’s DTC account by 3:00 p.m. New York time on such next business day. Any further outstanding amount of the redemption order shall be cancelled. Pursuant to information from the General Partner, the Custodian will also be authorized to deliver the redemption distribution notwithstanding that the baskets to be redeemed are not credited to USDHO’s DTC account by 3:00 p.m. New York time on the third business day following the redemption order date if the Authorized Purchaser has collateralized its obligation to deliver the baskets through DTC’s book entry-system on such terms as the General Partner may from time to time determine.

Suspension or Rejection of Redemption Orders

The General Partner may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the NYSE Arca or the NYMEX is closed other than customary weekend or holiday closings, or trading on the NYSE Arca or the NYMEX is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the limited partners or unitholders. For example, the General Partner may determine that it is necessary to suspend redemptions to allow for the orderly liquidation of USDHO’s assets at an appropriate value to fund a redemption. If the General Partner has difficulty liquidating its positions, e.g., because of a market disruption event in the futures markets, a suspension of trading by the exchange where the futures contracts are listed or an unanticipated delay in the liquidation of a position in an over the counter contract, it may be appropriate to suspend redemptions until such time as such circumstances are rectified. None of the General Partner, the Marketing Agent, the Administrator, or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

Redemption orders must be made in whole baskets. The General Partner will reject a redemption order if the order is not in proper form as described in the Authorized Purchaser Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. The General Partner may also reject a redemption order if the number of units being redeemed would reduce the remaining outstanding units to 100,000 units (i.e., two baskets) or less.

Creation and Redemption Transaction Fee

To compensate USDHO for its expenses in connection with the creation and redemption of baskets, an Authorized Purchaser is required to pay a transaction fee to USDHO of $350 per order through December 31, 2012 to create or redeem baskets, regardless of the number of baskets in such order; on and after January 1, 2013, the fee increases to $1,000. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC of any change in the transaction fee and will not implement any increase in the fee for the redemption of baskets until 30 days after the date of the notice.

Tax Responsibility

Authorized Purchasers are responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Purchaser, and agree to indemnify the General Partner and USDHO if they are required by law to pay any such tax, together with any applicable penalties, additions to tax and interest thereon.

Secondary Market Transactions

As noted, USDHO creates and redeems units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets are only made in exchange for delivery to USDHO or the distribution by USDHO of the amount of Treasuries and cash represented by the baskets being created or redeemed, the amount of which will be based on the aggregate NAV of the number of units included in the baskets being created or redeemed determined on the day the order to create or redeem baskets is properly received.

As discussed above, Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be registered broker-dealers or other securities market participants, such as banks and other financial institutions that are not required to register as broker-dealers to engage in securities transactions. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized Purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the NAV of USDHO at the time the Authorized Purchaser purchased the Creation Baskets and the NAV of the units at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Futures Contract market and the market for Other Heating Oil-Related Investments. The prices of units offered by Authorized Purchasers are expected to fall between USDHO’s NAV and the trading price of the units on the NYSE Arca at the time of sale. Units initially comprising the same basket but offered by Authorized Purchasers to the public at different times may have different offering prices. An order for one or more baskets may be placed by an Authorized Purchaser on behalf of multiple clients. Authorized Purchasers who make deposits with USDHO in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either USDHO or the General Partner, and no such person has any obligation or responsibility to the General Partner or USDHO to effect any sale or resale of units. Units trade in the secondary market on the NYSE Arca. Units may trade in the secondary market at prices that are lower or higher relative to their NAV per unit. The amount of the discount or premium in the trading price relative to the NAV per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the Futures Contracts market and the market for Other Heating Oil-Related Investments. While the units trade during the core trading session on the NYSE Arca until 4:00 p.m. New York time, liquidity in the market for Futures Contracts and Other Heating Oil-Related Investments may be reduced after the close of the NYMEX at 2:30 p.m. New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the units may widen.

Use of Proceeds

The General Partner causes USDHO to transfer the proceeds from the sale of Creation Baskets to the Custodian or other custodian for trading activities. The General Partner will invest USDHO’s in Futures Contracts and Other Heating Oil-Related Investments and investments in Treasuries, cash and/or cash equivalents. When USDHO purchases a Futures Contract and certain exchange-traded Other Heating Oil-Related Investments, USDHO is required to deposit 5% to 30% with the selling futures commission merchant on behalf of the exchange a portion of the value of the contract or other interest as security to ensure payment for the obligation under Heating Oil Interests at maturity. This deposit is known as initial margin. Counterparties in transactions in over-the-counter Heating Oil Interests will generally impose similar collateral requirements on USDHO. The General Partner will invest the assets that remain after margin and collateral are posted in Treasuries, cash and/or cash equivalents subject to these margin and collateral requirements. The General Partner has sole authority to determine the percentage of assets that are:

•	held on deposit with the futures commission merchant or other custodian;

•	used for other investments; and

•	held in bank accounts to pay current obligations and as reserves.

Ongoing margin and collateral payments will generally be required for both exchange-traded and over-the-counter Heating Oil Interests based on changes in the value of the Heating Oil Interests. Furthermore, ongoing collateral requirements with respect to over-the-counter Heating Oil Interests are negotiated by the parties, and may be affected by overall market volatility, volatility of the underlying commodity or index, the ability of the counterparty to hedge its exposure under the Heating Oil Interest, and each party’s creditworthiness. In light of the differing requirements for initial payments under exchange-traded and over-the-counter Heating Oil Interests and the fluctuating nature of ongoing margin and collateral payments, it is not possible to estimate what portion of USDHO’s assets will be posted as margin or collateral at any given time. The Treasuries, cash and/or cash equivalents held by USDHO will constitute reserves that will be available to meet ongoing margin and collateral requirements. All interest income will be used for USDHO’s benefit. The General Partner invests the balance of USDHO’s assets not invested in Heating Oil Interests or held in margin as reserves to be available for changes in margin.

A futures commission merchant, counterparty, government agency or commodity exchange could increase margin or collateral requirements applicable to USDHO to hold trading positions at any time. Moreover, margin is merely a security deposit and has no bearing on the profit or loss potential for any positions held.

The assets of USDHO posted as margin for Futures Contracts and over-the-counter contracts will be held in segregation pursuant to the CEA and CFTC regulations.

Limited Partnership Agreement

The following paragraphs are a summary of certain provisions of our LP Agreement. The following discussion is qualified in its entirety by reference to our LP Agreement.

Authority of the General Partner

Our General Partner is generally authorized to perform all acts deemed necessary to carry out the purposes of the limited partnership and to conduct our business. Our partnership existence will continue into perpetuity, until terminated in accordance with our LP Agreement. Our General Partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our LP Agreement. However, our partnership agreement limits the authority of our General Partner as follows:

•

Other than in connection with the issuance or redemption of units, or upon termination of the partnership as contemplated by the LP Agreement, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) or approve on behalf of the partnership, the sale, exchange or other disposition of all or substantially all of the assets of all of the partnership, taken as a whole, without the approval of at least a majority of the limited partners; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the partnership’s assets and shall not apply to any forced sale of any or all of the partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.

•

The General Partner is not authorized to institute or initiate on behalf of, or otherwise cause, the partnership to (a) make a general assignment for the benefit of creditors; (b) file a voluntary bankruptcy petition; or (c) file a petition seeking for the partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.

•

The General Partner may not, without written approval of the specific act by all of the limited partners or by other written instrument executed and delivered by all of the limited partners subsequent to the date of the LP Agreement, take any action in contravention of the LP Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the partnership, except as otherwise provided in the LP Agreement; (ii) possess partnership property, or assign any rights in specific partnership property, for other than a partnership purpose; (iii) admit a person as a partner, except as otherwise provided in the LP Agreement; (iv) amend the LP Agreement in any manner, except as otherwise provided in the LP Agreement or applicable law; or (v) transfer its interest as General Partner of the partnership, except as otherwise provided in the LP Agreement.

•

In general, unless approved by a majority of the limited partners, our General Partner shall not take any action, or refuse to take any reasonable action, the effect of which would be to cause us, to the extent it would materially and adversely affect limited partners, to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes.

Withdrawal or Removal of Our General Partner

The General Partner shall be deemed to have withdrawn from the partnership upon the occurrence of any one of the following events:

•	the General Partner voluntarily withdraws from the partnership by giving written notice to the other partners;

•	the General Partner transfers all of its rights as General Partner;

•	the General Partner is removed;

•

the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) – (C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

•

a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

•

a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

The General Partner may be removed with or without cause if such removal is approved by the holders of at least 66 2/3% of the outstanding units (excluding for this purpose units held by the General Partner and its affiliates).

Meetings

All acts of the limited partners should be done in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”). Upon the written request of 20% or more in interest of the limited partners, the General Partner may, but is not required to, call a meeting of the limited partners. Notice of such meeting shall be given within 30 days after, and the meeting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place. Any limited partner may obtain a list of names, addresses, and interests of the limited partners upon written request to the General Partner.

Limited Liability

Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our LP Agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets. In light of the fact that a limited partner’s liability may extend beyond his capital contributions, a limited partner may lose more money than he contributed.

Under Delaware law, a limited partner might be held liable for USDHO’s obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

Under the LP Agreement, a limited partner will not be liable for assessments in addition to its initial capital investment in any of USDHO’s capital securities representing limited partnership interests. However, a limited partner still may be required to repay to USDHO any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, USDHO may not make a distribution to limited partners if the distribution causes USDHO’s liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of USDHO’s assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

The General Partner Has Conflicts of Interest

There are present and potential future conflicts of interest in USDHO’s structure and operation you should consider before you purchase units. The General Partner will use this notice of conflicts as a defense against any claim or other proceeding made. If the General Partner is not able to resolve these conflicts of interest adequately, it may impact USDHO’s and the Related Public Funds’ ability to achieve their investment objectives.

USDHO and the General Partner may have inherent conflicts to the extent the General Partner attempts to maintain USDHO’s asset size in order to preserve its fee income and this may not always be consistent with USDHO’s objective of having the value of its unit’s NAV track changes in the price of the Benchmark Future Contract.

The General Partner’s officers, directors and employees, do not devote their time exclusively to USDHO. These persons are directors, officers or employees of other entities which may compete with USDHO for their services. They could have a conflict between their responsibilities to USDHO and to those other entities. The General Partner believes that it has sufficient personnel, time, and working capital to discharge its responsibilities in a fair manner and that these persons’ conflicts should not impair their ability to provide services to USDHO.

The General Partner and the General Partner’s principals, officers, directors and employees may trade futures and related contracts for their own account. Limited partners and other unitholders are not permitted to inspect the trading records or any written policies related to such trading of the General Partner and its principals, officers, directors, and employees. A conflict of interest may exist if their trades are in the same markets and at the same time as USDHO trades using the clearing broker to be used by USDHO. A potential conflict also may occur when the General Partner’s principals trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by USDHO. The General Partner has adopted a Code of Business Conduct and Ethics to ensure that the officers, directors, and employees of the General Partner and its affiliates do not engage in trades that will harm the fund or the unitholders. The General Partner has also adopted Corporate Governance Guidelines. If these provisions are not successful, unitholders may be harmed in that such trades could affect the prices of the futures contracts purchased by USDHO which could affect USDHO’s ability to track the Benchmark Futures Contract. The Code of Business Conduct and Ethics and the Corporate Governance Guidelines may be found on USDHO’s website at www.unitedstatesdieselheatingoilfund.com.

The General Partner has sole current authority to manage the investments and operations of USDHO, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which will limit their ability to influence matters such as amendment of the LP Agreement, change in USDHO’s basic investment policy, dissolution of USDHO, or the sale or distribution of USDHO’s assets.

The General Partner serves as the general partner or sponsor to USDHO and the Related Public Funds, as well as of other funds that have yet to offer securities to the public or begin operations. The General Partner may have a conflict to the extent that its trading decisions for USDHO may be influenced by the effect they would have on the other funds it manages. By way of example, if, as a result of reaching position limits imposed by the NYMEX Heating Oil Futures Contracts (or otherwise), the General Partner might determine that there would be potential benefits in purchasing another type of petroleum based future contract, such as gasoline futures contract. However, the General Partner might be disinclined to purchase gasoline futures contracts, this decision could impact its ability to purchase additional gasoline futures contracts for USDHO if adversely doing so would be due to applicability position limits for other related Public funds (such as the United States Gasoline Fund, LP). In addition, the General Partner is required to indemnify the officers and directors of the other funds, if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

No Resolution of Conflicts Procedures

Whenever a conflict of interest exists or arises between the General Partner on the one hand, and the partnership or any limited partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all partners and shall not constitute a breach of the LP Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of the LP Agreement is deemed to be, fair and reasonable to the partnership. If a dispute arises, under the LP Agreement it will be resolved either through negotiations with the General Partner or by courts located in the State of Delaware.

Under the LP Agreement, any resolution is deemed to be fair and reasonable to the partnership if the resolution is:

•	approved by the audit committee, although no party is obligated to seek approval and the General Partner may adopt a resolution or course of action that has not received approval;

•	on terms no less favorable to the limited partners than those generally being provided to or available from unrelated third parties; or

•

fair to the limited partners, taking into account the totality of the relationships of the parties involved including other transactions that may be particularly favorable or advantageous to the limited partners.

The previous risk factors and conflicts of interest are complete as of the date of this prospectus; however, additional risks and conflicts may occur which are not presently foreseen by the General Partner. You may not construe this prospectus as legal or tax advice. Before making an investment in this fund, you should read this entire prospectus, including the LP Agreement (Appendix B). You should also consult with your personal legal, tax, and other professional advisors.

Interests of Named Experts and Counsel

The General Partner has engaged Reed Smith LLP to assist in the preparation of this prospectus. Neither the law firm nor any other expert hired by USDHO to give advice on the preparation of this offering document has been hired on a contingent fee basis. Nor does any of them have any present or future expectation of interest in the General Partner, Marketing Agent, Authorized Purchasers, Custodian, Administrator or other service providers to USDHO.

The General Partner’s Responsibilities and Remedies

Pursuant to the DRULPA, parties may contractually modify or even eliminate fiduciary duties in a limited partnership agreement to the limited partnership itself, or to another partner or person otherwise bound by the limited partnership agreement. Parties may not, however, eliminate the implied covenant of good faith and fair dealing. Where parties unambiguously provide for fiduciary duties in a limited partnership agreement, those expressed duties become the standard that courts will use to determine whether such duties were breached. For this reason, USDHO’s limited partnership agreement does not explicitly provide for any fiduciary duties so that common law fiduciary duty principles will apply to measure the General Partner’s conduct.

A prospective investor should be aware that the General Partner has a responsibility to limited partners of USDHO to exercise good faith and fairness in all dealings. The fiduciary responsibility of a general partner to limited partners is a developing and changing area of the law and limited partners who have questions concerning the duties of the General Partner should consult with their counsel. In the event that a limited partner of USDHO believes that the General Partner has violated its fiduciary duty to the limited partners, he may seek legal relief individually or on behalf of USDHO under applicable laws, including under DRULPA and under commodities laws, to recover damages from or require an accounting by the General Partner. Limited partners may also have the right, subject to applicable procedural and jurisdictional requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the SEC. Limited partners who have suffered losses in connection with the purchase or sale of the units may be able to recover such losses from the General Partner where the losses result from a violation by the General Partner of the federal securities laws. State securities laws may also provide certain remedies to limited partners. Limited partners should be aware that performance by the General Partner of its fiduciary duty to is measured by the terms of the LP Agreement as well as applicable law. Limited partners are afforded certain rights to institute reparations proceedings under the CEA for violations of the CEA or of any rule, regulation or order of the CFTC by the General Partner.

Liability and Indemnification

Under the LP Agreement, neither a General Partner nor any employee or other agent of USDHO nor any officer, director, stockholder, partner, employee or agent of a General Partner (a “Protected Person”) shall be liable to any partner or USDHO for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, director, stockholder, partner, employee, agent of USDHO or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, partner, employee, or agent of the partner or officer, director, stockholder, partner, employee or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s action was in the best interests of USDHO and except that no Protected Person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office.

USDHO shall, to the fullest extent permitted by law, but only out of USDHO assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at USDHO’s request as directors, officers or trustees of another organization in which USDHO has an interest as a unitholder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interest of USDHO, and except that no Covered Person shall be indemnified against any liability to USDHO or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by USDHO in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to USDHO if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

Provisions of Law

According to applicable law, indemnification of the General Partner is payable only if the General Partner determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of USDHO and the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct and such liability or loss was not the result of negligence or misconduct by the General Partner, and such indemnification or agreement to hold harmless is recoverable only out of the assets of USDHO and not from the members, individually.

Provisions of Federal and State Securities Laws

This offering is made pursuant to federal and state securities laws. The SEC and state securities agencies take the position that indemnification of the General Partner that arises out of an alleged violation of such laws is prohibited unless certain conditions are met.

Those conditions require that no indemnification of the General Partner or any underwriter for USDHO may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the party seeking indemnification and the court approves the indemnification; (ii) such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction as to the party seeking indemnification; or (iii) a court of competent jurisdiction approves a settlement of the claims against the party seeking indemnification and finds that indemnification of the settlement and related costs should be made, provided that, before seeking such approval, the General Partner or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the SEC and the securities administrator of the State or States in which the plaintiffs claim they were offered or sold membership interests.

Provisions of the Securities Act of 1933 and NASAA Guidelines

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the General Partner or its directors, officers, or persons controlling USDHO, USDHO has been informed that SEC and the various State administrators believe that such indemnification is against public policy as expressed in the Securities Act of 1933 and the North American Securities Administrators Association, Inc. (“NASAA”) commodity pool guidelines and is therefore unenforceable.

Books and Records

USDHO keeps its books of record and account at its office located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or at the offices of the Administrator at its office located at 40 Water Street, Boston, Massachusetts, 02109, or such office, including of an administrative agent, as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to USDHO’s satisfaction that such person is a limited partner upon reasonable advance notice at all reasonable times during the usual business hours of USDHO.

USDHO keeps a copy of USDHO’s LP Agreement on file in its office which is available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any limited partner.

Analysis of Critical Accounting Policies

USDHO’s critical accounting policies set forth in the financial statements that are incorporated by reference in this prospectus are prepared in accordance with accounting principles generally accepted in the United States of America, which require the use of certain accounting policies that affect the amounts reported in these financial statements, including the following: USDHO trades are accounted for on a trade-date basis and marked to market on a daily basis. The difference between their cost and market value is recorded as “change in unrealized profit/loss” for open (unrealized) contracts, and recorded as “realized profit/loss” when open positions are closed out; the sum of these amounts constitutes USDHO’s trading revenues. Earned interest income revenue, as well as management fee, and brokerage fee expenses of USDHO are recorded on an accrual basis. The General Partner believes that all relevant accounting assumptions and policies have been considered.

Statements, Filings, and Reports

At the end of each fiscal year, USDHO will furnish to DTC Participants for distribution to each person who is a unitholder at the end of the fiscal year an annual report containing USDHO’s audited financial statements and other information about USDHO. The General Partner is responsible for the registration and qualification of the units under the federal securities laws and federal commodities laws and any other securities and blue sky laws of the United States or any other jurisdiction as the General Partner may select. The General Partner is responsible for preparing all reports required by the SEC and the CFTC, but has entered into an agreement with the Administrator to prepare these reports as required by the SEC, CFTC and the NYSE Arca on USDHO’s behalf.

The financial statements of USDHO will be audited, as required by law and as may be directed by the General Partner, by an independent registered public accounting firm designated from time to time by the General Partner. The accountants report will be furnished by USDHO to unitholders upon request. USDHO will make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.

Reports to Limited Partners

In addition to periodic reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, all of which can be accessed on the SEC’s website at www.sec.gov or on USDHO’s website at www.unitedstatesheatingoilfund.com, USDHO, pursuant to the LP Agreement, will provide the following reports to limited partners in the manner prescribed below:

Annual Reports. Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the fiscal year, an annual report containing the following:

(i)	financial statements of the partnership, including, without limitation, a balance sheet as of the end of the partnership’s fiscal year and statements of income, partners’ equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with accounting principles generally accepted in the United States of America consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board;

(ii)	a general description of the activities of the partnership during the period covered by the report; and

(iii)	a report of any material transactions between the partnership and the General Partner or any of its affiliates, including fees or compensation paid by the partnership and the services performed by the General Partner or any such affiliate for such fees or compensation.

Quarterly Reports. Within 45 days after the end of each quarter of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the quarter then ended, a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but shall be certified by the General Partner as fairly presenting the financial position and results of operations of the partnership during the period covered by the report. The report shall also contain a description of any material event regarding the business of the partnership during the period covered by the report.

Monthly Reports. Within 30 days after the end of each month, the General Partner shall cause to be posted on its website and upon request, to be delivered to each limited partner who was a limited partner at any time during the month then ended, a monthly report containing an account statement, which will include a statement of income (loss) and a statement of changes in NAV, for the prescribed period. In addition, the account statement will disclose any material business dealings between the partnership, General Partner, commodity trading advisor (if any), futures commission merchant, or the principals thereof that previously have not been disclosed in this prospectus or any amendment thereto, other account statements or annual reports.

USDHO will provide information to its unitholders to the extent required by applicable SEC, CFTC, and NYSE Arca requirements. An issuer, such as USDHO, of exchange-traded securities may not always readily know the identities of the investors who own those securities. USDHO will post the same information that would otherwise be provided in USDHO’s reports to limited partners described above including its monthly account statements, which will include, without limitation, USDHO’s NAV, on USDHO’s website www.unitedstatesdieselheatingoilfund.com.

Fiscal Year

The fiscal year of USDHO is the calendar year. The General Partner may select an alternate fiscal year.

Governing Law; Consent to Delaware Jurisdiction

The rights of the General Partner, USDHO, DTC (as registered owner of USDHO’s global certificate for units) and the unitholders, are governed by the laws of the State of Delaware. The General Partner, USDHO and DTC and, by accepting units, each DTC Participant and each unitholder, consent to the jurisdiction of the courts of the State of Delaware and any federal courts located in Delaware. Such consent is not required for any person to assert a claim of Delaware jurisdiction over the General Partner or USDHO.

Security Ownership of Principal Unitholders and Management

None of the directors or executive officers of the General Partner, nor the employees of USDHO own any units of USDHO. In addition, USDHO is not aware of any 5% holder of its units.

Legal Matters

Litigation and Claims

Within the past 5 years of the date of this prospectus, there have been no material administrative, civil or criminal actions against the General Partner, underwriter, or any principal or affiliate of either of them. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them.

Legal Opinion

Reed Smith LLP is counsel to advise USDHO and the General Partner with respect to the preparation of units being offered hereby and has passed upon the validity of the units being issued hereunder. Reed Smith LLP has also provided the General Partner with its opinion with respect to federal income tax matters addressed herein.

Experts

Spicer Jeffries LLP, an independent registered public accounting firm, has audited the financial statements of United States Diesel-Heating Oil Fund, LP, at December 31, 2011 and 2010 that appear in the annual report on Form 10-K that is incorporated by reference. The financial statements in the Form 10-K were included herein in reliance upon the report of March 28, 2011, given on its authority of such firm as experts in accounting and auditing.

Privacy Policy

USDHO and the General Partner may collect or have access to certain nonpublic personal information about current and former investors. Nonpublic personal information may include information received from investors, such as an investor’s name, social security number and address, as well as information received from brokerage firms about investor holdings and transactions in units of USDHO.

USDHO and the General Partner do not disclose nonpublic personal information except as required by law or as described in their Privacy Policy. In general, USDHO and the General Partner restrict access to the nonpublic personal information they collect about investors to those of their and their affiliates’ employees and service providers who need access to such information to provide products and services to investors.

USDHO and the General Partner maintain safeguards that comply with federal law to protect investors’ nonpublic personal information. These safeguards are reasonably designed to (1) ensure the security and confidentiality of investors’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of investors’ records and information, and (3) protect against unauthorized access to or use of investors’ records or information that could result in substantial harm or inconvenience to any investor. Third-party service providers with whom USDHO and the General Partner share nonpublic personal information about investors must agree to follow appropriate standards of security and confidentiality, which includes safeguarding such nonpublic personal information physically, electronically and procedurally.

A copy of USDHO and the General Partner’s current Privacy Policy is provided to investors annually and is also available upon request.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of units in USDHO, and the U.S. federal income tax treatment of USDHO, as of the date hereof. This discussion is applicable to a beneficial owner of units who purchases units in the offering to which this prospectus relates, including a beneficial owner who purchases units from an Authorized Purchaser. Except where noted otherwise, it deals only with units held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding units as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for U.S. federal income tax purposes, traders in securities or commodities that elect to use a mark-to-market method of accounting, or holders of units whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations (“Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

Persons considering the purchase, ownership or disposition of units should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. As used herein, a “U.S. unitholder” of a unit means a beneficial owner of a unit that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. unitholder” is a holder that is not a U.S. unitholder. If a partnership holds our units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, you should consult your own tax advisor regarding the tax consequences.

The General Partner of USDHO has received the opinion of Reed Smith LLP, counsel to USDHO, that the material U.S. federal income tax consequences to USDHO and to U.S. unitholders and Non-U.S. unitholders will be as described below. In rendering its opinion, Reed Smith LLP has relied on the facts described in this prospectus as well as certain factual representations made by USDHO and the General Partner. The opinion of Reed Smith LLP is not binding on the Internal Revenue Service (“IRS”), and as a result, the IRS may not agree with the tax positions taken by USDHO. If challenged by the IRS, USDHO’s tax positions might not be sustained by the courts. No ruling has been requested from the IRS with respect to any matter affecting USDHO or prospective investors.

EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT ITS OWN TAX ADVISOR AS TO HOW THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN USHO APPLY TO YOU AND AS TO HOW THE APPLICABLE STATE, LOCAL OR FOREIGN TAXES APPLY TO YOU.

Tax Status of USDHO

USDHO is organized and operates as a limited partnership in accordance with the provisions of the LP Agreement and applicable state law. Under the Code, an entity classified as a partnership that is deemed to be a “publicly traded partnership” is generally taxable as a corporation for U.S. federal income tax purposes. The Code provides an exception to this general rule for a publicly traded partnership whose gross income for each taxable year of its existence consists of at least 90% “qualifying income” (“qualifying income exception”).

For this purpose, section 7704 defines “qualifying income” as including, in pertinent part, interest (other than from a financial business), dividends and gains from the sale or disposition of capital assets held for the production of interest or dividends. In addition, in the case of a partnership a principal activity of which is the buying and selling of commodities (other than as inventory) or of futures, forwards and options with respect to commodities, “qualifying income” includes income and gains from such commodities and futures, forwards and options with respect to commodities. USDHO and the General Partner have represented the following to Reed Smith LLP:

•	At least 90% of USDHO’s gross income for each taxable year will constitute “qualifying income” within the meaning of Code section 7704 (as described above);

•	USDHO will be organized and operated in accordance with its governing agreements and applicable law;

•	USDHO has not elected, and will not elect, to be classified as a corporation for U.S. federal income tax purposes.

Based in part on these representations, Reed Smith LLP is of the opinion that USDHO classifies as a partnership for U.S. federal income tax purposes and that it is not taxable as a corporation for such purposes.

If USDHO failed to satisfy the qualifying income exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, USDHO would be taxable as a corporation for U.S. federal income tax purposes and would pay U.S. federal income tax on its income at regular corporate rates. In that event, unitholders would not report their share of USDHO’s income or loss on their returns. In addition, distributions to unitholders would be treated as dividend income to the extent of USDHO’s current and accumulated earnings and profits. To the extent a distribution exceeded USDHO’s earnings and profits, the distribution would be treated as a return of capital to the extent of a unitholder’s basis in its units, and thereafter as gain from the sale of its units. Accordingly, if USDHO were to be taxable as a corporation, it would likely have a material adverse effect on the economic return from an investment in USDHO and on the value of the units.

The remainder of this summary assumes that USDHO is classified as a partnership for U.S. federal income tax purposes and that it is not taxable as a corporation.

U.S. Unitholders

Tax Consequences of Ownership of Units

Taxation of USDHO’s Income. No U.S. federal income tax is paid by USDHO on its income. Instead, USDHO files annual information returns, and each U.S. unitholder is required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of USDHO. For example, unitholders must take into account their share of ordinary income realized by USDHO from accruals of interest on Treasuries and other investments, and their share of gain from Futures Contracts and Other Heating Oil-Related Investments. These items must be reported without regard to the amount (if any) of cash or property the unitholder receives as a distribution from USDHO during the taxable year. Consequently, a unitholder may be allocated income or gain by USDHO but receive no cash distribution with which to pay its tax liability resulting from the allocation, or may receive a distribution that is insufficient to pay such liability. Because the General Partner currently does not intend to make distributions, it is likely that in any year USDHO realizes net income and/or gain that a U.S. unitholder will be required to pay taxes on its allocable share of such income or gain from sources other than USDHO distributions. In addition, for taxable years beginning after December 31, 2012, individuals with income in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses).

Allocations of USDHO’s Profit and Loss. Under Code section 704, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit is governed by the applicable organizational document unless the allocation provided by such document lacks “substantial economic effect.” An allocation that lacks substantial economic effect nonetheless will be respected if it is in accordance with the partners’ interests in the partnership, determined by taking into account all facts and circumstances relating to the economic arrangements among the partners.

In general, USDHO applies a monthly closing-of-the-books convention in determining allocations of economic profit or loss to unitholders. Income, gain, loss and deduction are determined on a monthly “mark-to-market” basis, taking into account our accrued income and deductions and realized and unrealized gains and losses for the month. These items are allocated among the holders of units in proportion to the number of units owned by them as of the close of business on the last business day of the month. Items of taxable income, deduction, gain, loss and credit recognized by USDHO for U.S. federal income tax purposes for any taxable year will be allocated among holders in a manner that equitably reflects the allocation of economic profit or loss. USDHO has made the election permitted by section 754 of the Code, which election is irrevocable without the consent of the Service. The effect of this election is that when a secondary market sale of our units occur, we adjust the purchaser’s proportionate share of the tax basis of our assets to fair market value, as reflected in the price paid for the units, as if the purchaser had directly acquired an interest in our assets. The section 754 election is intended to eliminate disparities between a partner’s basis in its partnership interest and its share of the tax bases of the partnership’s assets, so that the partner’s allocable share of taxable gain or loss on a disposition of an asset will correspond to its share of the appreciation or depreciation in the value of the asset since it acquired its interest. Depending on the price paid for units and the tax bases of USDHO’s assets at the time of the purchase, the effect of the section 754 election on a purchaser of units may be favorable or unfavorable.

USDHO applies certain assumptions and conventions in determining and allocating items for tax purposes in order to reduce the complexity and costs of administration. The General Partner believes that application of these assumptions and conventions is consistent with the intent of the partnership provisions of the Code, and that the resulting allocations have substantial economic effect or otherwise are respected as being in accordance with unitholders’ interests in USDHO for U.S. federal income tax purposes. However, the Code and Treasury Regulations do not expressly permit adoption of these assumptions and conventions, and Reed Smith LLP is therefore unable to opine on the validity of our allocation method. It is possible that the IRS could successfully challenge this method and require a unitholder to report a greater or lesser share of items of income, gain, loss, deduction, or credit than if our method were respected. The General Partner is authorized to revise our allocation method to conform to any method permitted under future Treasury Regulations.

The assumptions and conventions used in making tax allocations may cause a unitholder to be allocated more or less income or loss for U.S. federal income tax purposes than its proportionate share of the economic income or loss realized by USDHO during the period it held its units. This “mismatch” between taxable and economic income or loss in some cases may be temporary, reversing itself in a later year when the units are sold, but could be permanent. For example, a unitholder could be allocated income accruing before it purchased its units, resulting in an increase in the basis of the units (see “Tax Basis of Units”, below). On a subsequent disposition of the units, the additional basis might produce a capital loss the deduction of which may be limited (see “Limitations on Deductibility of Losses and Certain Expenses”, below).

Mark to Market of Certain Exchange-Traded Contracts. For U.S. federal income tax purposes, USDHO generally is required to use a “mark-to-market” method of accounting under which unrealized gains and losses on instruments constituting “section 1256 contracts” are recognized currently. A section 1256 contract is defined as: (1) a futures contract that is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC, or any other board of trade or exchange designated by the Secretary of the Treasury, and with respect to which the amount required to be deposited and the amount that may be withdrawn depends on a system of “marking to market”; (2) a forward contract on exchange-traded foreign currencies, where the contracts are traded in the interbank market; (3) a non-equity option traded on or subject to the rules of a qualified board or exchange; (4) a dealer equity option; or (5) a dealer securities futures contract.

Under these rules, section 1256 contracts held by USDHO at the end of each taxable year, including for example Futures Contracts and options on Futures Contracts traded on a U.S. exchange or board of trade or certain foreign exchanges, are treated as if they were sold by USDHO for their fair market value on the last business day of the taxable year. A unitholder’s distributive share of USDHO’s net gain or loss with respect to each section 1256 contract generally is treated as long-term capital gain or loss to the extent of 60 percent thereof, and as short-term capital gain or loss to the extent of 40 percent thereof, without regard to the actual holding period.

Many of USDHO’s Futures Contracts and some their other commodity interests will qualify as “section 1256 contracts” under the Code. Gain or loss recognized through disposition, termination or marking-to-market of USDHO’s section 1256 contracts will be subject to 60 – 40 treatment and allocated to unitholders in accordance with the monthly allocation convention. Under recently enacted legislation, cleared swaps and other commodity swaps will most likely not qualify as section 1256 contracts. If a commodity swap is not treated as a section 1256 contract, any gain or loss on the swap recognized at the time of disposition or termination will be long-term or short-term capital gain or loss depending on the holding period of the swap.

Limitations on Deductibility of Losses and Certain Expenses. A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to you by USDHO, including but not limited to those described below.

A unitholder’s deduction of its allocable share of any loss of USDHO will be limited to the lesser of (1) the tax basis in its units or (2) in the case of a unitholder that is an individual or a closely held corporation, the amount which the unitholder is considered to have “at risk” with respect to our activities. In general, the amount at risk will be your invested capital plus your share of any recourse debt of USDHO for which you are liable. Losses in excess of the amount at risk must be deferred until years in which USDHO generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Noncorporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used to offset capital gains in future years. In addition, a noncorporate taxpayer may elect to carry back net losses on section 1256 contracts to each of the three preceding years and use them to offset section 1256 contract gains in those years, subject to certain limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

Otherwise deductible expenses incurred by noncorporate taxpayers constituting “miscellaneous itemized deductions,” generally including investment-related expenses (other than interest and certain other specified expenses), are deductible only to the extent they exceed 2 percent of the taxpayer’s adjusted gross income for the year. Although the matter is not free from doubt, we believe management fees we pay to the General Partner and other expenses we incur constitute investment-related expenses subject to the miscellaneous itemized deduction limitation, rather than expenses incurred in connection with a trade or business.

Noncorporate unitholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a unitholder will generally include any interest accrued by USDHO and any interest paid or accrued on direct borrowings by a unitholder to purchase or carry its units, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

To the extent that we allocate losses or expenses to you that must be deferred or disallowed as a result of these or other limitations in the Code, you may be taxed on income in excess of your economic income or distributions (if any) on your units. As one example, you could be allocated and required to pay tax on your share of interest income accrued by USDHO for a particular taxable year, and in the same year be allocated a share of a capital loss that you cannot deduct currently because you have insufficient capital gains against which to offset the loss. As another example, you could be allocated and required to pay tax on your share of interest income and capital gain for a year, but be unable to deduct some or all of your share of management fees and/or margin account interest incurred by you with respect to your units. Unitholders are urged to consult their own professional tax advisors regarding the effect of limitations under the Code on your ability to deduct your allocable share of USDHO’s losses and expenses.

Tax Basis of Units. A unitholder’s tax basis in its units is important in determining (1) the amount of taxable gain or loss it will realize on the sale or other disposition of its units, (2) the amount of non-taxable distributions that it may receive from USDHO and (3) its ability to utilize its distributive share of any losses of USDHO on its tax return. A unitholder’s initial tax basis in its units will equal its cost for the units plus its share of USDHO’s liabilities (if any) at the time of purchase. In general, a unitholder’s “share” of those liabilities will equal the sum of (i) the entire amount of any otherwise nonrecourse liability of USDHO as to which the unitholder or an affiliate of the unitholder is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of USDHO that are not partner nonrecourse liabilities as to any unitholder.

A unitholder’s tax basis in its units generally will be (1) increased by (a) its allocable share of USDHO’s taxable income and gain and (b) any additional contributions by the unitholder to USDHO and (2) decreased (but not below zero) by (a) its allocable share of USDHO’s tax deductions and losses and (b) any distributions by USDHO to the unitholder. For this purpose, an increase in a unitholder’s share of USDHO’s liabilities will be treated as a contribution of cash by the unitholder to USDHO and a decrease in that share will be treated as a distribution of cash by USDHO to the unitholder. Pursuant to certain IRS rulings, a unitholder will be required to maintain a single, “unified” basis in all units that it owns. As a result, when a unitholder that acquired its units at different prices sells less than all of its units, such unitholder will not be entitled to specify particular units (e.g., those with a higher basis) as having been sold. Rather, it must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis in its units to the units sold.

Treatment of USDHO Distributions. If USDHO makes non-liquidating distributions to unitholders, such distributions generally will not be taxable to the unitholders for U.S. federal income tax purposes except to the extent that the sum of (i) the amount of cash and (ii) the fair market value of marketable securities distributed exceeds the unitholder’s adjusted basis of its interest in USDHO immediately before the distribution. Any cash distributions in excess of a unitholder’s tax basis generally will be treated as gain from the sale or exchange of units.

Constructive Termination of the Partnership. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our units within a 12-month period. A termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could result in tax penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax Consequences of Disposition of Units. If a unitholder sells its units, it will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis for the units sold. A unitholder’s amount realized will be the sum of the cash or the fair market value of other property received plus its share of any USDHO debt outstanding.

Gain or loss recognized by a unitholder on the sale or exchange of units held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Treasury Regulations that will allow unitholders to identify and use the actual holding periods for the units sold for purposes of determining whether the gain or loss recognized on a sale of units will give rise to long-term or short-term capital gain or loss. It is expected that most unitholders will be eligible to elect, and generally will elect, to identify and use the actual holding period for units sold. If a unitholder fails to make the election or is not able to identify the holding periods of the units sold, the unitholder will have a split holding period in the units sold. Under such circumstances, a unitholder will be required to determine its holding period in the units sold by first determining the portion of its entire interest in USDHO that would give rise to long-term capital gain or loss if its entire interest were sold and the portion that would give rise to short-term capital gain or loss if the entire interest were sold. The unitholder would then treat each unit sold as giving rise to long-term capital gain or loss and short-term capital gain or loss in the same proportions as if it had sold its entire interest in USDHO.

Under Section 751 of the Code, a portion of a unitholder’s gain or loss from the sale of units (regardless of the holding period for such units), will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or “inventory” owned by USDHO. The term “unrealized receivables” includes, among other things, market discount bonds and short-term debt instruments to the extent such items would give rise to ordinary income if sold by USDHO.

If some or all of your units are lent by your broker or other agent to a third party — for example, for use by the third party in covering a short sale — you may be considered as having made a taxable disposition of the loaned units, in which case —

•	you may recognize taxable gain or loss to the same extent as if you had sold the units for cash;

•	any of USDHO’s income, gain, loss or deduction allocable to those units during the period of the loan will not be reportable by you for tax purposes; and

•	any distributions you receive with respect to the units will be fully taxable, most likely as ordinary income.

Unitholders desiring to avoid these and other possible consequences of a deemed disposition of their units should consider modifying any applicable brokerage account agreements to prohibit the lending of their units.

Other Tax Matters

Information Reporting. We report tax information to the unitholders and the IRS. Unitholders who have become additional limited partners are treated as partners for U.S. federal income tax purposes. The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners but who have the capacity to exercise substantial dominion and control over the assigned partnership interests will be considered partners for U.S. federal income tax purposes. On the basis of such ruling, except as otherwise provided herein, we treat the following persons as partners for U.S. federal income tax purposes: (1) assignees of units who are pending admission as limited partners, and (2) unitholders whose units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units. USDHO will furnish unitholders each year with tax information on IRS Schedule K-1 (Form 1065), which will be used by the unitholders in completing their tax returns.

Persons who hold an interest in USDHO as a nominee for another person are required to furnish to us the following information: (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (3) the amount and description of units acquired or transferred for the beneficial owner; and (4) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code of 1986, as amended for failure to report such information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Partnership Audit Procedures. The IRS may audit the U.S. federal income tax returns filed by USDHO. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability and could result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments of non-partnership items as well as USDHO items. Partnerships are generally treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the unitholders. The Code provides for one unitholder to be designated as the “tax matters partner” to represent the partnership purposes of these proceedings. The LP Agreement appoints the General Partner as the tax matters partner of USDHO.

Tax Shelter Disclosure Rules. In certain circumstances the Code and Treasury Regulations require that the IRS be notified of taxable transactions through a disclosure statement attached to a taxpayer’s U.S. federal income tax return. These disclosure rules may apply to transactions irrespective of whether they are structured to achieve particular tax benefits. They could require disclosure by USDHO or unitholders if a unitholder incurs a loss in excess a specified threshold from a sale or redemption of its units or possibly in other circumstances. While these rules generally do not require disclosure of a loss recognized on the disposition of an asset in which the taxpayer has a “qualifying basis” (generally a basis equal to the amount of cash paid by the taxpayer for such asset), they apply to a loss recognized with respect to interests in a pass-through entity, such as the units, even if the taxpayer’s basis in such interests is equal to the amount of cash it paid. In addition, under recently enacted legislation, significant penalties may be imposed in connection with a failure to comply with these reporting requirements. Investors should consult their own tax advisors concerning the application of these reporting requirements to their specific situation.

Tax-Exempt Organizations. Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from U.S. federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on unrelated business taxable income (“UBTI”). Generally, UBTI means the gross income derived by an exempt organization from a trade or business that it regularly carries on, the conduct of which is not substantially related to the exercise or performance of its exempt purpose or function, less allowable deductions directly connected with that trade or business. If USDHO were to regularly carry on (directly or indirectly) a trade or business that is unrelated with respect to an exempt organization unitholder, then in computing its UBTI, the unitholder must include its share of (1) USDHO’s gross income from the unrelated trade or business, whether or not distributed, and (2) USDHO’s allowable deductions directly connected with that gross income.

UBTI generally does not include dividends, interest, or payments with respect to securities loans or gains from the sale of property (other than property held for sale to customers in the ordinary course of a trade or business). Nonetheless, income on, and gain from the disposition of, “debt-financed property” is UBTI. Debt-

financed property generally is income-producing property (including securities), the use of which is not substantially related to the exempt organization’s tax-exempt purposes, and with respect to which there is “acquisition indebtedness” at any time during the taxable year (or, if the property was disposed of during the taxable year, the 12-month period ending with the disposition). Acquisition indebtedness includes debt incurred to acquire property, debt incurred before the acquisition of property if the debt would not have been incurred but for the acquisition, and debt incurred subsequent to the acquisition of property if the debt would not have been incurred but for the acquisition and at the time of acquisition the incurrence of debt was foreseeable. The portion of the income from debt-financed property attributable to acquisition indebtedness is equal to the ratio of the average outstanding principal amount of acquisition indebtedness over the average adjusted basis of the property for the year. USDHO currently does not anticipate that it will borrow money to acquire investments; however, USDHO cannot be certain that it will not borrow for such purpose in the future. In addition, an exempt organization unitholder that incurs acquisition indebtedness to purchase its units in USDHO may have UBTI.

The U.S. federal tax rate applicable to an exempt organization unitholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the unitholder’s form of organization. USDHO may report to each such unitholder information as to the portion, if any, of the unitholder’s income and gains from USDHO for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that USDHO’s calculation of UBTI will be accepted by the IRS. An exempt organization unitholder will be required to make payments of estimated U.S. federal income tax with respect to its UBTI.

Regulated Investment Companies. Interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company (“RIC”) status. A RIC may invest up to 25% of its assets in interests in a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as USDHO is a qualified publicly traded partnership is made on an annual basis. USDHO expects to be a qualified publicly traded partnership in each of its taxable years. However, such qualification is not assured.

Non-U.S. Unitholders

Generally, non-U.S. persons who derive U.S. source income or gain from investing or engaging in a U.S. business are taxable on two categories of income. The first category consists of amounts that are fixed, determinable, annual or periodic income, such as interest, dividends and rent that are not connected with the operation of a U.S. trade or business (“FDAP”). The second category is income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). FDAP income (other than interest that is considered “portfolio interest”) is generally subject to a 30 percent withholding tax, which may be reduced for certain categories of income by a treaty between the U.S. and the recipient’s country of residence. In contrast, ECI is generally subject to U.S. tax on a net basis at graduated rates upon the filing of a U.S. tax return. Where a non-U.S. person has ECI as a result of an investment in a partnership, the ECI is subject to a withholding tax at a rate of 35 percent for both individual and corporate unitholders.

Withholding on Allocations and Distributions. The Code provides that a non-U.S. person who is a partner in a partnership that is engaged in a U.S. trade or business during a taxable year will also be considered to be engaged in a U.S. trade or business during that year. Classifying an activity by a partnership as an investment or an operating business is a factual determination. Under certain safe harbors in the Code, an investment fund whose activities consist of trading in stocks, securities, or commodities for its own account generally will not be considered to be engaged in a U.S. trade or business unless it is a dealer is such stocks, securities, or commodities. This safe harbor applies to investments in commodities only if the commodities are of a kind customarily dealt in on an organized commodity exchange and if the transaction is of a kind customarily consummated at such place. Although the matter is not free from doubt, USDHO believes that the activities directly conducted by USDHO do not result in USDHO being engaged in a trade or business within the United States. However, there can be no assurance that the IRS would not successfully assert that USDHO’s activities constitute a U.S. trade or business.

In the event that USDHO’s activities were considered to constitute a U.S. trade or business, USDHO would be required to withhold at the highest rate specified in Code section 1 (currently 35 percent) on allocations of our income to non-U.S. unitholders other than corporations and the highest rate specified in Code section 11(b) on allocations of our income to corporate Non-U.S. unitholders, when such income is distributed. A non-U.S. unitholder with ECI will generally be required to file a U.S. federal income tax return, and the return will provide the non-U.S. unitholder with the mechanism to seek a refund of any withholding in excess of such unitholder’s actual U.S. federal income tax liability.

If USDHO is not treated as engaged in a U.S. trade or business, a non-U.S. unitholder may nevertheless be treated as having FDAP income, which would be subject to a 30 percent withholding tax (possibly subject to reduction by treaty), with respect to some or all of its distributions from USDHO or its allocable share of USDHO income.

Any amount withheld by USDHO on behalf of a non-U.S. unitholder will be treated as a distribution to the non-U.S. unitholder to the extent possible. In some cases, USDHO may not be able to match the economic cost of satisfying its withholding obligations to a particular non-U.S. unitholder, which may result in such cost being borne by USDHO, generally, and accordingly, by all unitholders.

To the extent any interest income allocated to a non-U.S. unitholder that otherwise constitutes FDAP is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. unitholder nor a subsequent distribution of such interest income to the non-U.S. unitholder will be subject to withholding, provided that the non-U.S. unitholder is not otherwise engaged in a trade or business in the U.S. and provides USDHO with a timely and properly completed and executed IRS Form W-8BEN or other applicable form. In general, “portfolio interest” is interest paid on debt obligations issued in registered form, unless the “recipient” owns 10 percent or more of the voting power of the issuer.

Most of USDHO’s interest income qualifies as “portfolio interest.” In order for USDHO to avoid withholding on any interest income allocable to non-U.S. unitholders that would qualify as “portfolio interest,” it will be necessary for all non-U.S. unitholders to provide USDHO with a timely and properly completed and executed Form W-8BEN (or other applicable form). If a non-U.S. unitholder fails to provide a properly completed Form W-8BEN, the General Partner may request that the non-U.S. unitholder provide, within 15 days after the request by the General Partner, a properly completed Form W-8BEN. If a non-U.S. unitholder fails to comply with this request, the units owned by such non-U.S. unitholder will be subject to redemption.

Gain from Sale of Units. Gain from the sale or exchange of the units may be taxable to a non-U.S. unitholder if the non-U.S. unitholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30 percent withholding tax on the amount of such individual’s gain.

Branch Profits Tax on Corporate Non-U.S. Unitholders. In addition to the taxes noted above, any non-U.S. unitholders that are corporations may also be subject to an additional tax, the branch profits tax, at a rate of 30 percent. The branch profits tax is imposed on a non-U.S. corporation’s dividend equivalent amount, which generally consists of the corporation’s after-tax earnings and profits that are effectively connected with the corporation’s U.S. trade or business but are not reinvested in a U.S. business. This tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. unitholder is a “qualified resident.”

Certain information reporting and withholding requirement. Recently enacted legislation that becomes effective after December 31, 2012, generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions that fail to enter into an agreement with the United States Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners). The IRS and the Treasury Department have announced that the full implementation of these rules will be phased in over the next several years, including the obligation to withhold. The types of income subject to the tax include U.S.-source interest and dividends and the gross proceeds from the sale of any property that could produce U.S.-source interest or dividends. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding tax on payments to foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. When these provisions become effective, depending on the status of a Non-U.S. Shareholder and the status of the intermediaries through which it holds Shares, a Non-U.S. Shareholder could be subject to this 30% withholding tax with respect to distributions on its Shares and proceeds from the sale of its Shares. Under certain circumstances, a Non-U.S. Shareholder might be eligible for refund or credit of such taxes.

Prospective non-U.S. unitholders should consult their tax advisor with regard to these and other issues unique to non-U.S. unitholders.

Backup Withholding

USDHO may be required to withhold U.S. federal income tax (“backup withholding”) from all taxable distributions payable to: (1) any unitholder who fails to furnish USDHO with his, her or its correct taxpayer identification number or a certificate that the unitholder is exempt from backup withholding, and (2) any unitholder with respect to whom the IRS notifies USDHO that the unitholder is subject to backup withholding. Backup withholding is not an additional tax and may be returned or credited against a taxpayer’s regular U.S. federal income tax liability if appropriate information is provided to the IRS.

Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which USDHO does business or owns property or where the unitholders reside. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in USDHO. It is each unitholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Reed Smith LLP has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Investment by ERISA Accounts

General

Most employee benefit plans and individual retirement accounts (“IRAs”) are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”), or both. This section discusses certain considerations that arise under ERISA and the Code that a fiduciary of an employee benefit plan as defined in ERISA or a plan as defined in Section 4975 of the Code who has investment discretion should take into account before deciding to invest the plan’s assets in USDHO. Employee benefit plans and plans are collectively referred to below as plans, and fiduciaries with investment discretion are referred to below as plan fiduciaries.

This summary is based on the provisions of ERISA and the Code as of the date hereof. This summary is not intended to be complete, but only to address certain questions under ERISA and the Code likely to be raised by your advisors. The summary does not include state or local law.

Potential plan investors are urged to consult with their own professional advisors concerning the appropriateness of an investment in USDHO and the manner in which units should be purchased.

Special Investment Considerations

Each plan fiduciary must consider the facts and circumstances that are relevant to an investment in USDHO, including the role that an investment in USDHO would play in the plan’s overall investment portfolio. Each plan fiduciary, before deciding to invest in USDHO, must be satisfied that the investment is prudent for the plan, that the investments of the plan are diversified so as to minimize the risk of large losses and that an investment in USDHO complies with the terms of the plan.

USDHO and Plan Assets

A regulation issued under ERISA contains rules for determining when an investment by a plan in an equity interest of a limited partnership will result in the underlying assets of the partnership being deemed plan assets for purposes of ERISA and Section 4975 of the Code. Those rules provide that assets of a limited partnership will not be plan assets of a plan that purchases an equity interest in the partnership if the equity interest purchased is a publicly-offered security. If the underlying assets of a partnership are considered to be assets of any plan for purposes of ERISA or Section 4975 of the Code, the operations of that partnership would be subject to and, in some cases, limited by, the provisions of ERISA and Section 4975 of the Code.

The publicly-offered security exception described above applies if the equity interest is a security that is:

1.	freely transferable (determined based on the relevant facts and circumstances);

2.	part of a class of securities that is widely held (meaning that the class of securities is owned by 100 or more investors independent of the issuer and of each other); and

3.	either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to the plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred.

The plan asset regulations under ERISA state that the determination of whether a security is freely transferable is to be made based on all the relevant facts and circumstances. In the case of a security that is part of an offering in which the minimum investment is $10,000 or less, the following requirements, alone or in combination, ordinarily will not affect a finding that the security is freely transferable: (1) a requirement that no transfer or assignment of the security or rights relating to the security be made that would violate any federal or state law, (2) a requirement that no transfer or assignment be made without advance written notice given to the entity that issued the security, and (3) any restriction on the substitution of assignee as a limited partner of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regard to such restriction or consent (other than compliance with any of the foregoing restrictions).

The General Partner believes that the conditions described above are satisfied with respect to the units. The General Partner believes that the units therefore constitute publicly-offered securities, and the underlying assets of USDHO are not considered to constitute plan assets of any plan that purchases units.

Prohibited Transactions

ERISA and the Code generally prohibit certain transactions involving the plan and persons who have certain specified relationships to the plan.

In general, units may not be purchased with the assets of a plan if the General Partner, the clearing brokers, the trading advisors (if any), or any of their affiliates, agents or employees either:

•	exercise any discretionary authority or discretionary control with respect to management of the plan;

•	exercise any authority or control with respect to management or disposition of the assets of the plan;

•	render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the plan;

•	have any authority or responsibility to render investment advice with respect to any monies or other property of the plan; or

•	have any discretionary authority or discretionary responsibility in the administration of the plan.

Also, a prohibited transaction may occur under ERISA or the Code when circumstances indicate that (1) the investment in a unit is made or retained for the purpose of avoiding application of the fiduciary standards of ERISA, (2) the investment in a unit constitutes an arrangement under which USDHO is expected to engage in transactions that would otherwise be prohibited if entered into directly by the plan purchasing the unit, (3) the investing plan, by itself, has the authority or influence to cause USDHO to engage in such transactions, or (4) a person who is prohibited from transacting with the investing plan may, but only with the aid of certain of its affiliates and the investing plan, cause USDHO to engage in such transactions with such person.

Special IRA Rules

IRAs are not subject to ERISA’s fiduciary standards, but are subject to their own rules, including the prohibited transaction rules of Section 4975 of the Code, which generally mirror ERISA’s prohibited transaction rules. For example, IRAs are subject to special custody rules and must maintain a qualifying IRA custodial arrangement separate and distinct from USDHO and its custodial arrangement. Otherwise, if a separate qualifying custodial arrangement is not maintained, an investment in the units will be treated as a distribution from the IRA. Second, IRAs are prohibited from investing in certain commingled investments, and the General Partner makes no representation regarding whether an investment in units is an inappropriate commingled investment for an IRA. Third, in applying the prohibited transaction provisions of Section 4975 of the Code, in addition to the rules summarized above, the individual for whose benefit the IRA is maintained is also treated as the creator of the IRA. For example, if the owner or beneficiary of an IRA enters into any transaction, arrangement, or agreement involving the assets of his or her IRA to benefit the IRA owner or beneficiary (or his or her relatives or business affiliates) personally, or with the understanding that such benefit will occur, directly or indirectly, such transaction could give rise to a prohibited transaction that is not exempted by any available exemption. Moreover, in the case of an IRA, the consequences of a non-exempt prohibited transaction are that the IRA’s assets will be treated as if they were distributed, causing immediate taxation of the assets (including any early distribution penalty tax applicable under Section 72 of the Code), in addition to any other fines or penalties that may apply.

Exempt Plans

Certain employee benefit plans may be governmental plans or church plans. Governmental plans and church plans are generally not subject to ERISA, nor do the above-described prohibited transaction provisions described above apply to them. These plans are, however, subject to prohibitions against certain related-party transactions under Section 503 of the Code, which operate similar to the prohibited transaction rules described above. In addition, the fiduciary of any governmental or church plan must consider any applicable state or local laws and any restrictions and duties of common law imposed upon the plan.

No view is expressed as to whether an investment in USDHO (and any continued investment in USDHO), or the operation and administration of USDHO, is appropriate or permissible for any governmental plan or church plan under Code Section 503, or under any state, county, local or other law relating to that type of plan.

Allowing an investment in USDHO is not to be construed as a representation by USDHO, its General Partner, any trading advisor, any clearing broker, the Marketing Agent or legal counsel or other advisors to such parties or any other party that this investment meets some or all of the relevant legal requirements with respect to investments by any particular plan or that this investment is appropriate for any such particular plan. The person with investment discretion should consult with the plan’s attorney and financial advisors as to the propriety of an investment in USDHO in light of the circumstances of the particular plan, current tax law and ERISA.

INFORMATION YOU SHOULD KNOW

This prospectus contains information you should consider when making an investment decision about the units. You may rely on the information contained in this prospectus. Neither USDHO nor its General Partner has authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the units in any jurisdiction where the offer or sale of the units is not permitted.

The information contained in this prospectus was obtained from us and other sources believed by us to be reliable.

You should rely only on the information contained in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in this prospectus or any applicable prospectus supplement. Where the context requires, when we refer to this “prospectus,” we are referring to this prospectus and (if applicable) the relevant prospectus supplement.

You should not assume that the information in this prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this prospectus or the date on the front page of any applicable prospectus supplement.

We include cross references in this prospectus to captions in these materials where you can find further related discussions. The table of contents tells you where to find these captions.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in inflation in the United States, movements in the stock market, movements in U.S. and foreign currencies, and movements in the commodities markets and indexes that track such movements, USDHO’s operations, the General Partner’s plans and references to USDHO’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the General Partner has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the General Partner’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “What Are the Risk Factors

Involved with an Investment in USDHO?” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the General Partner anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, USDHO’s operations or the value of the units.

WHERE YOU CAN FIND MORE INFORMATION

The General Partner has filed on behalf of USDHO a registration statement on Form S-1 with the SEC under the 1933 Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about USDHO or the units, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about USDHO and the units can also be obtained from USDHO’s website, which is www.unitedstatesdieselheatingoilfund.com. USDHO’s website address is only provided here as a convenience to you and the information contained on or connected to the website is not part of this prospectus or the registration statement of which this prospectus is part. USDHO is subject to the informational requirements of the Exchange Act and the General Partner and USDHO will each, on behalf of USDHO, file certain reports and other information with the SEC under the Exchange Act. The General Partner will file an updated prospectus annually for USDHO pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, NE, Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

We are a reporting company and file annual, quarterly and current reports and other information with the SEC. The rules of the SEC allow us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 28, 2012; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on March 15, 2012

•	our Current Reports on Form 8-K filed with the SEC on January 30, 2012, February 28, 2012, March 22, 2012, March 27, 2012, March 30, 2012 and April 27, 2012.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of these filings at no cost, upon written or oral request at the following address or telephone number:

United States Diesel-Heating Oil Fund, LP

Attention: Nicholas D. Gerber

1320 Harbor Bay Parkway, Suite 145

Alameda, CA 94502

(510) 522-9600

Our internet website is www.unitedstatesdieselheatingoilfund.com. We make our electronic filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on our website free of charge as soon as practicable after we file or furnish them with the SEC. The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

SUMMARY OF PROMOTIONAL AND SALES MATERIAL

USDHO uses the following sales material it has prepared:

•	USDHO’s website, www.unitedstatesheatingoilfund.com; and

•	Fact Sheet found on USDHO’s website.

The materials described above are not a part of this prospectus or the registration statement of which this prospectus is a part and have been submitted to the staff of the SEC for their review pursuant to Industry Guide 5.

INTELLECTUAL PROPERTY

The General Partner owns trademark registrations for UNITED STATES HEATING OIL FUND (U.S. Reg. No. 3490750) for “fund investment services in the field of heating oil futures contracts, cash-settled options on heating oil futures contracts, forward contracts for heating oil, over-the-counter transactions based on the price of heating oil, and indices based on the foregoing,” in use since April 8, 2008, and UHN UNITED STATES HEATING OIL FUND, LP (and House Design) (U.S. Reg. No. 3638986) for “investment services in the field of heating oil futures contracts and other heating oil related investments,” in use since April 8, 2008. USHO relies upon these trademarks through which it markets its services and strives to build and maintain brand recognition in the market and among current and potential investors. So long as USDHO continues to use these trademarks to identify its services, without challenge from any third party, and properly maintains and renews the trademark registrations under applicable laws, rules and regulations, it will continue to have indefinite protection for these trademarks under current laws, rules and regulations. The General Partner has been granted two patents Nos. 7,739,186 and 8,019,675, for systems and methods for an exchange traded fund (“ETF”) that tracks the price of one or more commodities.

APPENDIX A

Glossary of Defined Terms

In this prospectus, each of the following terms have the meanings set forth after such term:

1933 Act: The Securities Act of 1933.

Administrator: Brown Brothers Harriman & Co.

Authorized Purchaser: One that purchases or redeems Creation Baskets or Redemption Baskets, respectively, from or to USDHO.

Benchmark Futures Contract: The near month contract to expire for heating oil traded on the New York Mercantile Exchange unless the near month contract is within two weeks of expiration, in which case the Benchmark Futures Contract is the next month contract to expire for heating oil traded on the New York Mercantile Exchange

Block Trade: Privately negotiated futures or option transactions executed apart from the public auction market. A block transaction may be executed either on or off the exchange trading floor but is still reported to and cleared by the exchange.

Business Day: Any day other than a day when any of the NYSE Arca, the New York Mercantile Exchange or the New York Stock Exchange is closed for regular trading.

CFTC: Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and options in the United States.

Cleared Swap Contract: A financial contract, whose value is designed to track the return on stocks, bonds, currencies, commodities, or some other benchmark, that is submitted to a central clearinghouse after it is either traded over-the-counter or on an exchange or other trading platform.

Code: Internal Revenue Code.

Commodity Pool: An enterprise in which several individuals contribute funds in order to trade futures or future options collectively.

Commodity Pool Operator or CPO: Any person engaged in a business which is of the nature of an investment trust, syndicate, or similar enterprise, and who, in connection therewith, solicits, accepts, or receives from others, funds, securities, or property, either directly or through capital contributions, the sale of stock or other forms of securities, or otherwise, for the purpose of trading in any commodity for future delivery or commodity option on or subject to the rules of any contract market.

CPER: United States Copper Index Fund.

Creation Basket: A block of 50,000 units used by USDHO to issue units.

Custodian: Brown Brothers Harriman & Co.

Dodd-Frank Act: “The Dodd-Frank Wall Street Reform and Consumer Protection Act” that was signed into law on July 21, 2010.

DTC: The Depository Trust Company. DTC will act as the securities depository for the units.

DTC Participant: An entity that has an account with DTC.

DTEF: A derivatives transaction execution facility.

Dodd-Frank Act: “The Dodd-Frank Wall Street Reform and Consumer Protection Act” that was signed into law July 21, 2010.

Exchange Act: The Securities Exchange Act of 1934.

Exchange for Physical (EFP): An off market transaction which involves the swapping (or exchanging) of an over-the-counter (OTC) position for a futures position. The OTC transaction must be for the same or similar quantity or amount of a specified commodity, or a substantially similar commodity or instrument. The OTC side of the EFP can include swaps, swap options, or other instruments traded in the OTC market. In order that an EFP transaction can take place, the OTC side and futures components must be “substantially similar” in terms of either value and or quantity. The net result is that the OTC position (and the inherent counterparty credit exposure) is transferred from the OTC market to the futures market. EFPs can also work in reverse, where a futures position can be reversed and transferred to the OTC market.

Exchange for Swap: A technique, analogous to an EFP transaction used by financial institutions to avoid taking physical delivery of commodities. A dealer takes the financial institution’s futures positions into its own account and swaps the commodity return for a funding rate.

FINRA: Financial Industry Regulatory Authority.

Futures Contracts: Futures contracts for heating oil, crude oil, natural gas, gasoline, and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges.

General Partner: United States Commodity Funds LLC, a Delaware limited liability company, which is registered as a Commodity Pool Operator, who controls the investments and other decisions of USDHO, and which is the general partner or sponsor of each of the Related Public Funds.

Heating Oil Interests: Futures Contracts and Other Heating Oil-Related Investments.

ICE Futures: The leading electronic regulated futures and options exchange for global energy markets. Its trading platform offers participants access to a wide spectrum of energy futures products including the Brent and West Texas Intermediate (“WTI”) global crude benchmark contracts, Gas Oil, Natural Gas, Electricity, Coal, and ECX carbon financial instruments.

Indirect Participants: Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

Limited Liability Company (LLC): A type of business ownership combining several features of corporation and partnership structures.

LP Agreement: The Amended and Restated Agreement of Limited Partnership dated March 7, 2008.

Margin: The amount of equity required for an investment in futures contracts.

Marketing Agent: ALPS Distributors, Inc.

Metals Index: SummerHaven Dynamic Metals Index Total Return

mmBTU: 10,000 million British thermal units.

NAV: Net Asset Value of USDHO.

NFA: National Futures Association.

New York Mercantile Exchange (NYMEX): The primary exchange on which futures contracts are traded in the U.S. USDHO expects to invest primarily in futures contracts, and particularly in futures contracts traded on the New York Mercantile Exchange. USDHO expressly disclaims any association with the Exchange or endorsement of USDHO by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

Option: The right, but not the obligation, to buy or sell a futures contract or forward contract at a specified price on or before a specified date.

Other Heating Oil-Related Investments: Heating Oil-related investments other than Futures Contracts such as cash-settled options on Futures Contracts, forward contracts for heating oil, and over-the-counter transactions that are based on the price of heating oil, crude oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing.

Over-the-Counter (OTC) Derivative: A financial contract, whose value is designed to track the return on stocks, bonds, currencies, commodities, or some other benchmark, that is traded over-the-counter or off organized exchanges.

Prudential Regulators: the CFTC, the SEC and the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Farm Credit Administration and the Federal Housing Finance Agency, collectively.

Redemption Basket: A block of 50,000 units used by USDHO to redeem units.

Related Public Funds: USOF, USNG, US12OF, UGA, USSO, US12NG, USBO, USCI, USAG, USMI and CPER.

SEC: Securities and Exchange Commission.

Secondary Market: The stock exchanges and the over-the-counter market. Securities are first issued as a primary offering to the public. When the securities are traded from that first holder to another, the issues trade in these secondary markets.

Spot Contract: A cash market transaction in which the buyer and seller agree to the immediate purchase and sale of a commodity, usually with a two-day settlement.

Swap Contract: An over-the-counter derivative that generally involves an exchange of a stream of payments between the contracting parties based on a notional amount and a specified index.

Tracking Error: Possibility that the daily NAV of USDHO will not track the price of heating oil.

Treasuries: Obligations of the U.S. government with remaining maturities of 2 years or less.

US12NG: United States 12 Month Natural Gas Fund, LP.

USAG: United States Agriculture Index Fund.

US12OF: United States 12 Month Oil Fund, LP.

UGA: United States Gasoline Fund, LP.

USBO: United States Brent Oil Fund, LP

USAG: United States Agriculture Fund

USCI: United States Commodity Index Fund.

USDHO: United States Diesel-Heating Oil Fund, LP.

USMI: United States Metals Index Fund.

USNG: United States Natural Gas Fund, LP.

USOF: United States Oil Fund, LP.

USSO: United States Short Oil Fund, LP.

Valuation Day: Any day as of which USDHO calculates its NAV.

You: The owner of units.

APPENDIX B

AMENDED LIMITED PARTNERSHIP AGREEMENT TO BE ADDED BY SUBSEQUENT POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT

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STATEMENT OF ADDITIONAL INFORMATION

UNITED STATES DIESEL-HEATING OIL FUND, LP

This statement of additional information is the second part of the prospectus for the United States Diesel-Heating Oil Fund, LP (“USDHO”). The first part of the prospectus is the disclosure document. The disclosure document and the statement of additional information are bound together, and both parts contain important information.

Before you decide whether to invest, you should read the entire prospectus carefully and consider the risk factors beginning on page 11.

This statement of additional information and accompanying disclosure document are both dated June 25, 2012.

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UNITED STATES DIESEL-HEATING OIL, LP

Statement of Additional Information

Page
The Commodity Interest Markets	SAI-3
Potential Advantages of Investment	SAI-9
Prior Performance of the General Partner and Related Public Funds	SAI-10

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The Commodity Interest Markets

General

The CEA governs the regulation of commodity interest transactions, markets and intermediaries. The CEA provides for varying degrees of regulation of commodity interest transactions depending upon: (1) the type of instrument being traded (e.g., contracts for future delivery, options, swaps or spot contracts), (2) the type of commodity underlying the instrument (distinctions are made between instruments based on agricultural commodities, energy and metals commodities and financial commodities), (3) the nature of the parties to the transaction (retail, eligible contract participant, or eligible commercial entity), (4) whether the transaction is entered into on a principal-to-principal or intermediated basis, (5) the type of market on which the transaction occurs, and (6) whether the transaction is subject to clearing through a clearing organization.

The offer and sale of units of USDHO, as well as units of each of the Related Public Funds, is registered under the Securities Act. USDHO and the Related Public Funds are subject to the requirements of the Securities Act, the Exchange Act and the rules and regulations adopted thereunder as administered by the SEC. Firms’ participation in the distribution of units are regulated as described above, as well as by the self regulatory association, FINRA.

Futures Contracts

A futures contract is a standardized contract traded on, or subject to the rules of, an exchange that calls for the future delivery of a specified quantity and type of a commodity at a specified time and place. Futures contracts are traded on a wide variety of commodities, including agricultural products, bonds, stock indices, interest rates, currencies, energy and metals. The size and terms of futures contracts on a particular commodity are identical and are not subject to any negotiation, other than with respect to price and the number of contracts traded between the buyer and seller.

The contractual obligations of a buyer or seller may generally be satisfied by taking or making physical delivery of the underlying commodity or by making an offsetting sale or purchase of an identical futures contract on the same or linked exchange before the designated date of delivery. The difference between the price at which the futures contract is purchased or sold and the price paid for the offsetting sale or purchase, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Some futures contracts, such as stock index contracts, settle in cash (reflecting the difference between the contract purchase/sale price and the contract settlement price) rather than by delivery of the underlying commodity.

In market terminology, a trader who purchases a futures contract is long in the market and a trader who sells a futures contract is short in the market. Before a trader closes out his long or short position by an offsetting sale or purchase, his outstanding contracts are known as open trades or open positions. The aggregate amount of open positions held by traders in a particular contract is referred to as the open interest in such contract.

Forward Contracts

A forward contract is a contractual obligation to purchase or sell a specified quantity of a commodity at or before a specified date in the future at a specified price and, therefore, is economically similar to a futures contract. Unlike futures contracts, however, forward contracts are typically traded in the over-the-counter markets and are not standardized contracts. Forward contracts for a given commodity are generally available for various amounts and maturities and are subject to individual negotiation between the parties involved. Moreover, generally there is no direct means of offsetting or closing out a forward contract by taking an offsetting position as one would a futures contract on a U.S. exchange. If a trader desires to close out a forward contract position, he generally will establish an opposite position in the contract but will settle and recognize the profit or loss on both positions simultaneously on the delivery date. Thus, unlike in the futures contract market where a trader who has offset positions will recognize profit or loss immediately, in the forward market a trader with a position that has

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been offset at a profit will generally not receive such profit until the delivery date, and likewise a trader with a position that has been offset at a loss will generally not have to pay money until the delivery date. In recent years, however, the terms of forward contracts have become more standardized, and in some instances such contracts now provide a right of offset or cash settlement as an alternative to making or taking delivery of the underlying commodity.

To date, the forward markets have been largely unregulated, forward contracts have been executed bilaterally and, in general, forward contracts have not been cleared or guaranteed by a third party. While recently adopted laws and regulations may require certain forward contracts to be cleared through regulated clearing organizations, absent such clearing organizations, USDHO’s trading in forward contracts will be exposed to the creditworthiness of the counterparties on the other side of the trade.

Options on Futures Contracts

Options on futures contracts are standardized contracts traded on an exchange. An option on a futures contract gives the buyer of the option the right, but not the obligation, to take a position at a specified price (the striking, strike, or exercise price) in the underlying futures contract or underlying interest. The buyer of a call option acquires the right, but not the obligation, to purchase or take a long position in the underlying interest, and the buyer of a put option acquires the right, but not the obligation, to sell or take a short position in the underlying interest.

The seller, or writer, of an option is obligated to take a position in the underlying interest at a specified price opposite to the option buyer if the option is exercised. Thus, the seller of a call option must stand ready to take a short position in the underlying interest at the strike price if the buyer should exercise the option. The seller of a put option, on the other hand, must stand ready to take a long position in the underlying interest at the strike price.

A call option is said to be in-the-money if the strike price is below current market levels and out-of-the-money if the strike price is above current market levels. Conversely, a put option is said to be in-the-money if the strike price is above the current market levels and out-of-the-money if the strike price is below current market levels.

Options have limited life spans, usually tied to the delivery or settlement date of the underlying interest. Some options, however, expire significantly in advance of such date. The purchase price of an option is referred to as its premium, which consists of its intrinsic value (which is related to the underlying market value) plus its time value. As an option nears its expiration date, the time value shrinks and the market and intrinsic values move into parity. An option that is out-of-the-money and not offset by the time it expires becomes worthless. On certain exchanges, in-the-money options are automatically exercised on their expiration date, but on others unexercised options simply become worthless after their expiration date.

Regardless of how much the market swings, the most an option buyer can lose is the option premium. The option buyer deposits his premium with his broker, and the money goes to the option seller. Option sellers, on the other hand, face risks similar to participants in the futures markets. For example, since the seller of a call option is assigned a short futures position if the option is exercised, his risk is the same as someone who initially sold a futures contract. Because no one can predict exactly how the market will move, the option seller posts margin to demonstrate his ability to meet any potential contractual obligations.

Options on Forward Contracts or Commodities

Options on forward contracts or commodities operate in a manner similar to options on futures contracts. An option on a forward contract or commodity gives the buyer of the option the right, but not the obligation, to take a position at a specified price in the underlying forward contract or commodity. However, similar to forward contracts, options on forward contracts or on commodities are individually negotiated contracts between counterparties and are typically traded in the over-the-counter market. Therefore, options on forward contracts

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and physical commodities possess many of the same characteristics of forward contracts with respect to offsetting positions and credit risk that are described above.

Swap Contracts

Swap transactions generally involve contracts between two parties to exchange a stream of payments computed by reference to a notional amount and the price of the asset that is the subject of the swap. Swap contracts are principally traded off-exchange, although certain swap contracts are also traded in electronic trading facilities and cleared through clearing organizations.

Swaps are usually entered into on a net basis, that is, the two payment streams are netted out in a cash settlement on the payment date or dates specified in the agreement, with the parties receiving or paying, as the case may be, only the net amount of the two payments. Swaps do not generally involve the delivery of underlying assets or principal. Accordingly, the risk of loss with respect to swaps is generally limited to the net amount of payments that the party is contractually obligated to make. In some swap transactions one or both parties may require collateral deposits from the counterparty to support that counterparty’s obligation under the swap agreement. If the counterparty to such a swap defaults, the risk of loss consists of the net amount of payments that the party is contractually entitled to receive less any collateral deposits it is holding.

Some swap transactions are cleared through central counterparties. These transactions, known as cleared swaps, involve two counterparties first agreeing to the terms of a swap transaction, then submitting the transaction to a clearing house that acts as the central counterparty. Once accepted by the clearing house, the original swap transaction is novated and the central counterparty becomes the counterparty to a trade with each of the original parties based upon the trade terms determined in the original transaction. In this manner each individual swap counterparty reduces its risk of loss due to counterparty nonperformance because the clearing house acts as the counterparty to each transaction.

Regulation

Futures exchanges in the United States are subject to varying degrees of regulation under the CEA depending on whether such exchange is a designated contract market, exempt board of trade or electronic trading facility. Clearing organizations are also subject to the CEA and the rules and regulations adopted thereunder and administered by the CFTC. The CFTC is the governmental agency charged with responsibility for regulation of futures exchanges and commodity interest trading conducted on those exchanges. The CFTC’s function is to implement the CEA’s objectives of preventing price manipulation and excessive speculation and promoting orderly and efficient commodity interest markets. In addition, the various exchanges and clearing organizations themselves exercise regulatory and supervisory authority over their member firms.

The CFTC also regulates the activities of “commodity trading advisors” and “commodity pool operators” and the CFTC has adopted regulations with respect to certain of such persons’ activities. Pursuant to its authority, the CFTC requires a CPO, such as the General Partner, to keep accurate, current and orderly records with respect to each pool it operates. The CFTC may suspend, modify or terminate the registration of any registrant for failure to comply with CFTC rules or regulations. Suspension, restriction or termination of the General Partner registration as a CPO would prevent it, until such time (if any) as such registration were to be reinstated, from managing, and might result in the termination of, USDHO or the Related Public Funds.

The CEA also gives the states certain powers to enforce its provisions and the regulations of the CFTC.

Under certain circumstances, the CEA grants unitholders the right to institute a reparations proceeding before the CFTC against the General Partner (as a registered commodity pool operator), as well as those of their respective employees who are required to be registered under the CEA. Unitholders may also be able to maintain a private right of action for certain violations of the CEA.

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Pursuant to authority in the CEA, the NFA has been formed and registered with the CFTC as a registered futures association. The NFA is the only self regulatory association for commodities professionals other than the exchanges. As such, the NFA promulgates rules governing the conduct of commodity professionals and disciplines those professionals that do not comply with such standards. The CFTC has delegated to the NFA responsibility for the registration of commodity pool operation. The General Partner is a member of the NFA. As a member of the NFA, the General Partner is subject to NFA standards relating to fair trade practices, financial condition, and consumer protection. The CFTC is prohibited by statute from regulating trading on foreign commodity exchanges and markets.

The CEA requires all futures commission merchants, such as USDHO’s clearing brokers, to meet and maintain specified fitness and financial requirements, to segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified books and records open to inspection by the staff of the CFTC. The CFTC has similar authority over introducing brokers, or persons who solicit or accept orders for commodity interest trades but who do not accept margin deposits for the execution of trades. The CEA authorizes the CFTC to regulate trading by futures commission merchants and by their officers and directors, permits the CFTC to require action by exchanges in the event of market emergencies, and establishes an administrative procedure under which customers may institute complaints for damages arising from alleged violations of the CEA. The CEA also gives the states powers to enforce its provisions and the regulations of the CFTC.

The regulations of the CFTC and the NFA prohibit any representation by a person registered with the CFTC or by any member of the NFA, that registration with the CFTC, or membership in the NFA, in any respect indicates that the CFTC or the NFA, as the case may be, has approved or endorsed that person or that person’s trading program or objectives. The registrations and memberships of the parties described in this summary must not be considered as constituting any such approval or endorsement. Likewise, no futures exchange has given or will give any similar approval or endorsement.

The regulation of commodity interest trading in the United States and other countries is an evolving area of the law. The various statements made in this summary are subject to modification by legislative action and changes in the rules and regulations of the CFTC, the NFA, the futures exchanges, clearing organizations and other regulatory bodies.

On July 21, 2010, a broad financial regulatory reform bill, the Dodd-Frank Act, was signed into law. All of the Dodd-Frank Act’s provisions became effective on July 16, 2011, but the actual implementation of some of the provisions is subject to continuing uncertainty because implementing rules and regulations have not been completely finalized and have been challenged in court. Pending final resolution of all applicable regulatory requirements, some specific examples of how the new Dodd-Frank Act provisions and rules adopted thereunder could impact USDHO are discussed below.

Futures Contracts and Position Limits

Provisions in the Dodd-Frank Act include the requirement that position limits be established on a wide range of commodity interests including energy-based and other commodity futures contracts, certain cleared commodity swaps and certain over-the-counter commodity contracts; new registration, recordkeeping, capital and margin requirements for “swap dealers” and “major swap participants” as determined by the new law and applicable regulations; and the forced use of clearinghouse mechanisms for most swap transactions that are currently entered into in the over-the-counter market. The new law and the rules thereunder may negatively impact USDHO’s ability to meet its investment objective either through limits or requirements imposed on it or upon its counterparties. Further, increased regulation of, and the imposition of additional costs on, swap transactions under the new legislation and implementing regulations could cause a reduction in the swap market and the overall derivatives markets, which could restrict liquidity and adversely affect USDHO. In particular, new position limits imposed on USDHO or its counterparties may impact USDHO’s ability to invest in a manner

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that most efficiently meets its investment objective, and new requirements, including capital and mandatory clearing, may increase the cost of USDHO’s investments and doing business, which could adversely impact the ability of USDHO to achieve its investment objective.

On October 18, 2011, the CFTC adopted regulations implementing position limits and limit formulas for 28 core physical commodity futures contracts, including the Futures Contracts and options on Futures Contracts executed pursuant to the rules of designated contract markets (i.e., certain regulated exchanges) and commodity swaps that are economically equivalent to such futures and options contracts (collectively, “Referenced Contracts”). The new regulations require, among other things, aggregation of position limits that would apply across different trading venues to contracts based on the same underlying commodity. However, the regulations do not appear to require aggregation of Referenced Contracts held by separate Related Public Funds.

Although the regulations are effective on January 17, 2012, the position limit rules will be implemented in two phases: spot-month position limits and non-spot-month position limits. Spot-month limits will be effective sixty days after the term “swap” is defined under the Dodd-Frank Act (see below). The limits adopted will be based on the spot-month position limit levels currently in place at applicable futures exchanges (or designated contract market or “DCM”). Thereafter, the spot-month limits will be adjusted annually for energy contracts. These subsequent limits will be based on the CFTC’s determination of deliverable supply in consultation with the futures exchanges. Spot-month position limit levels will be set generally at 25% of estimated deliverable supply, and limits will be applied separately for physical-delivery and cash-settled contracts in the same commodity.

Non-spot-month position limits will go into effect by CFTC order after the CFTC has received one year of open interest data on physical commodity cleared and uncleared swaps under the swaps large trader reporting rule. The non-spot month limits will be adjusted biennially based on Referenced Contract open interest. Non-spot-month position limits (i.e., limits applied to positions in all contract months combined or in a single contract month) will be set using the 10/2.5 percent formula: 10 percent of the contract’s first 25,000 of open interest and 2.5 percent thereafter. These limits will be reset biennially based on two years of open interest data.

On December 2, 2011, the Securities Industry and Financial Markets Association (“SIFMA”) and the International Swaps and Derivatives Association (“ISDA”) filed a lawsuit challenging the CFTC’s position limits rule. The lawsuit asserts that the position limits rule inadequately fulfills the required cost-benefit analysis. It is not known at this time what effect this lawsuit will have on the implementation of the new position limits rule.

Based on its current understanding of the final position limit regulations, the General Partner does not anticipate significant negative impact on the ability of USDHO to achieve its investment objective.

“Swap” Transactions

The Dodd-Frank Act imposes new regulatory requirements on certain “swap” transactions that USDHO is authorized to engage in that may ultimately impact the ability of USDHO to meet its investment objective. On April 27, 2011, the CFTC and the SEC proposed joint rules defining the term “swap” and thus providing more clarity regarding which transactions will be regulated as such under the Dodd-Frank Act. However, the CFTC and SEC have not implemented final regulations on this issue and it is therefore still uncertain which types of transactions will be ultimately regulated as “swaps.”

The Dodd-Frank Act requires that certain transactions ultimately falling within the definition of “swap” be executed on organized exchanges or “swap execution facilities” and cleared through regulated clearing organizations (which are referred to in the Dodd-Frank Act as “derivative clearing organizations”). However, as described above, it is currently unknown which swaps will be subject to such trading and clearing requirements. If a swap is required to be cleared, the initial margin will be set by the clearing organization, subject to certain regulatory requirements and guidelines. Initial and variation margin requirements for swap dealers and major

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swap participants who enter into uncleared swaps and capital requirements for swap dealers and major swap participants who enter into both cleared and uncleared trades will be set by the CFTC, the SEC or the applicable Prudential Regulator. On July 25, 2011, the CFTC adopted final regulations to determine which entities will be regulated as “swap dealers” and “major swap participants” and thus have to comply with these capital and margin requirements (as well as a multitude of other requirements under the Dodd-Frank Act). In general, increased regulation of, and the imposition of additional costs on, swap transactions could have an adverse effect on USDHO by, for example, reducing the size of and therefore liquidity in the derivatives market, increasing transaction costs and decreasing the ability to customize derivative transactions. The final rule regarding review of swaps for mandatory clearing went effective September 26, 2011.

On July 14, 2011, the CFTC issued an order providing temporary relief from certain swaps-related provisions of Title VII that would have automatically taken effect on July 16, 2011. The final order granted temporary exemptive relief that, by its terms, expires upon the earlier of the effective date of the required final rulemaking or December 31, 2011. On October 18, 2011, the CFTC issued an order, which modifies the July 14, 2011 order by extending the temporary exemptive relief to the earlier of the effective date of the required final rulemaking or July 16, 2012.

On February 7, 2012, the CFTC published a rule requiring each futures commission merchant (“FCM”) and derivative clearing organization (“DCO”) to segregate cleared swaps and related collateral posted by a customer of the FCM from the assets of the FCM or DCO, although such property can be commingled with the property of other cleared swaps customers of the FCM or DCO. This rule addresses losses incurred by a DCO in a so-called “double default” scenario in which a customer of an FCM defaults in its obligations to the FCM and the FCM, in turn, defaults in its obligations to the DCO. Under this scenario, the DCO can only access the collateral attributable to other customers of the DCO whose cleared swap positions are in a loss position following the primary customer’s default. This rule is scheduled to become effective on November 8, 2012. Some market participants have expressed concern that the requirements of this segregation rule may result in higher initial margins or higher fees. USDHO does not anticipate any impact to its operations in order to meet the requirements of the new rule.

Additionally, the CFTC published rules on February 17, 2012 and April 3, 2012 that require “swap dealers” and “major swap participants” to: 1) adhere to business conduct standards, 2) implement policies and procedures to ensure compliance with the Commodity Exchange Act, 3) maintain records of such compliance. These new requirements may impact the documentation requirements for both cleared and non-cleared swaps and cause swap dealers and major swap participants to face increased compliance costs that, in turn, may be passed along to counterparties (such as USDHO) in the form of higher fees and expenses that related to trading swaps.

Finally, on February 24, 2012, the CFTC amended certain disclosure obligations to require that the operator of a commodity pool that invests in swaps include standardized swap risk disclosures in the pool’s disclosure documents by December 31, 2012.

The effect of the future regulatory change on USDHO is impossible to predict, but it could be substantial and adverse.

Commodity Margin

Original or initial margin is the minimum amount of funds that must be deposited by a commodity interest trader with the trader’s broker to initiate and maintain an open position in futures contracts. Maintenance margin is the amount (generally less than the original margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the trader’s performance of the futures contracts that he or she purchases or sells. Futures contracts are customarily bought and sold on initial margin that represents a very small percentage (ranging upward from less than 5%) of the

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aggregate purchase or sales price of the contract. Because of such low margin requirements, price fluctuations occurring in the futures markets may create profits and losses that, in relation to the amount invested, are greater than are customary in other forms of investment or speculation. As discussed below, adverse price changes in the futures contract may result in margin requirements that greatly exceed the initial margin. In addition, the amount of margin required in connection with a particular futures contract is set from time to time by the exchange on which the contract is traded and may be modified from time to time by the exchange during the term of the contract.

Brokerage firms, such as USDHO’s clearing brokers, carrying accounts for traders in commodity interest contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy to further protect themselves. The clearing brokers require USDHO to make margin deposits equal to exchange minimum levels for all commodity interest contracts. This requirement may be altered from time to time in the clearing brokers’ discretion.

Trading in the over-the-counter markets where no clearing facility is provided generally does not require margin but generally does require the extension of credit between counterparties. This extension of credit is generally secured by transfers of collateral and/or independent amounts. Collateral is transferred between counterparties during the term of an over-the-counter transaction based upon the changing value of the transaction, while independent amounts are fixed amounts posted by one or both counterparties at the start of an over-the-counter transaction.

When a trader purchases an option, there is no margin requirement; however, the option premium must be paid in full. When a trader sells an option, on the other hand, he or she is required to deposit margin in an amount determined by the margin requirements established for the underlying interest and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the selling of options, although adjusted to reflect the probability that out-of-the-money options will not be exercised, can in fact be higher than those imposed in dealing in the futures markets directly. Complicated margin requirements apply to spreads and conversions, which are complex trading strategies in which a trader acquires a mixture of options positions and positions in the underlying interest.

Margin requirements are computed each day by a trader’s clearing broker. When the market value of a particular open commodity interest position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the broker. If the margin call is not met within a reasonable time, the broker may close out the trader’s position. With respect to USDHO’s trading, USDHO (and not its investors personally) is subject to margin calls.

Finally, many major U.S. exchanges have passed certain cross margining arrangements involving procedures pursuant to which the futures and options positions held in an account would, in the case of some accounts, be aggregated and margin requirements would be assessed on a portfolio basis, measuring the total risk of the combined positions.

Potential Advantages of Investment

The Advantages of Non-Correlation

Given that historically, the price of heating oil and of Futures Contracts and Other Heating Oil-Related Investments has had very little correlation to the stock and bond markets, the General Partner believes that the performance of USDHO should also exhibit a substantial degree of non-correlation with the performance of traditional equity and debt portfolio components, in part because of the ease of selling commodity interests short. This feature of many commodity interest contracts — being able to be long or short a commodity interest position with similar ease — means that profit and loss from commodity interest trading is not dependent upon economic prosperity or stability.

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However, non-correlation will not provide any diversification advantages unless the non-correlated assets are outperforming other portfolio assets, and it is entirely possible that USDHO may not outperform other sectors of an investor’s portfolio, or may produce losses. Additionally, although adding USDHO’s units to an investor’s portfolio may provide diversification, USDHO is not a hedging mechanism vis-à-vis traditional debt and equity portfolio components and you should not assume that USDHO units will appreciate during periods of inflation or stock and bond market declines.

Non-correlated performance should not be confused with negatively correlated performance. Negative correlation occurs when the performance of two asset classes are in opposite direction to each other. Non-correlation means only that USDHO’s performance will likely have little relation to the performance of equity and debt instruments, reflecting the General Partner’s belief that certain factors that affect equity and debt prices may affect USDHO differently and that certain factors that affect equity and debt prices may not affect USDHO at all. USDHO’s net asset value per unit may decline or increase more or less than equity and debt instruments during both rising and falling cash markets. The General Partner does not expect that USDHO’s performance will be negatively correlated to general debt and equity markets.

Prior Performance of the General Partner and Related Public Funds.

The General Partner manages the Related Public Funds. Each of the Related Public Funds is a commodity pool that issues units traded on the NYSE Arca. The chart below shows, as of March 31, 2012, the number of Authorized Purchasers, the total number of baskets created and redeemed since inception and the number of outstanding units for each of the Related Public Funds.

	# of Authorized Purchasers	Baskets Purchased	Baskets Redeemed	Outstanding Units
USOF	20	6,975	6,654	36,300,000
USNG	18	11,193	7,164	48,566,476
UGA	13	89	59	2,900,000
USSO	13	19	10	550,000
US12NG	8	30	11	1,750,000
USBO	9	36	32	650,000
USCI	8	94	26	6,900,000
CPER	5	1	0	100,000
US12OF	11	115	77	3,750,000

The ability of each of the Related Public Funds (other than USDHO) to track its benchmark from inception to March 31, 2012 is presented below.

Since the commencement of the offering of USOF units to the public on April 10, 2006 to March 31, 2012, the simple average daily change in its benchmark oil futures contract was (0.005%)%, while the simple average daily change in the NAV of USOF over the same time period was (0.007)%. The average daily difference was (0.002)% (or (0.2) basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was 0.693%, meaning that over this time period USOF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the commencement of the offering of USNG units to the public on April 18, 2007 to March 31, 2012, the simple average daily change in its benchmark futures contract was (0.212)% while the simple average daily change in the NAV of USNG over the same time period was (0.213)%. The average daily difference was 0.001% (or 0.1 basis point, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was (0.345)%, meaning that over

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this time period USNG’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the commencement of the offering of US12OF units to the public on December 6, 2007 to March 31, 2012, the simple average daily change in the average price of its benchmark futures contracts was 0.010%, while the simple average daily change in the NAV of US12OF over the same time period was 0.018%. The average daily difference was (0.001)%. As a percentage of the daily movement of the average price of the benchmark futures contracts, the average error in daily tracking by the NAV was (0.488)%, meaning that over this time period US12OF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the commencement of the offering of UGA units to the public on February 26, 2008 to March 31, 2012, the simple average daily change in its benchmark futures contract was 0.049%, while the simple average daily change in the NAV of UGA over the same time period was 0.047%. The average daily difference was (0.002)% (or (0.2) basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was (0.589)%, meaning that over this time period UGA’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the commencement of the offering of USSO units to the public on September 24, 2009 to March 31, 2012, the inverse of the simple average daily change in its benchmark futures contract was (0.036)%, while the simple average daily change in the NAV of USSO over the same time period was (0.040)%. The average daily difference was 0.004% (or 0.04 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the inverse of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was (1.354)%, meaning that over this time period USSO’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the commencement of the offering of US12NG units to the public on November 18, 2009 to March 31, 2012, the simple average daily change in the average price of its benchmark futures contracts was (0.166)%, while the simple average daily change in the NAV of US12NG over the same time period was (0.170)%. The average daily difference was (0.003)% (or (0.3) basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the average price of the benchmark futures contracts, the average error in daily tracking by the NAV was (0.353)%, meaning that over this time period US12NG’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the commencement of the offering of USBO units to the public on June 2, 2010 to March 31, 2012, the simple average daily change in its benchmark futures contract was 0.136%, while the simple average daily change in the NAV of USBO over the same time period was 0.132%. The average daily difference was (0.004)% (or (0.4) basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was (0.929)%, meaning that over this time period USBO’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the commencement of the offering of USCI units to the public on August 10, 2010 to March 31, 2012, the simple average daily change in the Commodity Index was 0.060%, while the simple average daily change in the NAV of USCI over the same time period was 0.055%. The average daily difference was (0.005)% (or (0.5) basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Commodity Index, the average error in daily tracking by the NAV (1.554)%, meaning that over this time period USCI’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the commencement of the offering of CPER units to the public on November 15, 2011 to March 31, 2012, the simple average daily charge in the Copper Index was 0.104%, while the simple average daily charge in the NAV of

SAI-11

CPER over the same time period was 0.096%, the average daily difference was (0.006)% (or (0.6) basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Copper Index, the average error is daily tracking by the NAV was (2.937)%.

The table below shows the relationship between the trading prices of the units of each of the Related Public Funds and the daily NAV of such fund, since inception through March 31, 2012. The first row shows the average amount of the variation between the fund’s closing market price and NAV, computed on a daily basis since inception, while the second and third rows depict the maximum daily amount of the end of day premiums and discounts to NAV since inception, on a percentage basis. The General Partner believes that maximum and minimum end of day premiums and discounts typically occur because trading in units continues on the NYSE Arca until 4:00 p.m. New York time while regular trading in the benchmark futures contract on the NYMEX ceases at 2:30 p.m. New York time and the value of the relevant benchmark futures contract, for purposes of determining its end of day NAV can be determined at that time. One known exception to this conclusion were the premiums on trading in USNG units that occurred between July 8, 2009 and September 28, 2009, when USNG suspended the issuance of Creation Baskets as a result of regulatory concerns relating to the size of USNG’s positions in the natural gas futures and cleared swap markets, and there was continued demand for such units and other similar natural gas futures linked investments in the market.

	USOF	USNG	US12OF	UGA	CPER	USSO	US12NG	USBO	USCI
Average Difference	$(0.00)	$0.48	$(0.04)	$0.01	$(0.02)	$0.00	$0.01	$(0.04)	$0.06
Max Premium %	3.88%	2.37%	4.11%	6.29%	4.29%	3.08%	5.92%	2.06%	2.03%
Max Discount %	(4.51)%	(2.42)%	(9.72)%	(4.50)%	(4.32)%	(3.41)%	(6.52)%	(3.13)%	(1.34)%

For more information on the performance of the Related Public Funds, see the Performance Tables below.

SAI-12

Performance of the Related Public Funds

USOF:

COMPOSITE PERFORMANCE DATA FOR USOF

Name of Commodity Pool: United States Oil Fund, LP

Type of Commodity Pool: Exchange traded security

Inception of Trading: April 10, 2006

Aggregate Subscriptions (from inception through March 31, 2012): $33,389,094,435

Total Net Assets as of March 31, 2012: $1,423,273,819

NAV per Unit as of March 31, 2012: $39.20

Worst Monthly Percentage Draw-down: Oct 2008 (31.57)%

Worst Peak-to-Valley Draw-down: Jun 08 — Feb 09 (75.84)%

Number of Unitholders (as of December 31, 2011): 158,586

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2006	2007	2008	2009	2010	2011	2012
January	—	(6.55)%	(4.00)%	(14.60)%	(8.78)%	(0.62)%	(0.60)%
February	—	5.63%	11.03%	(6.55)%	8.62%	1.21%	8.25%
March	—	4.61%	0.63%	7.23%	4.61%	8.78%	(4.27)%
April	3.47%**	(4.26)%	12.38%	(2.38)%	2.04%	6.12%
May	(2.91)%	(4.91)%	12.80%	26.69%	(17.96)%	(10.43)%
June	3.16%	9.06%	9.90%	4.16%	0.47%	(7.65)%
July	(0.50)%	10.57%	(11.72)%	(2.30)%	3.57%	(0.24)%
August	(6.97)%	(4.95)%	(6.75)%	(1.98)%	(9.47)%	(7.66)%
September	(11.72)%	12.11%	(12.97)%	0.25%	8.97%	(11.08)%
October	(8.45)%	16.98%	(31.57)%	8.43%	0.89%	17.32%
November	4.73%	(4.82)%	(20.65)%	(0.51)%	2.53%	7.76%
December	(5.21)%	8.67%	(22.16)%	(0.03)%	8.01%	(1.78)%
Annual Rate of Return	(23.03)%	46.17%	(54.75)%	14.14%	(0.49)%	(2.31)%	2.99	%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from April 10, 2006
***	Through March 31, 2012

For a definition of Draw-down, please see text below “Composite Performance Data for USDHO.”

SAI-13

USNG:

COMPOSITE PERFORMANCE DATA FOR USNG

Name of Commodity Pool: United States Natural Gas Fund, LP

Type of Commodity Pool: Exchange traded security

Inception of Trading: April 18, 2007

Aggregate Subscriptions (from inception through March 31, 2012): $14,248,635,601

Total Net Assets as of March 31, 2012: $777,630,034

NAV per Unit as of March 31, 2012: $16.01

Worst Monthly Percentage Draw-down: Jul 2008 (32.13)%

Worst Peak-to-Valley Draw-down: Jun 08 — March 12 (96.81)%

Number of Unitholders (as of December 31, 2011): 237,227

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2007	2008	2009	2010	2011	2012
January	—	8.87%	(21.49)%	(7.65)%	(0.17)%	(17.62)%
February	—	15.87%	(5.47)%	(6.02)%	(10.02)%	(2.49)%
March	—	6.90%	(11.81)%	(21.05)%	6.68%	(22.99)%
April	4.30%**	6.42%	(13.92)%	(.87)%	5.39%
May	(0.84)%	6.53%	10.37%	8.19%	(2.23)%
June	(15.9)%	13.29%	(4.63)%	5.14%	(7.00)%
July	(9.68)%	(32.13)%	(8.70)%	6.43%	(4.90)%
August	(13.37)%	(13.92)%	(27.14)%	(22.95)%	(2.58)%
September	12.28%	(9.67)%	26.03%	(3.13)%	(11.85)%
October	12.09%	(12.34)%	(13.31)%	(5.83)%	.33%
November	(16.16)%	(6.31)%	(11.86)%	(1.37)%	(13.40)%
December	.75%	(14.32)%	13.91%	4.53%	(17.26)%
Annual Rate of Return	(27.64)%	(35.68)%	(56.73)%	(40.42)%	(46.08)%	(38.14	)%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from April 18, 2007
***	Through March 31, 2012

For a definition of Draw-down, please see text below “Composite Performance Data for USDHO.”

SAI-14

US12OF:

COMPOSITE PERFORMANCE DATA FOR US12OF

Name of Commodity Pool: United States 12 Month Oil Fund, LP

Type of Commodity Pool: Exchange traded security

Inception of Trading: December 6, 2007

Aggregate Subscriptions (from inception through March 31, 2012): $390,436,623

Total Net Assets as of March 31, 2012: $171,781,690

NAV per Unit as of March 31, 2012: $45.81

Worst Monthly Percentage Draw-down: Oct 2008 (29.59)%

Worst Peak-to-Valley Draw-down: June 08 — Feb 09 (66.97)%

Number of Unitholders (as of December 31, 2011): 14,016

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2007		2008	2009	2010	2011	2012
January	—		(2.03)%	(7.11)%	(8.40)%	3.38%	0.92%
February	—		10.48%	(4.34)%	6.73%	1.89%	7.71%
March	—		(0.66)%	9.22%	4.16%	7.30%	(3.03)%
April	—		11.87%	(1.06)%	6.37%	5.94%
May	—		15.47%	20.40%	(15.00)%	(8.91)%
June	—		11.59%	4.51%	(1.00)%	(6.43)%
July	—		(11.39)%	1.22%	4.16%	(0.43)%
August	—		(6.35)%	(2.85)%	(5.92)%	(8.42)%
September	—		(13.12)%	(0.92)%	7.02%	(11.50)%
October	—		(29.59)%	8.48%	(0.05)%	15.03%
November	—		(16.17)%	2.31%	1.86%	7.72%
December	8.46	%**	(12.66)%	(1.10)%	9.10%	(0.75)%
Annual Rate of Return	8.46%		(42.39)%	29.23%	6.29%	1.28%	5.41	%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from December 6, 2007
***	Through March 31, 2012

For a definition of Draw-down, please see text below “Composite Performance Data for USDHO.”

SAI-15

UGA:

COMPOSITE PERFORMANCE DATA FOR UGA

Name of Commodity Pool: United States Gasoline Fund, LP

Type of Commodity Pool: Exchange traded security

Inception of Trading: February 26, 2008

Aggregate Subscriptions (from inception through March 31, 2012): $338,235,954

Total Net Assets as of March 31, 2012: $164,993,953

NAV per Unit as of March 31, 2012: $56.89

Worst Monthly Percentage Draw-down: Oct 2008 (38.48%)

Worst Peak-to-Valley Draw-down: June 08 — Dec 08 (69.02%)

Number of Unitholders (as of December 31, 2011): 26,024

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2008		2009	2010	2011	2012
January	—		16.23%	(7.47)%	2.19%	8.37%
February	(0.56	)%**	0.26%	7.33%	9.52%	6.83%
March	(2.39)%		2.59%	5.42%	7.16%	1.59%
April	10.94%		2.07%	3.15%	10.45%
May	15.60%		30.41%	(15.54)%	(9.21)%
June	4.80%		1.65%	1.93%	(0.99)%
July	(12.79)%		6.24%	2.95%	4.67%
August	(3.88)%		(3.71)%	(10.42)%	(1.53)%
September	(9.36)%		(3.38)%	9.45%	(11.02)%
October	(38.48)%		10.96%	2.19%	3.90%
November	(21.35)%		1.00%	8.19%	(2.05)%
December	(15.72)%		0.55%	11.33%	3.49%
Annual Rate of Return	(59.58)%		80.16%	15.52%	15.00%	17.61	%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from February 26, 2008
***	Through March 31, 2012

For a definition of Draw-down, please see text below “Composite Performance Data for USDHO.”

SAI-16

USSO:

COMPOSITE PERFORMANCE DATA FOR USSO

USSO Performance:

Name of Commodity Pool: United States Short Oil Fund, LP

Type of Commodity Pool: Exchange traded security

Inception of Trading: September 24, 2009

Aggregate Subscriptions (from inception through March 31, 2012): $64,694,346

Total Net Assets as of March 31, 2012: $19,006,598

NAV per Unit as of March 31, 2012: $34.56

Worst Monthly Percentage Draw-down: Oct 2011 (16.00)%

Worst Peak-to-Valley Draw-down: Aug 10 — Feb 12 (33.97)%

Number of Unitholders (as of December 31, 2011): 3,288

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2009		2010	2011	2012
January			9.05%	(0.64)%	0.11%
February			(8.94)%	(1.94))	(8.09)%
March			(4.92)%	(8.89)	3.88%
April			(2.50)%	(6.27)
May			20.18%	9.28%
June			(1.42)%	7.21%
July			(4.17)%	(0.30)%
August			9.61%	6.24%
September	(2.90	)%**	(8.75)%	10.71%
October	(8.65)%		(1.59)%	(16.00)%
November	(0.25)%		(3.18)%	(7.78)%
December	(0.57)%		(7.74)%	1.03%
Annual Rate of Return	(12.02)%		(8.12)%	(10.54)%	(4.42	)%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from September 24, 2009.
***	Through March 31, 2012.

For a definition of draw-down, please see text below “Composite Performance Data for USDHO.”

SAI-17

US12NG:

COMPOSITE PERFORMANCE DATA FOR US12NG

Name of Commodity Pool: United States 12 Month Natural Gas Fund, LP

Type of Commodity Pool: Exchange traded security

Inception of Trading: November 18, 2009

Aggregate Subscriptions (from inception through March 31, 2012): $97,441,469

Total Net Assets as of March 31, 2012: $28,649,446

NAV per Unit as of March 31, 2012: $16.37

Worst Monthly Percentage Draw-down: Mar 2010 (15.47)%

Worst Peak-to-Valley Draw-down: Dec 09 — March 12 (69.56)%

Number of Unitholders (as of December 31, 2011): 3,978

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2009		2010	2011	2012
January			(5.93)%	(0.68)%	(12.16)%
February			(5.18)%	(6.49)%	(0.32)%
March			(15.47)%	5.32%	(11.85)%
April			0.07%	3.53%
May			3.11%	(2.23)%
June			1.27%	(6.11)%
July			(0.05)%	(5.28)%
August			(13.53)%	(1.43)%
September			(6.23)%	(8.12)%
October			(1.78)%	(1.72)%
November	(0.02	)%**	(0.92)%	(10.27)%
December	7.56%		4.88%	(13.92)%
Annual Rate of Return	7.54%		(34.83)%	(39.47)%	(22.82	)%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from November 18, 2009.
***	Through March 31, 2012.

For a definition of draw-down, please see text below “Composite Performance Data for USDHO.”

SAI-18

USBO:

COMPOSITE PERFORMANCE DATA FOR USBO

Name of Commodity Pool: United States Brent Oil Fund, LP

Type of Commodity Pool: Exchange traded security

Inception of Trading: June 2, 2010

Aggregate Subscriptions (from inception through March 31, 2012): $257,384,677

Total Net Assets as of March 31, 2012: $56,098,232

NAV per Unit as of March 31, 2012: $86.30

Worst Monthly Percentage Draw-down: Sept 2011 (9.85)%

Worst Peak-to-Valley Draw-down: April 11 — Sept 11 (17.27)%

Number of Unitholders (as of December 31, 2011): 7,959

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2010	2011	2012
January	—	6.61%	3.64%
February	—	10.42%	10.78%
March	—	4.92%	0.84%
April	—	7.44%
May	—	(7.17)%
June	1.94%**	(3.40)%
July	3.83%	3.94%
August	(4.84)%	(1.55)%
September	9.79%	(9.85)%
October	0.61%	8.51%
November	3.00%	1.90%
December	10.09%	(2.65)%
Annual Rate of Return	26.16%	18.17%	15.78	%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from June 2, 2010.
***	Through March 31, 2012.

For a definition of draw-down, please see text below “Composite Performance Data for USDHO.”

SAI-19

USCI:

COMPOSITE PERFORMANCE DATA FOR USCI

Name of Commodity Pool: United States Commodity Index Fund

Type of Commodity Pool: Exchange traded security

Inception of Trading: August 10, 2010

Aggregate Subscriptions (from inception through March 31, 2012): $617,765,552

Total Net Assets as of March 31, 2012: $422,986,585

NAV per Unit as of March 31, 2012: $61.30

Worst Monthly Percentage Draw-down: Sept 2011 (11.69)%

Worst Peak-to-Valley Draw-down: April 11 — Sept 11 (18.43)%

Number of Unitholders (as of December 31, 2011): 33,783

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2010		2011	2012
January	—		4.01%	4.45%
February	—		5.27%	4.01%
March	—		(0.14)%	(3.49)%
April	—		1.89%
May	—		(5.77)%
June	—		(5.03)%
July	—		3.52%
August	(0.02	)%**	(0.33)%
September	8.36%		(11.69)%
October	6.31%		5.08%
November	0.76%		(1.16)%
December	10.93%		(3.72)%
Annual Rate of Return	28.72%		(9.17)%	4.84	%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from August 10, 2010.
***	Through March 31, 2012.

For a definition of draw-down, please see text below “Composite Performance Data for USDHO.”

SAI-20

CPER:

COMPOSITE PERFORMANCE DATA FOR CPER

Name of Commodity Pool: United States Copper Index Fund

Type of Commodity Pool: Exchange traded security

Inception of Trading: November 15, 2011

Aggregate Subscriptions (from inception through March 31, 2012): $2,500,000

Total Net Assets as of March 31, 2012: $2,708,051

NAV per Unit as of March 31, 2012: $27.08

Worst Monthly Percentage Draw-down: Dec 2011 (3.85)%

Worst Peak-to-Valley Draw-down: Nov 11 – Dec 11 (3.85)%

Number of Unitholders (as of December 31, 2011): 66

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2011	2012
January		10.13%
February		2.00%
March		(1.49)%
April
May
June
July
August
September
October
November	1.80%**
December	(3.85)%
Annual Rate of Return	(2.12)%	10.67	%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from November 15, 2011.
***	Through March 31, 2012.

For a definition of draw-down, please see the text below “Composite Performance Data for USDHO.”

SAI-21

PART II

Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except as indicated) of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the units pursuant to the prospectus contained in this registration statement.

Amount
Amount SEC registration fee (actual)	$142,234
AMEX Listing Fee	$5,000
FINRA filing fees	$151,000
Blue Sky expenses	N/A
Auditor’s fees and expenses (estimate)	$2,500
Legal fees and expenses (estimate)	$127,303
Printing expenses (estimate)	$31,751
Miscellaneous expenses	N/A

Total	$459,788

Item 14. Indemnification of Directors and Officers

Neither the General Partner nor any employee or other agent of United States Diesel-Heating Oil Fund, LP (“USDHO”) nor any officer, director, stockholder, partner, employee or agent of the General Partner (a “Protected Person”) shall be liable to any partner or USDHO for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, employee, broker or other agent of USDHO or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, employee, broker or agent of the partner or officer, employee, partner or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s actions was in the best interests of USDHO and except that no Protected person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office. A General Partner and its officers, directors, employees or partners may consult with counsel and accountants (except for USDHO’s independent auditors) in respect of USDHO affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants (except for the Partnership’s independent auditors), provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, this provision hereof shall not be construed so as to relieve (or attempt to relieve) a General Partner (or any employee or other agent thereof or any partner, employee or agent of such General Partner) of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate these provisions hereof to the fullest extent permitted by law.

USDHO shall, to the fullest extent permitted by law, but only out of USDHO assets, indemnify and hold harmless the General Partner and each officer, director, employee and agent thereof (including persons who serve at USDHO’s request as directors, officers or trustees of another organization in which USDHO has an interest as a unitholder, creditor or otherwise) and their respective legal representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or officer thereof or by reason of its being or having been such a General Partner or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of the Fund, and except that no Covered Person shall be indemnified against any liability to USDHO or Limited Partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by USDHO in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to USDHO if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

As to any matter disposed of by a compromise payment by any such Covered Person, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of USDHO, after notice that it involved such indemnification by any disinterested person or persons to whom the questions may be referred by the General Partner, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of USDHO and that such indemnification would not protect such persons against any liability to USDHO or its Limited Partners to which such person would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. Approval by any disinterested person or persons shall not prevent the recovery from persons as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of USDHO or to have been liable to USDHO or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. An “interested Covered Person” is one against whom the action, suit or other proceeding on the same or similar grounds is then or has been pending and a “disinterested person” is a person against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending.

Nothing contained herein shall affect any rights to indemnification to which personnel of a General Partner, other than directors and officers, and other persons may be entitled by contract or otherwise under law, nor the power of USDHO to purchase and maintain liability insurance on behalf of any such person.

Item 15. Recent Sales of Unregistered Securities

On April 12, 2007, the General Partner made a $20 capital contribution to USDHO. Additionally, Wainwright Holdings, Inc. (“Wainwright”) contributed $980 to USDHO for its limited partnership interest. The General Partner is 100% owned by Wainwright which is controlled by the President of the General Partner.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
3.1 (1)	Certificate of Limited Partnership of the Registrant.
3.2 (2)	Amended and Restated Agreement of Limited Partnership.
3.2 (10)	Second Amended and Restated Agreement of Limited Partnership.
3.4 (3)	Fifth Amended and Restated Limited Liability Company Agreement of the General Partner.
5.1 (10)	Opinion of Reed Smith LLP relating to the legality of the units.

Exhibit No.	Description
8.1 (8)	Opinion of Reed Smith LLP with respect to federal tax consequences.
10.1 (5)	Form of Initial Authorized Purchaser Agreement.
10.2 (4)	Marketing Agent Agreement.
10.3 (6)	License Agreement.
10.4 (2)	Custodian Agreement.
10.5 (7)	Amendment Agreement to the Custodian Agreement.
10.6 (2)	Administrative Agency Agreement.
10.7 (7)	Amendment Agreement to the Administrative Agency Agreement.
23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)
23.2(a) (8)	Consent of Spicer Jeffries LLP
23.2(b) (8)	Consent of Spicer Jeffries LLP
14.1 (9)	Code of Business Conduct and Ethics.
99.1 (2)	Customer Agreement for Futures Contracts.

(1)	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-142211) filed on April 19, 2007.

(2)	Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2009, filed on November 16, 2009.

(3)	Incorporated by reference to Registration Statement on Form S-3 (File No. 333-176873) filed by United States 12 Month Oil Fund, LP on September 16, 2011.

(4)	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-162718) filed on October 28, 2009.

(5)	Incorporated by reference to Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-142211) filed on February 15, 2008.

(6)	Incorporated by reference to United States Natural Gas Fund, LP’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2007, filed on June 1, 2007.

(7)	Incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 31, 2009.

(8)	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-162718 filed on April 2, 2012).

(9)	Incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 21, 2011, filed on March 28, 2012.

(10)	To be filed by subsequent post-effective amendment to the registration statement.

(b)	Financial Statement Schedules

The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes:

(1) To send to each limited partner at least on an annual basis a detailed statement of any transactions with the General Partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the General Partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(2) To provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Moraga, state of California, on June 5, 2012.

UNITED STATES HEATING OIL FUND, LP

By:	United States Commodity Funds LLC as General Partner

By:	/s/ Nicholas D. Gerber
Nicholas D. Gerber
Chief Executive Officer of

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The document may be executed by signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Position	Date
/s/ Nicholas D. Gerber. Nicholas D. Gerber	Management Director and Chief Executive Officer	June 5, 2012
/s/ Howard Mah. Howard Mah	Management Director Chief Financial Officer and Secretary	June 5, 2012
* Andrew Ngim	Management Director and Treasurer	June 5, 2012
* Peter M. Robinson	Independent Director	June 5, 2012
* Gordon L. Ellis	Independent Director	June 5, 2012
* Malcolm R. Fobes III	Independent Director	June 5, 2012

*	Signed by Howard Mah on behalf of those identified pursuant to a power of attorney signed by each and filed with the registration statement on Form S-1 filed October 28, 2009.